As filed with the Securities and Exchange Commission.

                                                      '33 Act File No. 333-91890
                                                      '40 Act File No. 811-21139


================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM N-4

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                   ACT OF 1933


                        PRE-EFFECTIVE AMENDMENT NO. 1                        [X]


                                       and

                        REGISTRATION STATEMENT UNDER THE
                         INVESTMENT COMPANY ACT OF 1940


                               AMENDMENT NO. 1                               [X]


                         NATIONWIDE VARIABLE ACCOUNT-13
                           (Exact Name of Registrant)

                        NATIONWIDE LIFE INSURANCE COMPANY
                               (Name of Depositor)

                   ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111

    PATRICIA R. HATLER, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
                     (Name and Address of Agent for Service)




Approximate date of proposed public offering: Upon the effective date of this Registration Statement. November 8, 2002 requested.


The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================



                                                   NATIONWIDE VARIABLE ACCOUNT-13
                                              REFERENCE TO ITEMS REQUIRED BY FORM N-4
N-4 ITEM                                                                                                                   CAPTION
PART A     INFORMATION REQUIRED IN A PROSPECTUS
Item 1.    Cover Page...................................................................................................Cover Page
Item 2.    Definitions...................................................................................Glossary of Special Terms
Item 3.    Synopsis or Highlights........................................................................Synopsis of the Contracts

Item 4.    Condensed Financial Information.....................................................................................N/A

Item 5.    General Description of Registrant, Depositor, and Portfolio
                Companies ............................................Nationwide Life Insurance Company; Investing in the Contract
Item 6.    Deductions and Expenses.................................................................Standard Charges and Deductions
Item 7.    General Description of Variable
           Annuity Contracts.........................................................Contract Ownership; Operation of the Contract
Item 8.    Annuity Period.................................................................................Annuitizing the Contract
Item 9.    Death Benefit and Distributions..........................................................................Death Benefits
Item 10.   Purchases and Contract Value..................................................................Operation of the Contract
Item 11.   Redemptions......................................................................................Surrender (Redemption)
Item 12.   Taxes  ......................................................................................Federal Tax Considerations
Item 13.   Legal Proceedings.....................................................................................Legal Proceedings
Item 14.   Table of Contents of the Statement of Additional
                Information...........................................Table of Contents of the Statement of Additional Information

PART B     INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION
Item 15.   Cover Page...................................................................................................Cover Page
Item 16.   Table of Contents.....................................................................................Table of Contents
Item 17.   General Information and History.........................................................General Information and History
Item 18.   Services.......................................................................................................Services
Item 19.   Purchase of Securities Being Offered...............................................Purchase of Securities Being Offered
Item 20.   Underwriters...............................................................................................Underwriters
Item 21.   Calculation of Performance Information......................................................Calculations of Performance
Item 22.   Annuity Payments.......................................................................................Annuity Payments
Item 23.   Financial Statements...............................................................................Financial Statements

PART C     OTHER INFORMATION
Item 24.   Financial Statements and Exhibits...............................................................................Item 24
Item 25.   Directors and Officers of the Depositor.........................................................................Item 25
Item 26.   Persons Controlled by or Under Common Control with
                the Depositor or Registrant................................................................................Item 26
Item 27.   Number of Contract Owners.......................................................................................Item 27
Item 28.   Indemnification.................................................................................................Item 28
Item 29.   Principal Underwriter...........................................................................................Item 29
Item 30.   Location of Accounts and Records................................................................................Item 30
Item 31.   Management Services.............................................................................................Item 31
Item 32.   Undertakings....................................................................................................Item 32

                        NATIONWIDE LIFE INSURANCE COMPANY

          Flexible Purchase Payment Deferred Variable Annuity Contracts

 Issued by Nationwide Life Insurance Company through its Nationwide Variable
                                   Account-13

                The date of this prospectus is November 8, 2002.



--------------------------------------------------------------------------------

Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs. There are costs and charges associated with these benefits and advantages - costs and charges that are different, or do not exist at all, within other investment products. With help from financial consultants and advisers, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products, especially other variable annuity and variable life insurance products offered by Nationwide and its affiliates. Nationwide offers a wide array of such products, many with different charges, benefit features and underlying investment options. This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with your investment objectives, risk tolerance, investment time horizon, marital status, tax situation and other personal characteristics and needs.

THIS PROSPECTUS CONTAINS BASIC INFORMATION YOU SHOULD UNDERSTAND ABOUT THE CONTRACTS BEFORE INVESTING - THE ANNUITY CONTRACT IS THE LEGALLY BINDING INSTRUMENT GOVERNING THE RELATIONSHIP BETWEEN YOU AND NATIONWIDE SHOULD YOU CHOOSE TO INVEST. PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE.

Not all benefits, programs, features and investment options described in this prospectus are available or approved for use in every state.
--------------------------------------------------------------------------------

The following is a list of the underlying mutual funds available under the contract. The particular underlying mutual funds available under the contract may change from time to time. Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment. New underlying mutual funds or new share classes of currently available underlying mutual funds may be added. Contract owners will receive notice of any such changes that affect their contract. Additionally, not all of the underlying mutual funds listed below are available in every state.


AIM VARIABLE INSURANCE FUNDS, INC.
o    AIM V.I. Basic Value Fund: Series I Shares
o    AIM V.I. Capital Appreciation Fund: Series I Shares
o    AIM V.I. Capital Development Fund: Series I Shares

ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.
o    AllianceBernstein International Value Portfolio: Class A
o    AllianceBernstein Real Estate Investment Portfolio: Class A
o    AllianceBernstein Small Cap Value Portfolio: Class A
o    Growth & Income Portfolio: Class A

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., A MEMBER OF THE AMERICAN CENTURYSM FAMILY OF INVESTMENTS
o    American Century VP Income & Growth Fund: Class I
o    American Century VP International Fund: Class I
o    American Century VP Ultra Fund: Class I
o    American Century VP Value Fund: Class I

DREYFUS

o    Dreyfus Investment Portfolios - Emerging Markets Portfolio: Initial Shares
o    Dreyfus Investment Portfolios - Small Cap Stock Index Portfolio: Service
     Shares
o    Dreyfus Stock Index Fund, Inc.: Initial Shares
o    Dreyfus Variable Investment Fund - Appreciation Portfolio: Initial Shares
o    Dreyfus Variable Investment Fund - Small Cap Portfolio: Initial Shares

FEDERATED INSURANCE SERIES
o    Federated Quality Bond Fund II: Primary Shares

FIDELITY VARIABLE INSURANCE PRODUCTS FUND
o    VIP Equity-Income Portfolio: Service Class
o    VIP Growth Portfolio: Service Class
o    VIP Money Market Portfolio: Service Class 2
o    VIP Overseas Portfolio: Service Class

FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
o    VIP II Contrafund(R) Portfolio: Service Class
o    VIP II Investment Grade Bond Portfolio: Service Class

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
o    Franklin Small Cap Value Securities Fund: Class II
o    Franklin U.S. Government Fund: Class II
o    Templeton Developing Markets Securities Fund: Class II
o    Templeton Foreign Securities Fund: Class II
o    Templeton Growth Securities Fund: Class II

INVESCO VARIABLE INVESTMENT FUNDS, INC.
o    Invesco VIF Dynamics Fund
o    Invesco VIF Small Company Growth Fund

JANUS ASPEN SERIES
o    Balanced Portfolio: Service Shares
o    Capital Appreciation Portfolio: Service Shares
o    Core Equity Portfolio: Service Shares
o    International Growth Portfolio: Service Shares

LORD ABBETT SERIES FUND, INC.
o    Growth and Income Portfolio: Class VC
o    Mid-Cap Value Portfolio: Class VC

MFS(R) VARIABLE INSURANCE TRUST
o    MFS Investors Growth Stock Series: Service Class
o    MFS Value Series: Service Class

NEUBERGER BERMAN ADVISORS MANAGEMENT TRUST
o    AMT Fasciano Portfolio: Class S
o    AMT Limited Maturity Bond Portfolio: Class I
o    AMT Mid Cap Growth Portfolio: Class I

OPPENHEIMER VARIABLE ACCOUNT FUNDS
o    Oppenheimer Capital Appreciation Fund/VA: Initial Class
o    Oppenheimer Global Securities Fund/VA: Initial Class
o    Oppenheimer High Income Fund/VA: Initial Class
o    Oppenheimer Main Street Growth & Income Fund/VA: Initial Class
o    Oppenheimer Main Street Small Cap Fund/VA: Initial Class

PIMCO VARIABLE INSURANCE TRUST
o    VIT High Yield Portfolio: Administrative Class
o    VIT Low Duration Portfolio: Administrative Class
o    VIT Total Return Portfolio: Administrative Class

VAN KAMPEN
THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
o    Emerging Markets Debt Portfolio: Class I
o    U.S. Real Estate Portfolio: Class I

VAN KAMPEN LIFE INVESTMENT TRUST
o    Growth and Income Portfolio: Class I


Purchase payments not invested in the underlying mutual fund options of the Nationwide Variable Account-13 ("variable account") may be allocated to the Guaranteed Term Options (Guaranteed Term Options may not be available in every jurisdiction - refer to your contract for specific benefit information).

--------------------------------------------------------------------------------

The Statement of Additional Information (dated November 8, 2002) which contains additional information about the contracts and the variable account, has been filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference. The table of contents for the Statement of Additional Information is on page 39.

--------------------------------------------------------------------------------

For general information or to obtain FREE copies of the:

o    Statement of Additional Information;
o prospectus, annual report or semi-annual report for any underlying mutual fund;
o    prospectus for the Guaranteed Term Options;
o    required Nationwide forms; or
o    Nationwide's privacy statement,


call:         1-800-478-9727

        TDD   1-800-238-3035

or write:
       NATIONWIDE LIFE INSURANCE COMPANY

       C/O PFPC
         P.O. BOX 61212
       KING OF PRUSSIA, PA 19406


The Statement of Additional Information and other material incorporated by reference can be found on the SEC website at:

                                   WWW.SEC.GOV

Information about this and other Best of America products can be found at:

                              WWW.BESTOFAMERICA.COM

THIS ANNUITY:

o    IS NOT A BANK DEPOSIT
o    IS NOT FDIC INSURED
o    IS NOT INSURED OR ENDORSED BY A BANK OR ANY FEDERAL GOVERNMENT AGENCY
o    IS NOT AVAILABLE IN EVERY STATE
o    MAY GO DOWN IN VALUE

Investors assume certain risks when investing in the contracts, including the possibility of losing money.

These contracts are offered to customers of various financial institutions and brokerage firms. No financial institution or brokerage firm is responsible for the guarantees under the contracts. Guarantees under the contracts are the sole responsibility of Nationwide.


In the future, additional underlying mutual funds managed by certain financial institutions, brokerage firms or their affiliates may be added to the variable account. These additional underlying mutual funds may be offered exclusively to purchasing customers of the particular financial institution or brokerage firm, or through other exclusive distribution arrangements.

If Nationwide discovers that the risk it intended to assume in issuing the contract has been altered by any of the following, then Nationwide reserves the right to take any action it deems necessary to mitigate or eliminate the altered risk including, but not limited to, rescinding the contract and returning the contract value (less any market value adjustment):

o Information provided by the contract owner(s) is materially false, misleading, incomplete or otherwise deficient;

o The contract is being used with other contracts issued by Nationwide to cover a single life (the cumulative total of all purchase payments under the contract on the life of any one annuitant cannot exceed $1,000,000 without Nationwide's prior consent);

o When a series of Nationwide contracts with different annuitants have the same unitary control or ownership;

o    The contract is being used by an institutional investor.

Failure by Nationwide to detect, mitigate or eliminate such altered risk(s) does not act as a waiver of Nationwide's rights and does not stop Nationwide from asserting its rights at any future date.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GLOSSARY OF SPECIAL TERMS

ACCUMULATION UNIT- An accounting unit of measure used to calculate the contract value allocated to the variable account before the annuitization date.

ANNUITIZATION DATE- The date on which annuity payments begin.

ANNUITY COMMENCEMENT DATE- The date on which annuity payments are scheduled to begin. This date may be changed by the contract owner with Nationwide's consent.

ANNUITY UNIT- An accounting unit of measure used to calculate the variable annuity payments.

CHARITABLE REMAINDER TRUST- A trust meeting the requirements of Section 664 of the Internal Revenue Code.

CONTRACT VALUE- The total value of all accumulation units in a contract plus any amount held under Guaranteed Term Options.

CONTRACT YEAR- Each year the contract is in force beginning with the date the contract is issued.

ERISA- The Employee Retirement Income Security Act of 1974, as amended.

GENERAL ACCOUNT- All assets of Nationwide other than those of the variable account or in other separate accounts that have been or may be established by Nationwide.

INDIVIDUAL RETIREMENT ACCOUNT- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

INDIVIDUAL RETIREMENT ANNUITY- An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.

INVESTMENT-ONLY CONTRACT- A contract purchased by a Qualified Pension, Profit-Sharing, or Stock Bonus Plan as defined by Section 401(a) of the Internal Revenue Code.

NATIONWIDE- Nationwide Life Insurance Company.

NON-QUALIFIED CONTRACT- A contract which does not qualify for favorable tax treatment as a Qualified Plan, Individual Retirement Annuity, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.

QUALIFIED PLAN- A retirement plan that receives favorable tax treatment under
Section 401 of the Internal Revenue Code, including Investment-only Contracts. In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-only Contracts unless specifically stated otherwise.

ROTH IRA- An annuity contract which qualifies for favorable tax treatment under
Section 408A of the Internal Revenue Code.

SEP IRA- An annuity contract which qualifies for favorable tax treatment under
Section 408(k) of the Internal Revenue Code.

SIMPLE IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

SUB-ACCOUNTS- Divisions of the variable account to which underlying mutual fund shares are allocated and for which accumulation units and annuity units are separately maintained - each sub-account corresponds to a single underlying mutual fund.


TAX SHELTERED ANNUITY- An annuity that qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code. All Tax Sheltered Annuities referred to in this prospectus are not subject to ERISA.


VALUATION PERIOD- Each day the New York Stock Exchange is open for business.

VARIABLE ACCOUNT- Nationwide Variable Account-13, a separate account of Nationwide that contains variable account allocations. The variable account is divided into sub-accounts, each of which invests in shares of a separate underlying mutual fund.

TABLE OF CONTENTS

GLOSSARY OF SPECIAL TERMS...................................

SUMMARY OF STANDARD CONTRACT EXPENSES.......................

ADDITIONAL CONTRACT OPTION..................................

UNDERLYING MUTUAL FUND ANNUAL EXPENSES......................

EXAMPLE.....................................................

SYNOPSIS OF THE CONTRACTS...................................

FINANCIAL STATEMENTS........................................

NATIONWIDE LIFE INSURANCE COMPANY...........................

NATIONWIDE INVESTMENT SERVICES CORPORATION..................

TYPES OF CONTRACTS..........................................
     Charitable Remainder Trusts
     Individual Retirement Annuities ("IRAs")
     Investment-Only Contracts (Qualified Plans)
     Non-Qualified Contracts
     Roth IRAs
     SEP IRAs
     Simple IRAs
     Tax Sheltered Annuities

INVESTING IN THE CONTRACT...................................
     The Variable Account and Underlying Mutual Funds
     Guaranteed Term Options

STANDARD CHARGES AND DEDUCTIONS.............................
     Mortality and Expense Risk Charge
     Premium Taxes
     Short-Term Trading Fees


OPTIONAL CONTRACT BENEFITS
     Death Benefit Option

CONTRACT OWNERSHIP..........................................
     Joint Ownership
     Contingent Ownership
     Annuitant
     Contingent Annuitant
     Beneficiary and Contingent Beneficiary

OPERATION OF THE CONTRACT...................................
     Minimum Initial and Subsequent Purchase Payments
     Pricing
     Allocation of Purchase Payments
     Determining the Contract Value
     Transfers Prior to Annuitization
     Transfers After Annuitization
     Transfer Requests


RIGHT TO EXAMINE............................................

SURRENDER (REDEMPTION)......................................
     Partial Surrenders (Partial Redemptions)
     Full Surrenders (Full Redemptions)
     Surrenders Under a Texas Optional Retirement Program
         or a Louisiana Optional Retirement Plan
     Surrenders Under a Tax Sheltered Annuity

ASSIGNMENT..................................................

CONTRACT OWNER SERVICES.....................................
     Asset Rebalancing
     Dollar Cost Averaging
     Systematic Withdrawals

ANNUITY COMMENCEMENT DATE...................................

ANNUITIZING THE CONTRACT....................................
     Annuitization Date
     Annuitization
     Fixed Payment Annuity
     Variable Payment Annuity
     Frequency and Amount of Annuity Payments
     Annuity Payment Options

DEATH BENEFITS..............................................
     Death of Contract Owner - Non-Qualified Contracts
     Death of Annuitant - Non-Qualified Contracts
     Death of Contract Owner/Annuitant
     Death Benefit Payment

REQUIRED DISTRIBUTIONS......................................
     Required Distributions - General Information
     Required Distributions for Non-Qualified Contracts

     Required Distributions for Tax Sheltered Annuities,
         Individual Retirement Annuities, SEP IRAs, Simple
         IRAs, and Roth IRAs


FEDERAL TAX CONSIDERATIONS..................................
     Federal Income Taxes
     Withholding
     Non-Resident Aliens
     Federal Estate, Gift, and Generation Skipping Transfer
         Taxes
     Charge for Tax
     Diversification
     Tax Changes

STATEMENTS AND REPORTS......................................

LEGAL PROCEEDINGS...........................................

ADVERTISING ................................................

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION....

APPENDIX A: OBJECTIVES FOR UNDERLYING MUTUAL FUNDS..........

SUMMARY OF STANDARD CONTRACT EXPENSES

The expenses listed below are charged to all contracts unless:

o    the contract owner meets an available exception under the contract; or
o a contract owner has replaced a standard benefit with an available option for an additional charge.

VARIABLE ACCOUNT CHARGES1
(annualized rate of variable account charges as a percentage of daily net assets)

Mortality and Expense Risk Charge......................0.35%
     Total Variable Account Charges....................0.35%2

1 These charges apply only to sub-account allocations. They do not apply to allocations made to the Guaranteed Term Options. They are charged on a daily basis at the annual rate noted above.

2 Charges shown include the standard contractual death benefit (see "Death Benefit Payment").

ADDITIONAL CONTRACT OPTION


For an additional charge, the following option is available to contract owners at the time of application. Once the additional contract option has been elected, it cannot be revoked.

If the contract owner chooses the optional death benefit, a corresponding charge will be deducted. The charge for the optional benefit is IN ADDITION TO the standard variable account charges. It is charged on a daily basis at the annual rate noted below. The optional benefit charge will only apply to allocations made to the variable account and is charged as a percentage of the average variable account value.


DEATH BENEFIT OPTION

Applicants may choose the following death benefit as a replacement for the standard death benefit (this option may not be available in every state):




     One-Year Enhanced Death
     Benefit Option (the optional death benefit is only available for contracts where the annuitant or contingent annuitant is age
     80 or younger at the time of application).........0.20%

       Mortality and Expense Risk Charge...............0.35%

       Total Variable Account Charges
           (including the optional
           death benefit)..............................0.55%


                                               UNDERLYING MUTUAL FUND ANNUAL EXPENSES

                  (as a percentage of underlying mutual fund net assets, after expense reimbursements and waivers)


------------------------------------------------------------------------------------------------------------------------------------
                                                                       Management        Other         12b-1      Total Underlying
                                                                          Fees          Expenses        Fees         Mutual Fund
                                                                                                                      Expenses
------------------------------------------------------------------------------------------------------------------------------------

AIM Variable Insurance Funds, Inc. - AIM V.I. Basic Value Fund:           0.73%          0.57%         0.00%            1.30%
Series I Shares

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

AIM Variable Insurance Funds, Inc. - AIM V.I. Capital Appreciation        0.61%          0.24%         0.00%            0.85%
Fund: Series I Shares

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

AIM Variable Insurance Funds, Inc. - AIM V.I. Capital Development         0.75%          0.41%         0.00%            1.16%
Fund: Series I Shares

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Alliance Variable Products Series Fund, Inc. - AllianceBernstein          0.00%          1.20%         0.00%            1.20%
International Value Portfolio: Class A

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Alliance Variable Products Series Fund, Inc. - AllianceBernstein          0.90%          0.49%         0.00%            1.39%
Real Estate Investment Portfolio: Class A

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Alliance Variable Products Series Fund, Inc. - AllianceBernstein          0.00%          1.20%         0.00%            1.20%
Small Cap Value Portfolio: Class A

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Alliance Variable Products Series Fund, Inc. - Growth & Income            0.63%          0.04%         0.00%            0.67%
Portfolio: Class A

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

American Century Variable Portfolios, Inc. - American Century VP          0.70%          0.00%         0.00%            0.70%
Income & Growth Fund: Class I

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

American Century Variable Portfolios, Inc. - American Century VP          1.26%          0.00%         0.00%            1.26%
International Fund: Class I

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

American Century Variable Portfolios, Inc. - American Century VP          1.00%          0.00%         0.00%            1.00%
Ultra Fund: Class I

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

American Century Variable Portfolios, Inc. - American Century VP          0.97%          0.00%         0.00%            0.97%
Value Fund: Class I

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Dreyfus Investment Portfolios - Emerging Markets Portfolio: Initial       1.25%          0.75%         0.00%            2.00%
Shares

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Dreyfus Investment Portfolios - Small Cap Stock Index Portfolio:          0.35%          0.00%         0.25%            0.60%
Service Shares

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Dreyfus Stock Index Fund, Inc.: Initial Shares                            0.25%          0.01%         0.00%            0.26%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Dreyfus Variable Investment Fund - Appreciation Portfolio: Initial        0.75%          0.03%         0.00%            0.78%
Shares

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Dreyfus Variable Investment Fund - Small Cap Portfolio: Initial           0.75%          0.04%         0.00%            0.79%
Shares

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Federated Insurance Series - Federated Quality Bond Fund II:              0.55%          0.15%         0.00%            0.70%
Primary Shares

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Fidelity Variable Insurance Products Fund - VIP Equity-Income             0.48%          0.10%         0.10%            0.68%
Portfolio: Service Class*

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Fidelity Variable Insurance Products Fund - VIP Growth Portfolio:         0.58%          0.10%         0.10%            0.78%
Service Class*

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Fidelity Variable Insurance Products Fund - VIP Money Market              0.18%          0.12%         0.25%            0.55%
Portfolio: Service Class 2

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Fidelity Variable Insurance Products Fund - VIP Overseas Portfolio:       0.73%          0.20%         0.10%            1.03%
Service Class*

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Fidelity Variable Insurance Products Fund II - VIP II Contrafund(R)       0.58%          0.10%         0.10%            0.78%
Portfolio: Service Class*

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Fidelity Variable Insurance Products Fund II - VIP II Investment          0.43%          0.11%         0.10%            0.64%
Grade Bond Portfolio: Service Class

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust - Franklin           0.57%          0.20%         0.25%            1.02%
Small Cap Value Securities Fund: Class II

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust  - Franklin          0.51%          0.02%         0.25%            0.78%
U.S. Government Fund: Class II

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust - Templeton          1.25%          0.32%         0.25%            1.82%
Developing Markets Securities Fund: Class II

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust - Templeton          0.68%          0.22%         0.25%            1.15%
Foreign Securities Fund: Class II

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                                                                       Management        Other         12b-1      Total Underlying
                                                                          Fees          Expenses        Fees         Mutual Fund
                                                                                                                      Expenses

------------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust - Templeton          0.80%          0.05%         0.25%            1.10%
Growth Securities Fund: Class II

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

INVESCO Variable Investment Funds, Inc. - Invesco VIF Dynamics Fund       0.75%          0.33%         0.00%            1.08%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

INVESCO Variable Investment Funds, Inc. - Invesco VIF Small Company       0.75%          0.50%         0.00%            1.25%
Growth Fund

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Janus Aspen Series - Balanced Portfolio: Service Shares                   0.65%          0.01%         0.25%            0.91%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Janus Aspen Series - Capital Appreciation Portfolio: Service Shares       0.65%          0.01%         0.25%            0.91%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Janus Aspen Series - Core Equity Portfolio: Service Shares                0.65%          0.40%         0.25%            1.30%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Janus Aspen Series - International Growth Portfolio: Service Shares       0.65%          0.06%         0.25%            0.96%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Lord Abbett Series Fund, Inc. - Growth and Income Portfolio: Class        0.50%          0.47%         0.00%            0.97%
VC

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Lord Abbett Series Fund, Inc. - Mid-Cap Value Portfolio: Class VC         0.75%          0.35%         0.00%            1.10%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

MFS(R)Variable Insurance Trust - MFS Investors Growth Stock Series:        0.75%          0.17%         0.20%            1.12%
Service Class

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

MFS(R)Variable Insurance Trust - MFS Value Series: Service Class           0.75%          0.15%         0.20%            1.10%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Neuberger Berman Advisors Management Trust - AMT Fasciano                 1.15%          0.00%         0.25%            1.40%
Portfolio: Class S

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Neuberger Berman Advisors Management Trust - AMT Limited Maturity         0.65%          0.08%         0.00%            0.73%
Bond Portfolio: Class I

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Neuberger Berman Advisors Management Trust - AMT Mid Cap Growth           0.84%          0.07%         0.00%            0.91%
Portfolio: Class I

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Oppenheimer Variable Account Funds - Oppenheimer Capital                  0.64%          0.04%         0.00%            0.68%
Appreciation Fund/VA: Initial Class

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Oppenheimer Variable Account Funds - Oppenheimer Global Securities        0.64%          0.06%         0.00%            0.70%
Fund/VA: Initial Class

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Oppenheimer Variable Account Funds - Oppenheimer High Income              0.74%          0.05%         0.00%            0.79%
Fund/VA: Initial Class

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Oppenheimer Variable Account Funds - Oppenheimer Main Street Growth       0.68%          0.05%         0.00%            0.73%
& Income Fund/VA: Initial Class

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Oppenheimer Variable Account Funds - Oppenheimer Main Street Small        0.75%          0.30%         0.00%            1.05%
Cap Fund/VA: Initial Class

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

PIMCO VIT High Yield Portfolio: Administrative Class                      0.25%          0.51%         0.00%            0.76%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

PIMCO VIT Low Duration Portfolio: Administrative Class                    0.25%          0.30%         0.14%            0.69%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

PIMCO VIT Total Return Portfolio: Administrative Class                    0.25%          0.41%         0.00%            0.66%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

The Universal Institutional Funds, Inc. - Emerging Markets Debt           0.80%          0.37%         0.00%            1.17%
Portfolio: Class I

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

The Universal Institutional Funds, Inc. - U.S. Real Estate                0.75%          0.35%         0.00%            1.10%
Portfolio:
Class I

------------------------------------------------------------------------------------------------------------------------------------

Van Kampen Life Investment Trust - Growth and Income Portfolio:           0.60%          0.15%         0.00%            0.75%
Class I

------------------------------------------------------------------------------------------------------------------------------------

*Actual annual class operating expenses were lower because a portion of the brokerage commissions that the fund paid was used to reduce the fund's expenses. In addition, through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances are used to reduce a portion of the fund's custodian expenses. These offsets may be discontinued at any time.

The expenses shown above are deducted by the underlying mutual fund before it provides Nationwide with the daily net asset value. Nationwide then deducts applicable variable account charges from the net asset value in calculating the unit value of the corresponding sub-account. The management fees and other expenses are more fully described in the prospectus for each underlying mutual fund. Information relating to the underlying mutual funds was provided by the underlying mutual funds and not independently verified by Nationwide.

Some underlying mutual funds are subject to fee waivers and expense reimbursements. The following chart shows what the expenses would have been for such funds without fee waivers and expense reimbursements.


                                               UNDERLYING MUTUAL FUND ANNUAL EXPENSES

                 (as a percentage of underlying mutual fund net assets, before expense reimbursements and waivers)


---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
                                                                        Management        Other         12b-1      Total Underlying
                                                                           Fees         Expenses        Fees         Mutual Fund
                                                                                                                       Expenses
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------

Alliance Variable Products Series Fund, Inc. - AllianceBernstein           1.00%          7.41%         0.00%           8.41%
International Value Portfolio:  Class A

---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------

Alliance Variable Products Series Fund, Inc. - AllianceBernstein           1.00%          1.65%         0.00%           2.65%
Small Cap Value Portfolio:  Class A

---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------

Dreyfus Investment Portfolios - Emerging Markets Portfolio: Initial        1.25%          4.15%         0.00%           5.40%
Shares

---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------

Federated Insurance Series - Federated Quality Bond Fund II: Primary       0.60%          0.40%         0.25%           1.25%
Shares

---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------

Franklin Templeton Variable Insurance Products Trust - Franklin            0.60%          0.20%         0.25%           1.05%
Small Cap Value Securities Fund:  Class II

---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------

Franklin Templeton Variable Insurance Products Trust - Templeton           0.69%          0.22%         0.25%           1.16%
Foreign Securities Fund:  Class II

---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------

INVESCO Variable Investment Funds, Inc. - Invesco VIF Small Company        0.75%          0.54%         0.00%           1.29%
Growth Fund

---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------

MFS Variable Insurance Trust - MFS Value Series: Service Class             0.75%          0.44%         0.20%           1.39%

---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------

PIMCO VIT Low Duration Portfolio: Administrative Class                     0.25%          0.30%         0.15%           0.70%

---------------------------------------------------------------------- -------------- -------------- ------------ ------------------
---------------------------------------------------------------------- -------------- -------------- ------------ ------------------

The Universal Institutional Funds, Inc. - U.S. Real Estate                 0.80%          0.35%         0.00%           1.15%
Portfolio:  Class I

---------------------------------------------------------------------- -------------- -------------- ------------ ------------------

EXAMPLE


The following chart shows the amount of expenses (in dollars) that would be incurred under this contract assuming a $1,000 investment, 5% annual return, and no change in expenses. The underlying mutual fund expense information is for the period ended December 31, 2001 and reflects any reimbursements and/or waivers in effect at that time. (The example assumes that the reimbursement and/or waivers will continue for the periods shown). If the underlying mutual fund expenses did not reflect the reimbursements and/or waivers, the expenses contained in the table below would be higher.

These dollar figures are illustrative only and should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown below.


The example reflects expenses of both the variable account and the underlying mutual funds. The example reflects variable account charges of 0.55%, which includes the charge for the optional death benefit.

For those contracts that do not elect the optional death benefit, the expenses would be reduced. Deductions for premium taxes are not reflected but may apply.



-----------------------------------------------------------------------------------------------------------------------------
                               If you surrender your contract  If you do not surrender your  If you annuitize your contract
                                at the end of the applicable    contract at the end of the    at the end of the applicable
                                        time period               applicable time period               time period
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs. 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs.   10 Yrs.
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

AIM Variable Insurance Funds,    19     60     103     223      19     60     103     223      *     60      103      223
Inc. - AIM V.I. Basic Value
Fund: Series I Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

AIM Variable Insurance Funds,    15     46      79     173      15     46     79      173      *     46      79       173
Inc. - AIM V.I. Capital
Appreciation Fund: Series I
Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

AIM Variable Insurance Funds,    18     56      96     208      18     56     96      208      *     56      96       208
Inc. - AIM V.I. Capital
Development Fund: Series I
Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Alliance Variable Products       18     57      98     212      18     57     98      212      *     57      98       212
Series Fund, Inc. -
AllianceBernstein
International Value
Portfolio: Class A

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Alliance Variable Products       20     63     108     233      20     63     108     233      *     63      108      233
Series Fund, Inc. -
AllianceBerstein Real Estate
Investment Portfolio:  Class A

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Alliance Variable Products       18     57      98     212      18     57     98      212      *     57      98       212
Series Fund, Inc. -
AllianceBernstein Small Cap
Value Portfolio: Class A

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Alliance Variable Products       13     40      69     152      13     40     69      152      *     40      69       152
Series Fund, Inc. - Growth &
Income Portfolio: Class A

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

American Century Variable        13     41      71     155      13     41     71      155      *     41      71       155
Portfolios, Inc. - American
Century VP Income & Growth
Fund: Class I

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

American Century Variable        19     59     101     219      19     59     101     219      *     59      101      219
Portfolios, Inc. - American
Century VP International
Fund: Class I

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

American Century Variable        16     50      87     190      16     50     87      190      *     50      87       190
Portfolios, Inc. - American
Century VP Ultra Fund: Class I

-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                               If you surrender your contract  If you do not surrender your  If you annuitize your contract
                                at the end of the applicable    contract at the end of the    at the end of the applicable
                                        time period               applicable time period               time period
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs. 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs.   10 Yrs.
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

American Century Variable        16     50      85     186      16     50     85      186      *     50      85       186
Portfolios, Inc. - American
Century VP Value Fund:
Class I

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Dreyfus Investment Portfolios    27     82     140     298      27     82     140     298      *     82      140      298
- Emerging Markets Portfolio:
Initial Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Dreyfus Investment Portfolios    12     38      65     144      12     38     65      144      *     38      65       144
- Small Cap Stock Index
Portfolio: Service Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Dreyfus Stock Index Fund,        9      27      46     103      9      27     46      103      *     27      46       103
Inc.: Initial Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Dreyfus Variable Investment      14     43      75     165      14     43     75      165      *     43      75       165
Fund - Appreciation
Portfolio: Initial Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Dreyfus Variable Investment      14     44      76     166      14     44     76      166      *     44      76       166
Fund - Small Cap Portfolio:
Initial Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Federated Insurance Series -     13     41      71     155      13     41     71      155      *     41      71       155
Federated Quality Bond Fund
II: Primary Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Fidelity Variable Insurance      13     40      70     153      13     40     70      153      *     40      70       153
Products Fund - VIP
Equity-Income Portfolio:
Service Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Fidelity Variable Insurance      14     43      75     165      14     43     75      165      *     43      75       165
Products Fund - VIP Growth
Portfolio: Service Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Fidelity Variable Insurance      12     36      62     138      12     36     62      138      *     36      62       138
Products Fund - VIP Money
Market Portfolio: Service
Class 2

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Fidelity Variable Insurance      17     51      89     193      17     51     89      193      *     51      89       193
Products Fund - VIP Overseas
Portfolio: Service Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Fidelity Variable Insurance      14     43      75     165      14     43     75      165      *     43      75       165
Products Fund II - VIP II
Contrafund(R)Portfolio:
Service Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Fidelity Variable Insurance      12     39      67     148      12     39     67      148      *     39      67       148
Products Fund II - VIP II
Investment Grade Bond
Portfolio: Service Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable      16     51      88     192      16     51     88      192      *     51      88       192
Insurance Products Trust -
Franklin Small Cap Value
Securities Fund: Class II

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable      14     43      75     165      14     43     75      165      *     43      75       165
Insurance Products Trust -
Franklin U.S. Government
Fund: Class II

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable      25     77     131     279      25     77     131     279      *     77      131      279
Insurance Products Trust -
Templeton Developing Markets
Securities Fund: Class II

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable      18     55      95     207      18     55     95      207      *     55      95       207
Insurance Products Trust -
Templeton Foreign Securities
Fund: Class II

-----------------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------
                               If you surrender your contract  If you do not surrender your  If you annuitize your contract
                                at the end of the applicable    contract at the end of the    at the end of the applicable
                                        time period               applicable time period               time period
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs. 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs.   10 Yrs.
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable      17     54      92     201      17     54     92      201      *     54      92       201
Insurance Products Trust -
Templeton Growth Securities
Fund: Class II

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

INVESCO Variable Investments     17     53      91     199      17     53     91      199      *     53      91       199
Funds, Inc. - Invesco VIF
Dynamics Fund

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

INVESCO Variable Investments     19     58     101     218      19     58     101     218      *     58      101      218
Funds, Inc. - Invesco VIF
Small Company Growth Fund

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Janus Aspen Series - Balanced    15     48      82     180      15     48     82      180      *     48      82       180
Portfolio: Service Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Janus Aspen Series - Capital     15     48      82     180      15     48     82      180      *     48      82       180
Appreciation Portfolio:
Service Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Janus Aspen Series - Core        19     60     103     223      19     60     103     223      *     60      103      223
Equity Portfolio: Service
Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Janus Aspen Series -             16     49      85     185      16     49     85      185      *     49      85       185
International Growth
Portfolio: Service Shares

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Lord Abbett Series Fund, Inc.    16     50      85     186      16     50     85      186      *     50      85       186
- Growth and Income
Portfolio: Class VC

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Lord Abbett Series Fund, Inc.    17     54      92     201      17     54     92      201      *     54      92       201
- Mid-Cap Value Portfolio:
Class VC

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

MFS(R)Variable Insurance Trust    18     54      94     203      18     54     94      203      *     54      94       203
- MFS Investors Growth Stock
Series: Service Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

MFS(R)Variable Insurance Trust    17     54      92     201      17     54     92      201      *     54      92       201
- MFS Value Series: Service
Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Neuberger Berman Advisors        20     63     109     234      20     63     109     234      *     63      109      234
Management Trust - AMT
Fasciano Portfolio: Class S

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Neuberger Berman Advisors        13     42      72     159      13     42     72      159      *     42      72       159
Management Trust - AMT
Limited Maturity Bond
Portfolio: Class I

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Neuberger Berman Advisors        15     48      82     180      15     48     82      180      *     48      82       180
Management Trust - AMT Mid
Cap Growth Portfolio: Class I

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Oppenheimer Variable Account     13     40      70     153      13     40     70      153      *     40      70       153
Funds - Oppenheimer Capital
Appreciation Fund/VA: Initial
Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Oppenheimer Variable Account     13     41      71     155      13     41     71      155      *     41      71       155
Funds - Oppenheimer Global
Securities Fund/VA: Initial
Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Oppenheimer Variable Account     14     44      76     166      14     44     76      166      *     44      76       166
Funds - Oppenheimer High
Income Fund/VA: Initial Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Oppenheimer Variable Account     13     42      72     159      13     42     72      159      *     42      72       159
Funds - Oppenheimer Main
Street Growth & Income
Fund/VA: Initial Class

-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                               If you surrender your contract  If you do not surrender your  If you annuitize your contract
                                at the end of the applicable    contract at the end of the    at the end of the applicable
                                        time period               applicable time period               time period
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                               1 Yr.  3 Yrs.  5 Yrs. 10 Yrs.  1 Yr.  3 Yrs. 5 Yrs.  10 Yrs.  1 Yr. 3 Yrs.  5 Yrs.   10 Yrs.
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Oppenheimer Variable Account     17     52      90     195      17     52     90      195      *     52      90       195
Funds - Oppenheimer Main
Street Small Cap Fund/VA:
Initial Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

PIMCO VIT High Yield             14     43      74     162      14     43     74      162      *     43      74       162
Portfolio: Administrative
Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

PIMCO VIT Low Duration           13     41      70     154      13     41     70      154      *     41      70       154
Portfolio: Administrative
Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

PIMCO VIT Total Return           13     40      68     151      13     40     68      151      *     40      68       151
Portfolio: Administrative
Class

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

The Universal Institutional      18     56      96     209      18     56     96      209      *     56      96       209
Funds, Inc. -Emerging Markets
Debt Portfolio: Class I

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

The Universal Institutional      17     54      92     201      17     54     92      201      *     54      92       201
Funds, Inc. - U.S. Real
Estate Portfolio: Class I

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Van Kampen Life Investment       14     42      73     161      14     42     73      161      *     42      73       161
Trust - Growth and Income
Portfolio: Class I

-----------------------------------------------------------------------------------------------------------------------------

*The contracts sold under this prospectus do not permit annuitization during the first two contract years.

SYNOPSIS OF THE CONTRACTS


The contracts described in this prospectus are flexible purchase payment deferred variable annuity contracts. The contracts are issued as individual contracts.


The contracts can be categorized as:

o    Charitable Remainder Trusts;

o    Individual Retirement Annuities ("IRAs");

o    Investment-only Contracts (Qualified Plans);

o    Non-Qualified;

o    Roth IRAs;

o    SEP IRAs;

o    Simple IRAs; and

o Tax Sheltered Annuities with contributions rolled over or transferred from other eligible retirement savings plans.

For more detailed information with regard to the differences in contract types, please see "Types of Contracts" later in the prospectus.



MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

-------------------- -------------------- ----------------------
     CONTRACT          MINIMUM INITIAL     MINIMUM SUBSEQUENT
       TYPE           PURCHASE PAYMENT          PAYMENTS
-------------------- -------------------- ----------------------
-------------------- -------------------- ----------------------

Charitable                 $25,000               $1,000*
Remainder Trusts

-------------------- -------------------- ----------------------
-------------------- -------------------- ----------------------

IRA                        $25,000               $1,000*

-------------------- -------------------- ----------------------
-------------------- -------------------- ----------------------

Investment-only            $25,000               $1,000*

-------------------- -------------------- ----------------------
-------------------- -------------------- ----------------------

Non-Qualified              $25,000               $1,000*

-------------------- -------------------- ----------------------
-------------------- -------------------- ----------------------

Roth IRA                   $25,000               $1,000*

-------------------- -------------------- ----------------------
-------------------- -------------------- ----------------------

SEP IRA                    $25,000               $1,000*

-------------------- -------------------- ----------------------
-------------------- -------------------- ----------------------

Simple IRA                 $25,000               $1,000*

-------------------- -------------------- ----------------------
-------------------- -------------------- ----------------------

Tax Sheltered              $25,000               $1,000*
Annuity

-------------------- -------------------- ----------------------

* For subsequent purchase payments sent via automatic deposit, the minimum subsequent purchase payment is $150.


Guaranteed Term Options

Guaranteed Term Options are separate investment options under the contract. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000.

PURPOSE OF THE CONTRACT


The purpose of the annuity contract described in this prospectus is to confer annuity and related benefits (including death benefits) to single individuals and their beneficiaries. These annuity and related benefits impose certain risks upon Nationwide. The annuity contract is not intended for use by institutional investors or when the same owner attempts to use a series of Nationwide contracts and name different annuitants or when the contract is used with other Nationwide contracts to cover a single life (the cumulative total of all purchase payments under the contract on the life of any one annuitant cannot exceed $1,000,000 without Nationwide's prior consent.


CHARGES AND EXPENSES

Nationwide deducts a Mortality and Expense Risk Charge equal to an annualized rate of 0.35% of the daily net assets of the variable account. Nationwide assesses this charge in return for bearing certain mortality and expense risks, and for administrative expenses.

Nationwide does not deduct a sales charge from purchase payments upon deposit into, or withdrawal from, the contract.


An optional death benefit is available under the contract at the time of application. A One-Year Enhanced Death Benefit and Spousal Protection Option is available however the annuitant or contingent annuitant must be age 80 or younger at the time of application. If the contract owner elects this option, Nationwide will deduct an additional charge at an annualized rate of 0.20% of the daily net assets of the variable account.

If the contract owner elected the optional death benefit, upon annuitization of the contract, the charge assessed for the optional death benefit will be waived and only those charges applicable to the base contract will be assessed.


ANNUITY PAYMENTS

Annuity payments begin on the annuitization date. Annuity payments will be based on the annuity payment option elected prior to annuitization (see "Annuity Payment Options").

TAXATION

How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority (see "Federal Tax Considerations" and "Premium Taxes").

TEN DAY FREE LOOK

Contract owners may return the contract for any reason within ten days of receipt and Nationwide will refund the contract value or other amount required by law (see "Right to Examine").

FINANCIAL STATEMENTS


Financial statements for Nationwide are located in the Statement of Additional Information. A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide's home office at the telephone number listed on page 2 of this prospectus.


NATIONWIDE LIFE INSURANCE COMPANY

Nationwide is a stock life insurance company organized under Ohio law in March, 1929 with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia and Puerto Rico.

NATIONWIDE INVESTMENT SERVICES CORPORATION

The contracts are distributed by the general distributor, Nationwide Investment Services Corporation ("NISC"), Two Nationwide Plaza, Columbus, Ohio 43215. (For contracts issued in the State of Michigan, all references to NISC shall mean Nationwide Investment Svcs. Corporation.) NISC is a wholly owned subsidiary of Nationwide.

TYPES OF CONTRACTS

The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code. The following is a general description of the various types of contracts. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on the type of contract.

CHARITABLE REMAINDER TRUSTS

Charitable Remainder Trusts are trusts that meet the requirements of Section 664 of the Internal Revenue Code. For this contract, Charitable Remainder Trusts are treated differently than Non-Qualified Contracts in two respects:

1) Contract ownership at annuitization. On the annuitization date, if the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust will continue to be the contract owner and the annuitant will NOT become the contract owner.

2) Recipient of death benefit proceeds. With respect to the death benefit proceeds, if the contract owner is a Charitable Remainder Trust, the death benefit is payable to the Charitable Remainder Trust.

     Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

While these terms are intended to facilitate a Charitable Remainder Trust's ownership of this contract, the rules governing Charitable Remainder Trusts are numerous and complex. A Charitable Remainder Trust that is considering purchasing this contract should seek the advice of a qualified tax and/or financial adviser prior to purchasing the contract.

INDIVIDUAL RETIREMENT ANNUITIES ("IRAS")

Individual Retirement Annuities are contracts that satisfy the following requirements:

o    the contract is not transferable by the owner;

o    the premiums are not fixed;

o the annual premium cannot exceed $3,000 (although rollovers of greater amounts from Qualified Plans, Tax Sheltered Annuities and other IRAs can be received);

o certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1/2;

o    the entire interest of the owner in the contract is nonforfeitable; and

o after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

IRAs may receive rollover contributions from other Individual Retirement Accounts, other Individual Retirement Annuities, Tax Sheltered Annuities, certain 457 governmental plans, and qualified retirement plans (including 401(k) plans).

For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established.

INVESTMENT-ONLY CONTRACTS (QUALIFIED PLANS )

Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan. The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.

NON-QUALIFIED CONTRACTS

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a Roth IRA, a SEP IRA, or a Tax Sheltered Annuity.

Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required period.

Non-Qualified Contracts that are owned by natural persons allow for deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed.

ROTH IRAS

Roth IRAs are contracts that satisfy the following requirements:

o    the contract is not transferable by the owner;

o    the premiums are not fixed;

o the annual premium cannot exceed $3,000 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);

o    the entire interest of the owner in the contract is nonforfeitable; and

o after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an IRA; however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA. For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.

SEP IRAS

A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.

An employee may make deductible contributions to a SEP IRA in the same way, and with the same restrictions and limitations, as an IRA. In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.

A SEP IRA plan established by an employer must satisfy:

o    minimum participation rules;
o    top-heavy contribution rules;
o    nondiscriminatory allocation rules; and
o    requirements regarding a written allocation formula.

In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.

SIMPLE IRAS

A Simple IRA is an individual retirement annuity which is funded exclusively by a qualified salary reduction arrangement and satisfies:

o    vesting requirements;
o    participation requirements; and
o    administrative requirements.

The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs.

A Simple IRA cannot receive rollover distributions except from another Simple
IRA.

TAX SHELTERED ANNUITIES

Certain tax-exempt organizations (described in section 501(c)(3) of the Internal Revenue Code) and public school systems may establish a plan under which annuity contracts can be purchased for their employees. These annuity contracts are often referred to as Tax Sheltered Annuities.

Purchase payments made to Tax Sheltered Annuities are excludable from the income of the employee, up to statutory maximum amounts. These amounts should be set forth in the plan adopted by the employer.

Tax Sheltered Annuities may receive rollover contributions from Individual Retirement Accounts, Individual Retirement Annuities, other Tax Sheltered Annuities, certain 457 governmental plans, and qualified retirement plans (including 401(k) plans).

The owner's interest in the contract is nonforfeitable (except for failure to pay premiums) and cannot be transferred. Certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1/2, and after the death of the owner. Additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

INVESTING IN THE CONTRACT

THE VARIABLE ACCOUNT AND UNDERLYING MUTUAL FUNDS

Nationwide Variable Account-13 is a variable account that invests in the underlying mutual funds listed in Appendix A. Nationwide established the variable account on July 10, 2001 pursuant to Ohio law. Although the variable account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the variable account.

Income, gains, and losses credited to, or charged against, the variable account reflect the variable account's own investment experience and not the investment experience of Nationwide's other assets. The variable account's assets are held separately from Nationwide's assets and are not chargeable with liabilities incurred in any other business of Nationwide. Nationwide is obligated to pay all amounts promised to contract owners under the contracts.

The variable account is divided into sub-accounts, each corresponding to a single underlying mutual fund. Nationwide uses the assets of each sub-account to buy shares of the underlying mutual funds based on contract owner instructions. There are two sub-accounts for each underlying mutual fund. One sub-account contains shares attributable to accumulation units under Non-Qualified Contracts. The other sub-account contains shares attributable to accumulation units under 401(a) Investment-only Contracts, Individual Retirement Annuities, Roth IRAs, SEP IRAs, Simple IRAs, Tax Sheltered Annuities and Charitable Remainder Trusts.

Each underlying mutual fund's prospectus contains more detailed information about that fund. Prospectuses for the underlying mutual funds should be read in conjunction with this prospectus.

Underlying mutual funds in the variable account are NOT publicly traded mutual funds. They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives. However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund. Contract owners should not compare the performance of a publicly traded fund with the performance of the underlying mutual funds participating in the variable account. The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.

Voting Rights

Contract owners who have allocated assets to the underlying mutual funds are entitled to certain voting rights. Nationwide will vote contract owner shares at special shareholder meetings based on contract owner instructions. However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.

Contract owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting. Notification will contain proxy materials and a form with which to give Nationwide voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.

The number of shares which a contract owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the net asset value of that underlying mutual fund. Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the variable account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the contract owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect contract owners and variable annuity payees, including withdrawal of the variable account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

1) shares of a current underlying mutual fund are no longer available for investment; or

2)   further investment in an underlying mutual fund is inappropriate.

No substitution, elimination, or combination of shares may take place without the prior approval of the SEC.

GUARANTEED TERM OPTIONS

Guaranteed Term Options are separate investment options under the contract. A Guaranteed Term Option prospectus should be read along with this prospectus. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000. Allocations to the Guaranteed Term Options are held in Nationwide's general account and thus are not subject to variable account charges.

Guaranteed Term Options provide a guaranteed rate of interest over four different maturity durations: three (3), five (5), seven (7) or ten (10) years.
Note: The guaranteed term may last for up to 3 months beyond the 3, 5, 7, or 10 year period since every guaranteed term will end on the final day of a calendar quarter.

For the duration selected, Nationwide will declare a guaranteed interest rate. That rate will be credited to amounts allocated to the Guaranteed Term Option UNLESS a distribution is taken before the maturity date. If a distribution occurs before the maturity date, the amount distributed will be subject to a market value adjustment. A market value adjustment can increase or decrease the amount distributed depending on fluctuations in constant maturity treasury rates. No market value adjustment will be applied if Guaranteed Term Option allocations are held to maturity.

Because a market value adjustment can affect the value of a distribution, its effects should be carefully considered before surrendering or transferring from Guaranteed Term Options. Please refer to the prospectus for the Guaranteed Term Options for further information.

Guaranteed Term Options are available only during the accumulation phase of a contract. They are not available after the annuitization date. In addition,

Guaranteed Term Options are not available for use with Asset Rebalancing, Dollar Cost Averaging, or Systematic Withdrawals.

Guaranteed Term Options may not be available in every state.

STANDARD CHARGES AND DEDUCTIONS

No commissions are payable on the sale of a contract described in this prospectus.

MORTALITY AND EXPENSE RISK CHARGE

Nationwide deducts a Mortality and Expense Risk Charge from the variable account. This amount is computed on a daily basis and is equal to an annualized rate of 0.35% of the daily net assets of the variable account.


The Mortality Risk Charge compensates Nationwide for guaranteeing the annuity purchase rates of the contracts. This guarantee ensures that the annuity purchase rates will not change regardless of the death rates of annuity payees or the general population. The Mortality Risk Charge also compensates Nationwide for risks assumed in connection with the standard death benefit, but only partially compensates Nationwide in connection with the optional death benefit, for which there is a separate charge.


The Expense Risk Charge compensates Nationwide for guaranteeing that administration charges will not increase regardless of actual expenses.

If the Mortality and Expense Risk Charge is insufficient to cover actual expenses, the loss is borne by Nationwide.

PREMIUM TAXES

Nationwide will charge against the contract value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 5.0%. This range is subject to change. The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law.

If applicable, Nationwide will deduct premium taxes from the contract either at:

1)   the time the contract is surrendered;
2)   annuitization; or
3)   such earlier date as Nationwide becomes subject to premium taxes.

Premium taxes may be deducted from death benefit proceeds.

SHORT-TERM TRADING FEES

Some underlying mutual funds may assess (or reserve the right to assess) a short-term trading fee in connection with transfers from a sub-account that occur within 60 days after the date of allocation to the sub-account.

Short-term trading fees are intended to compensate the underlying mutual fund (and contract owners with interests allocated in the underlying mutual fund) for the negative impact on fund performance that may result from frequent, short-term trading strategies. Short-term trading fees are not intended to affect the large majority of contract owners not engaged in such strategies.

Any short-term trading fee assessed by any underlying mutual fund available in conjunction with the contracts described in this prospectus will equal 1% of the amount determined to be engaged in short-term trading. Short-term trading fees will only apply to those sub-accounts corresponding to underlying mutual funds that charge such fees (see the underlying mutual fund prospectus). Any short-term trading fees paid are retained by the underlying mutual fund, not by Nationwide, and are part of the underlying mutual fund's assets. Contract owners are responsible for monitoring the length of time allocations are held in any particular underlying mutual fund. Nationwide will not provide advance notice of the assessment of any applicable short-term trading fee.


Currently, none of the underlying mutual funds offered as investment options under the contract assess a short-term trading fee.


If a short-term trading fee is assessed, the underlying mutual fund will charge the variable account 1% of the amount determined to be engaged in short-term trading. The variable account will then pass the short-term trading fee on to the specific contract owner that engaged in short-term trading by deducting an amount equal to the short-term trading fee from that contract owner's sub-account value. All such fees will be remitted to the underlying mutual fund; none of the fee proceeds will be retained by Nationwide or the variable account.

When multiple purchase payments (or exchanges) are made to a sub-account that is subject to short-term trading fees, transfers will be considered to be made on a first in/first out (FIFO) basis for purposes of determining short-term trading fees. In other words, units held the longest will be treated as being transferred first, and units held for the shortest time will be treated as being transferred last.

Some transactions are not subject to the short-term trading fees. Transactions that are not subject to short-term trading fees include:

o scheduled and systematic transfers, such as Dollar Cost Averaging, Asset Rebalancing, and Systematic Withdrawals;

o    contract surrenders; or

o    transfers made upon annuitization of the contract.

New share classes of certain currently available underlying mutual funds may be added as investment options under the contracts. These new share classes may require the assessment of short-term trading or redemption fees. When these new share classes are added, new purchase payment allocations and exchange reallocations to the underlying mutual funds in question may be limited to the new share class.


OPTIONAL CONTRACT BENEFITS

DEATH BENEFIT OPTION

The following death benefit option is available with the contracts. The optional death benefit is only available for contracts where the annuitant or contingent annuitant is age 80 or younger at the time of application. The optional death benefit may not be available in all states.

One-Year Enhanced Death Benefit

If the annuitant dies before the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the One-Year Enhanced Death Benefit will be the greatest of:

1)   the contract value;
2) the total of all purchase payments, less an adjustment for amounts surrendered; or
3) the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If the annuitant dies before the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the One-Year Enhanced Death Benefit will be determined using the following formula:

     (A x F) + B(1 - F), where

     A = the greatest of:

          a)   the contract value;

          b) the total of all purchase payments, less an adjustment for amounts surrendered; or

          c) the highest contract value on any contract anniversary prior to the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

          The adjustment for amounts surrendered will reduce items (b) and (c) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s);


     B = the contract value; and

     F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The One-Year Enhanced Death Benefit Option has a Spousal Protection Feature - there is no additional charge for this feature. The Spousal Protection Feature allows the surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.

A second death benefit will be paid upon the death of the surviving spouse. The Spousal Protection Feature is available only for contracts issued as Non-Qualified Contracts, IRAs and Roth IRAs, provided the following conditions are satisfied:

1) One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the contract owner. For contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the contract owner;

2)   The spouses must be co-annuitants;

3)   Both co-annuitants must be age 80 or younger at the time of issue;

4)   The spouses must each be named as beneficiaries;

5) No person other than a spouse may be named as contract owner, annuitant or primary beneficiary;

6) If both spouses are alive upon annuitization, the contract owner must specify which spouse is the annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for IRA and Roth IRA contracts, this person must be the contract owner);

7) If a co-annuitant dies before the annuitization date, the surviving spouse may continue the contract as its sole contract owner. If the chosen death benefit is higher than the contract value at the time of death, the contract value will be adjusted to equal the applicable death benefit amount. The surviving spouse may then name a new beneficiary but may not name another co-annuitant; and

8) If a co-annuitant is added at any time after the election of the optional death benefit rider, a copy of the certificate of marriage must be provided to the home office. In addition, the date of marriage must be after the election of the death benefit option.


CONTRACT OWNERSHIP

The contract owner has all rights under the contract. Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.

Contract owners of Non-Qualified Contracts may name a new contract owner at any time before the annuitization date. Any change of contract owner automatically revokes any prior contract owner designation. Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.


Contract owners of IRAs, Investment-only Contracts, Roth IRAs, SEP IRAs, Simple IRAs or Tax Sheltered Annuities cannot transfer ownership or name someone other than themselves as the annuitant.

A change in contract ownership must be submitted in writing and recorded at Nationwide's home office. Any request to change the contract owner may require a signature guarantee and must be signed by the contract owner and the person designated as the new contract owner.

The contract owner may also request a change in the joint owner, contingent owner, annuitant, contingent annuitant, beneficiary, or contingent beneficiary before the annuitization date. These changes must be:

o    on a Nationwide form;

o    signed by the contract owner; and

o    received at Nationwide's home office before the annuitization date.


Once recorded, the change will be effective as of the date signed, whether or not the contract owner or annuitant are living at the time of record. However, the change will not affect any payments made or actions taken by Nationwide before it was recorded.


Nationwide may reject changes to the parties named in the contract if the risk originally assumed by Nationwide in issuing the contract is materially altered. The risk originally assumed by Nationwide may have been materially altered if: information provided by the contract owner is materially false, misleading or incomplete; if the result of the change is to transfer rights or benefits to an institutional investor; the change results in the same owner attempting to use a series of Nationwide contracts and name different annuitants; or when the change results in the contract being used along with other Nationwide contracts to cover a single life. Should Nationwide discover that the changes are being used for such purposes, Nationwide may rescind the contract and return the contract value, less any market value adjustment.


Nationwide must review and approve any change requests. In addition, any change to the annuitant or contingent annuitant is subject to underwriting by Nationwide. If the contract owner is not a natural person (e.g. a trust or corporation) and there is a change of the annuitant, distributions will be made as if the contract owner died at the time of the change (regardless of whether a contingent annuitant is also named).

On the annuitization date, the annuitant will become the contract owner, unless the contract owner is a Charitable Remainder Trust.

JOINT OWNERSHIP

Joint owners each own an undivided interest in the contract.

Contract owners can name a joint owner at any time before annuitization subject to the following conditions:

o    joint owners can only be named for Non-Qualified Contracts;

o joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners;

o the exercise of any ownership right in the contract will generally require a written request signed by both joint owners;

o Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner; and

o an election in writing signed by both contract owners must be made to authorize Nationwide to allow the exercise of ownership rights independently by either joint owner.

CONTINGENT OWNERSHIP

The contingent owner is entitled to certain benefits under the contract, if a contract owner who is NOT the annuitant dies before the annuitization date, and there is no surviving joint owner.


Contingent owners can only be named for Non-Qualified contracts.

The contract owner may name or change a contingent owner at any time before the annuitization date. To change the contingent owner, a written request must be submitted to Nationwide. Once Nationwide has recorded the change, it will be effective as of the date it was signed, whether or not the contract owner was living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.

ANNUITANT

The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant of greater age. The annuitant may be changed before the annuitization date with Nationwide's consent.


CONTINGENT ANNUITANT

If the annuitant dies before the annuitization date, the contingent annuitant becomes the annuitant. All sections of the annuity contract that are based upon the death of the annuitant prior to the annuitization date will be based upon the death of the last to survive between the annuitant and contingent annuitant. This person must be age 80 or younger at the time of the contract issuance, unless Nationwide approves a request for a contingent annuitant of greater age. Contingent annuitants can only be named for Non-Qualified contracts.


BENEFICIARY AND CONTINGENT BENEFICIARY

The beneficiary is the person who is entitled to the death benefit if the annuitant dies before the annuitization date and there is no joint owner and/or contingent annuitant. The contract owner can name more than one beneficiary. Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

The contract owner may change the beneficiary or contingent beneficiary during the annuitant's lifetime by submitting a written request to Nationwide. Once recorded, the change will be effective as of the date it was signed, whether or not the annuitant was living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.



OPERATION OF THE CONTRACT

MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

-------------------- --------------------- ---------------------
     CONTRACT          MINIMUM INITIAL      MINIMUM SUBSEQUENT
       TYPE            PURCHASE PAYMENT          PAYMENTS
-------------------- --------------------- ---------------------
-------------------- --------------------- ---------------------

Charitable                 $25,000               $1,000*
Remainder Trust

-------------------- --------------------- ---------------------
-------------------- --------------------- ---------------------

IRA                        $25,000               $1,000*

-------------------- --------------------- ---------------------
-------------------- --------------------- ---------------------

Investment-only            $25,000               $1,000*

-------------------- --------------------- ---------------------
-------------------- --------------------- ---------------------

Non-Qualified              $25,000               $1,000*

-------------------- --------------------- ---------------------
-------------------- --------------------- ---------------------

Roth IRA                   $25,000               $1,000*

-------------------- --------------------- ---------------------
-------------------- --------------------- ---------------------

SEP IRA                    $25,000               $1,000*

-------------------- --------------------- ---------------------
-------------------- --------------------- ---------------------

Simple IRA                 $25,000               $1,000*

-------------------- --------------------- ---------------------
-------------------- --------------------- ---------------------

Tax Sheltered              $25,000               $1,000*
Annuity

-------------------- --------------------- ---------------------


*For subsequent purchase payments sent via automatic deposit, the minimum subsequent purchase payment is $150.


Guaranteed Term Options

Guaranteed Term Options are separate investment options under the contract. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000.

PRICING

Initial purchase payments allocated to sub-accounts will be priced at the accumulation unit value determined no later than 2 business days after receipt of an order to purchase if the application and all necessary information are complete. If the application is not complete, Nationwide may retain a purchase payment for up to 5 business days while attempting to complete it. If the application is not completed within 5 business days, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned unless the prospective purchaser specifically allows Nationwide to hold the purchase payment until the application is completed.

Subsequent purchase payments will be priced based on the next available accumulation unit value after the payment is received.

Purchase payments will not be priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

o        New Year's Day            o        Independence
                                            Day
o        Martin Luther King, Jr.   o        Labor Day
         Day
o        Presidents' Day           o        Thanksgiving
o        Good Friday               o        Christmas
o        Memorial Day

Nationwide also will not price purchase payments if:

1)   trading on the New York Stock Exchange is restricted;

2) an emergency exists making disposal or valuation of securities held in the variable account impracticable; or

3) the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when the New York Stock Exchange is open, contract value may be affected since the contract owner will not have access to their account.

ALLOCATION OF PURCHASE PAYMENTS

Nationwide allocates purchase payments to sub-accounts and/or Guaranteed Term Options as instructed by the contract owner. Shares of the underlying mutual funds allocated to the sub-accounts are purchased at net asset value, then converted into accumulation units. Contract owners can change allocations or make exchanges among the sub-accounts or Guaranteed Term Options. However, no change may be made that would result in an amount less than 1% of the purchase payment being allocated to any sub-account. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the contract.

DETERMINING THE CONTRACT VALUE

The contract value is the sum of:

1)   the value of amounts allocated to the sub-accounts of the variable account;
     and

2)   amounts allocated to a Guaranteed Term Option.

If part or all of the contract value is surrendered, or charges are assessed against the contract value, Nationwide will deduct a proportionate amount from each sub-account and the Guaranteed Term Options based on current cash values.

Determining Variable Account Value - Valuing an Accumulation Unit

Purchase payments or transfers allocated to the underlying mutual funds are accounted for in accumulation units. Accumulation unit values (for each sub-account) are determined by calculating the net investment factor for the underlying mutual fund for the current valuation period and multiplying that result with the accumulation unit values determined on the previous valuation period.

Nationwide uses the net investment factor as a way to calculate the investment performance of a sub-account from valuation period to valuation period. For each sub-account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular sub-account invests, including the charges assessed against that sub-account for a valuation period.

The net investment factor is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

a)   is the sum of:

     1) the net asset value of the underlying mutual fund as of the end of the current valuation period; and

     2) the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current valuation period); and


b) is the net asset value of the underlying mutual fund determined as of the end of the preceding valuation period; and

c) is a factor representing the daily variable account charges. The factor is equal to an annualized rate of 0.35% of the daily net assets of the variable account (0.55% if the contract owner elected the optional death benefit).


Based on the net investment factor, the value of an accumulation unit may increase or decrease. Changes in the net investment factor may not be directly proportional to changes in the net asset value of the underlying mutual fund shares because of the deduction of variable account charges.

Though the number of accumulation units will not change as a result of investment experience, the value of an accumulation unit may increase or decrease from valuation period to valuation period.

Determining the Guaranteed Term Option Value

Nationwide determines the value of a Guaranteed Term Option by:

1) adding all amounts allocated to any Guaranteed Term Option, minus amounts previously transferred or withdrawn (which may be subject to a market value adjustment); and

2) adding any interest earned on the amounts allocated to any Guaranteed Term Option; and

3)   subtracting charges deducted in accordance with the contract.

TRANSFERS PRIOR TO ANNUITIZATION

Transfers from a Guaranteed Term Option

Transfers from a Guaranteed Term Option prior to maturity are subject to a market value adjustment.


Transfers Among the Sub-Accounts


A contract owner may transfer allocations among the sub-accounts 20 times per calendar year without restriction. Any transfer made during asset rebalancing will count toward the 20 transaction limit. If, in any calendar year, a contract owner exceeds the 20 transaction limit, the contract owner will be required to submit any additional transfer requests via U.S. Mail. Nationwide will reset the transfer limit each January 1st. The number of transfers permitted each year is not cumulative; transfers not used in a given calendar year may not be carried over into subsequent calendar years.


Transfers involving sub-accounts may be subject to restrictions or requirements imposed by the underlying mutual fund. Such restrictions or requirements may include the assessment of short-term trading fees in connection with transfers from a sub-account that occur within 60 days following the date of allocation to the sub-account. These short-term trading fees will equal 1% of the amount determined to be engaged in short-term trading and will be deducted from the contract owner's sub-account value. Short-term trading fees will only apply to those sub-accounts corresponding to the underlying mutual funds that explicitly require the assessment of such fees. Refer to the prospectus for the underlying mutual funds for more information.

Additionally, Nationwide reserves the right to refuse or limit transfer requests (or take any other action it deems necessary) in order to protect contract owners, annuitants and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices that are employed by some contract owners (or third parties acting on their behalf).

If Nationwide determines that a contract owner (or a third party acting on the contract owner's behalf) is engaging in harmful short-term trading, Nationwide reserves the right to take actions to protect investors, including exercising its right to terminate the ability of specified contract owners to submit transfer requests via telephone, facsimile, or over the internet. If Nationwide exercises this right, affected contract owners would be limited to submitting transfer requests via U.S. mail. Any action taken by Nationwide pursuant to this provision will be preceded by a 30 day written notice to the affected contract owner.


TRANSFERS AFTER ANNUITIZATION


After annuitization, transfers may only be made on the anniversary of the annuitization date.

TRANSFER REQUESTS

Nationwide will accept transfer requests in writing, over the telephone, or via the internet. Nationwide will use reasonable procedures to confirm that instructions received are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may withdraw the telephone and/or internet exchange privilege upon 30 days written notice to contract owners.

Amounts transferred to the variable account will receive the accumulation unit value next determined after the transfer request is received.

RIGHT TO EXAMINE

Contract owners have a ten day "free look" to examine the contract. The contract may be returned to Nationwide's home office for any reason within ten days of receipt and Nationwide will refund the contract value or another amount required by law. The refunded contract value will reflect the deduction of any contract charges, unless otherwise required by law. All IRA, SEP IRA, Simple IRA and Roth IRA refunds will be a return of purchase payments. State and/or federal law may provide additional free look privileges.

Liability of the variable account under this provision is limited to the contract value in each sub-account on the date of revocation. Any additional amounts refunded to the contract owner will be paid by Nationwide.

SURRENDER (REDEMPTION)

Contract owners may surrender some or all of their contract value before the earlier of the annuitization date or the annuitant's death. Surrender requests must be in writing and Nationwide may require additional information. When taking a full surrender, the contract must accompany the written request. Nationwide may require a signature guarantee.

Nationwide will pay any amounts surrendered from the sub-accounts within 7 days. However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer.

PARTIAL SURRENDERS (PARTIAL REDEMPTIONS)

Nationwide will surrender accumulation units from the sub-accounts and an amount from the Guaranteed Term Options. The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the surrender request.

FULL SURRENDERS (FULL REDEMPTIONS)

The contract value upon full surrender may be more or less than the total of all purchase payments made to the contract. The contract value will reflect:

o    variable account charges;

o    underlying mutual fund charges;

o    the investment performance of the underlying mutual funds; and

o any amounts allocated to the Guaranteed Term Options plus or minus any market value adjustment.

SURRENDERS UNDER A TEXAS OPTIONAL RETIREMENT PROGRAM OR A LOUISIANA OPTIONAL RETIREMENT PLAN

Redemption restrictions apply to contracts issued under the Texas Optional Retirement Program or the Louisiana Optional Retirement Plan.

The Texas Attorney General has ruled that participants in contracts issued under the Texas Optional Retirement Program may only take withdrawals if:

o    the participant dies;

o    the participants retires;

o    the participant terminates employment due to total disability; or

o the participant that works in a Texas public institution of higher education terminates employment.

A participant under a contract issued under the Louisiana Optional Retirement Plan may only take distributions from the contract upon retirement or termination of employment. All retirement benefits under this type of plan must be paid as lifetime income; lump sum cash payments are not permitted, except for death benefits.

Due to the restrictions described above, a participant under either of these plans will not be able to withdraw cash values from the contract unless one of the applicable conditions is met. However, contract value may be transferred to other carriers.

Nationwide issues this contract to participants in the Texas Optional Retirement Program in reliance upon and in compliance with Rule 6c-7 of the Investment Company Act of 1940. Nationwide issues this contract to participants in the Louisiana Optional Retirement Plan in reliance upon and in compliance with an exemptive order that Nationwide received from the SEC on August 22, 1990.

SURRENDERS UNDER A TAX SHELTERED ANNUITY

Contract owners of a Tax Sheltered Annuity may surrender part or all of their contract value before the earlier of the annuitization date or the annuitant's death, except as provided below:

A) Contract value attributable to contributions made under a qualified cash or deferred arrangement (within the meaning of Internal Revenue Code Section 402(g)(3)(A)), a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a Custodial Account (described in Section 403(b)(7) of the Internal Revenue Code), may be surrendered only:

     1) when the contract owner reaches age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Internal Revenue Code
          Section 72(m)(7)); or

     2) in the case of hardship (as defined for purposes of Internal Revenue Code Section 401(k)), provided that any such hardship surrender may NOT include any income earned on salary reduction contributions.

B)   The surrender limitations described in Section A also apply to:

     1) salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;

     2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

     3) all amounts transferred from 403(b)(7) Custodial Accounts (except that earnings and employer contributions as of December 31, 1988 in such Custodial Accounts may be withdrawn in the case of hardship).

C) Any distribution other than the above, including a ten day free look cancellation of the contract (when available) may result in taxes, penalties and/or retroactive disqualification of a Qualified Contract or Tax Sheltered Annuity.

In order to prevent disqualification of a Tax Sheltered Annuity after a ten day free look cancellation, Nationwide will transfer the proceeds to another Tax Sheltered Annuity upon proper direction by the contract owner.

These provisions explain Nationwide's understanding of current withdrawal restrictions. These restrictions may change.

Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above.

ASSIGNMENT

Contract rights are personal to the contract owner and may not be assigned without Nationwide's written consent.

A Non-Qualified Contract owner may assign some or all rights under the contract. An assignment must occur before annuitization while the annuitant is alive. Assignments are not recognized by Nationwide until received and recorded by our home office. Nationwide may reject or not recognize assignments designed to alter the character of the risk Nationwide originally assumed in issuing the contract. Once proper notice of assignment is recorded, the assignment will become effective as of the date the written request was signed.

Investment-only Contracts, IRAs, SEP IRAs, Simple IRAs, Roth IRAs, and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.

Nationwide is not responsible for the validity or tax consequences of any assignment. Nationwide is not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until Nationwide receives sufficient direction from the contract owner and the assignee regarding the proper allocation of contract rights.

Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

Assignment of the entire contract value may cause the portion of the contract value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

CONTRACT OWNER SERVICES

ASSET REBALANCING


Asset Rebalancing is the automatic reallocation of contract values to the sub-accounts on a predetermined percentage basis. Any transfer made during asset rebalancing will count toward the 20 transfers per calendar year limit. Asset Rebalancing is not available for assets held in the Guaranteed Term Options. Requests for Asset Rebalancing must be on a Nationwide form.


Asset Rebalancing occurs every three months or on another frequency if permitted by Nationwide. If the last day of the three-month period falls on a Saturday, Sunday, recognized holiday, or any other day when the New York Stock Exchange is closed, Asset Rebalancing will occur on the next business day.

Asset Rebalancing may be subject to employer limitations or restrictions for contracts issued to a Tax Sheltered Annuity plan. Contract owners should consult a financial adviser to discuss the use of Asset Rebalancing.

Nationwide reserves the right to stop establishing new Asset Rebalancing programs. Nationwide also reserves the right to assess a processing fee for this service.

DOLLAR COST AVERAGING

Dollar Cost Averaging is a long-term transfer program that allows you to make regular, level investments over time. It involves the automatic transfer of a specified amount from certain sub-accounts into other sub-accounts. Nationwide does not guarantee that this program will result in profit or protect contract owners from loss.


Contract owners direct Nationwide to automatically transfer specified amounts from the Federated Insurance Series - Federated Quality Bond Fund II: Primary Shares, Fidelity Variable Insurance Products Fund - VIP Money Market Portfolio:
Service Class 2, Fidelity Variable Insurance Products Fund II - VIP II Investment Grade Bond Portfolio: Service Class, Franklin Templeton Variable Insurance Products Trust - Franklin U.S. Government Fund: Class II, Neuberger Berman Advisors Management Trust - AMT Limited Maturity Bond Portfolio: Class I, PIMCO VIT Low Duration Portfolio: Administrative Class and PIMCO VIT Total Return Portfolio: Administrative Class to any other underlying mutual fund. Dollar Cost Averaging transfers may not be directed to Guaranteed Term Options.


Transfers may occur monthly or on another frequency if permitted by Nationwide. Nationwide will process transfers until either the value in the originating investment option is exhausted, or the contract owner instructs Nationwide in writing to stop the transfers.

Nationwide reserves the right to stop establishing new Dollar Cost Averaging programs. Nationwide also reserves the right to assess a processing fee for this service.

SYSTEMATIC WITHDRAWALS

Systematic Withdrawals allow contract owners to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis. Requests for Systematic Withdrawals and requests to discontinue Systematic Withdrawals must be in writing.

The withdrawals will be taken from the sub-accounts proportionately unless Nationwide is instructed otherwise. Systematic Withdrawals are not available from the Guaranteed Term Options.

Nationwide will withhold federal income taxes from Systematic Withdrawals unless otherwise instructed by the contract owner. The Internal Revenue Service may impose a 10% penalty tax if the contract owner is under age 59 1/2 unless the contract owner has made an irrevocable election of distributions of substantially equal payments.


Nationwide reserves the right to stop establishing new Systematic Withdrawal programs. Nationwide also reserves the right to assess a processing fee for this service. Systematic Withdrawals are not available before the end of the ten-day free look period (see "Right to Examine").


ANNUITY COMMENCEMENT DATE


The annuity commencement date is the date on which annuity payments are scheduled to begin. The contract owner may change the annuity commencement date before annuitization. This change must be in writing and approved by Nationwide. The change will become effective as of the date signed, but will not apply to any payment made or action taken by Nationwide before it is recorded at Nationwide's home office.


ANNUITIZING THE CONTRACT

ANNUITIZATION DATE

The annuitization date is the date that annuity payments begin. It will be the first day of a calendar month unless otherwise agreed. The annuitization date must be at least 2 years after the contract is issued, but may not be later than either:

o    the age (or date) specified in your contract; or

o    the age (or date) specified by state law, where applicable.


If the contract is issued to fund a Tax Sheltered Annuity, annuitization may occur during the first 2 years subject to Nationwide's approval.

The Internal Revenue Code may require that distributions be made prior to the annuitization dates specified above (see "Required Distributions").

ANNUITIZATION

Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Upon arrival of the annuitization date, the annuitant must choose:

1)   an annuity payment option; and

2) either a fixed payment annuity, variable payment annuity, or an available combination.

Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization. Under a variable payment annuity, the amount of each payment will vary with the performance of the underlying mutual funds chosen by the contract owner.


For contracts with total purchase payments in excess of $2,000,000, Nationwide will limit the amount that may be annuitized on any single life to $5,000,000. If the amount to be annuitized exceeds $5,000,000, Nationwide will allow additional individuals to be named as annuitants (for annuitization purposes only).


FIXED PAYMENT ANNUITY

A fixed payment annuity is an annuity where the amount of the annuity payments remains level.

The first payment under a fixed payment annuity is determined on the annuitization date based on the annuitant's age (in accordance with the contract) by:

1)   deducting applicable premium taxes from the total contract value; then

2) applying the contract value amount specified by the contract owner to the fixed payment annuity table for the annuity payment option elected.

Subsequent payments will remain level unless the annuity payment option elected provides otherwise. Nationwide does not credit discretionary interest during annuitization.

VARIABLE PAYMENT ANNUITY

A variable payment annuity is an annuity where the amount of the annuity payments will vary depending on the performance of the underlying mutual funds selected.

The first payment under a variable payment annuity is determined on the annuitization date based on the annuitant's age (in accordance with the contract) by:

1)   deducting applicable premium taxes from the total contract value; then

2) applying the contract value amount specified by the contract owner to the variable payment annuity table for the annuity payment option elected.

The dollar amount of the first payment is converted into a set number of annuity units that will represent each monthly payment. This is done by dividing the dollar amount of the first payment by the value of an annuity unit as of the annuitization date. This number of annuity units remains fixed during annuitization.

The second and subsequent payments are determined by multiplying the fixed number of annuity units by the annuity unit value for the valuation period in which the payment is due. The amount of the second and subsequent payments will vary with the performance of the selected underlying mutual funds. Nationwide guarantees that variations in mortality experience from assumptions used to calculate the first payment will not affect the dollar amount of the second and subsequent payments.

Value of an Annuity Unit

Annuity unit values for sub-accounts are determined by:

1) multiplying the annuity unit value for the immediately preceding valuation period by the net investment factor for the subsequent valuation period (see "Determining the Contract Value"); and then

2) multiplying the result from (1) by an interest factor to neutralize the assumed investment rate of 3.5% per year built into the purchase rate basis for variable payment annuities.


Assumed Investment Rate

An assumed investment rate is the percentage rate of return assumed to determine the amount of the first payment under a variable payment annuity. Nationwide uses the assumed investment rate of 3.5% to calculate the first annuity payment and to calculate the investment performance of an underlying mutual fund in order to determine subsequent payments under a variable payment annuity. An assumed investment rate is the percentage rate of return required to maintain level variable annuity payments. Subsequent variable annuity payments may be more or less than the first payment based on whether actual investment performance of the underlying mutual funds is higher or lower than the assumed investment rate of 3.5%.

Exchanges among Underlying Mutual Funds

Exchanges among underlying mutual funds during annuitization must be requested in writing. Exchanges will occur on each anniversary of the annuitization date.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS

Payments are made based on the annuity payment option selected, unless:

o the amount to be distributed is less than $2,000, in which case Nationwide may make one lump sum payment of the contract value; or

o an annuity payment would be less than $20, in which case Nationwide can change the frequency of payments to intervals that will result in payments of at least $20. Payments will be made at least annually.


ANNUITY PAYMENT OPTIONS


Contract owners must elect an annuity payment option before the annuitization date. If an annuity payment option is not selected, a life annuity with a guaranteed period of 240 months will be the default form of payment. However, the annuity payment option is limited if total purchase payments are greater than $2,000,000.

Not all of the annuity payment options may be available in all states. Options available may be limited based on the age of the annuitant and the age of any designated second individual upon whose life any payments may depend. Contract owners may request other options before the annuitization date. These options are subject to Nationwide's approval.

No distribution for Non-Qualified Contracts will be made until an annuity payment option has been elected. IRAs, SEP IRAs, Simple IRAs, Roth IRAs and Tax Sheltered Annuities are subject to the "minimum distribution" requirements set forth in the plan, contract, and the Internal Revenue Code.

Annuity Payment Options if Total Purchase Payments are $2,000,000 or Less:

1) LIFE ANNUITY - An annuity payable periodically, but at least annually, for the lifetime of the annuitant. Payments will end upon the annuitant's death. For example, if the annuitant dies before the second annuity payment date, the annuitant will receive only one annuity payment. The annuitant will only receive two annuity payments if he or she dies before the third annuity payment date, and so on.

2) JOINT AND SURVIVOR ANNUITY - An annuity payable periodically, but at least annually, during the joint lifetimes of the annuitant and a designated second individual. If one of these parties dies, payments will continue for the lifetime of the survivor. As is the case under option 1, there is no guaranteed number of payments. Payments end upon the death of the last surviving party, regardless of the number of payments received.

3) LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED - An annuity payable monthly during the lifetime of the annuitant. If the annuitant dies before all of the guaranteed payments have been made, payments will continue to the end of the guaranteed period and will be paid to a designee chosen by the annuitant at the time the annuity payment option was elected. If the annuitant fails to elect such a designee, payments will be made to the beneficiary.

Annuity Payment Option if Total Purchase Payments are Greater Than $2,000,000:

If the total of all purchase payments made to the contract is greater than $2,000,000, the only available annuity payment option is the longer of:

o    a fixed life annuity with a 20 year term certain; or

o    a fixed life annuity with a term certain to age 95.

If the annuitant dies before all of the guaranteed payments have been made, payments will continue to the end of the guaranteed period and will be paid to a designee chosen by the annuitant. If the annuitant fails to elect such a designee, payments will be made to the beneficiary.


DEATH BENEFITS

DEATH OF CONTRACT OWNER - NON-QUALIFIED CONTRACTS

If the contract owner who is not the annuitant dies before the annuitization date, the joint owner becomes the contract owner. If no joint owner is named, the contingent owner becomes the contract owner. If no contingent owner is named, the last surviving contract owner's estate becomes the contract owner.

If the contract owner and annuitant are the same, and the contract owner/annuitant dies before the annuitization date, the contingent owner will not have any rights in the contract unless the contingent owner is also the beneficiary.

Distributions under Non-Qualified Contracts will be made pursuant to the "Required Distributions for Non-Qualified Contracts" provision.

DEATH OF ANNUITANT - NON-QUALIFIED CONTRACTS

If the annuitant who is not a contract owner dies before the annuitization date, a death benefit is payable to the beneficiary unless a contingent annuitant is named. If a contingent annuitant is named, the contingent annuitant becomes the annuitant and no death benefit is payable.

The beneficiary may elect to receive the death benefit:

1)   in a lump sum;

2)   as an annuity; or

3)   in any other manner permitted by law and approved by Nationwide.

The beneficiary must notify Nationwide of this election within 60 days of the annuitant's death.

If no beneficiary survives the annuitant, the contingent beneficiary receives the death benefit. Contingent beneficiaries will share the death benefit equally, unless otherwise specified.

If no beneficiary(ies) or contingent beneficiary(ies) survive the annuitant, the contract owner or the last surviving contract owner's estate will receive the death benefit.

If the contract owner is a Charitable Remainder Trust and the annuitant dies before the annuitization date, the death benefit will accrue to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

If the annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH OF CONTRACT OWNER/ANNUITANT

If a contract owner who is also the annuitant dies before the annuitization date, a death benefit is payable according to the "Death of Annuitant - Non-Qualified Contracts" provision.

A joint owner will receive a death benefit if a contract owner/annuitant dies before the annuitization date.

If the contract owner/annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH BENEFIT PAYMENT


At the time of application, the contract owner selects either the standard death benefit or the optional death benefit (for an additional charge). The optional death benefit is only available for contracts where the annuitant or contingent annuitant is age 80 or younger at the time of application. The optional death benefit may not be available in all states. If no selection is made at the time of application, the death benefit will be the standard death benefit.


The death benefit value is determined as of the date Nationwide receives:

1)   proper proof of the annuitant's death;

2)   an election specifying the distribution method; and

3)   any state required form(s).


Standard Death Benefit

If the annuitant dies prior to the annuitization date, the standard death benefit will be equal to the contract value.

One-Year Enhanced Death Benefit Option


If the annuitant dies before the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the One-Year Enhanced Death Benefit will be the greatest of:

1)   the contract value;

2) the total of all purchase payments, less an adjustment for amounts surrendered; or

3) the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.


The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If the annuitant dies before the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the One-Year Enhanced Death Benefit will be determined using the following formula:

     (A x F) + B(1 - F), where


     A = the greatest of:

          a)   the contract value;

          b) the total of all purchase payments, less an adjustment for amounts surrendered; or

          c) the highest contract value on any contract anniversary prior to the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.


          The adjustment for amounts surrendered will reduce items (b) and (c) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s);


     B = the contract value; and

     F = the ratio of $3,000,000 to the total of all purchase payments made to the contract.

REQUIRED DISTRIBUTIONS

The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Please consult a qualified tax or financial adviser for more specific required distribution information.

REQUIRED DISTRIBUTIONS - GENERAL INFORMATION

In general, a beneficiary is an entity or person that the contract owner designates to receive death proceeds upon the contract owner's death. The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, Roth IRAs and Tax Sheltered Annuities after the death of the annuitant, or that are made from Non-Qualified Contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.

Life expectancies and joint life expectancies will be determined pursuant to Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Proposed Treasury Regulation 1.401(a)(9)-5, Q&A 7.

Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner's death. For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until December 31 of the year following the contract owner's death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:

1) If any contract owner dies on or after the annuitization date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.

2) If any contract owner dies before the annuitization date, then the entire interest in the contract (consisting of either the death benefit or the contract value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner's death, provided however:

     a) any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and

     b) if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse's death.

In the event that the contract owner is not a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:

a) the death of the annuitant will be treated as the death of a contract owner;

b)   any change of annuitant will be treated as the death of a contract owner;
     and

c) in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

The designated beneficiary must elect a method of distribution and notify Nationwide of this election within 60 days of the contract owner's death.

REQUIRED DISTRIBUTIONS FOR TAX SHELTERED ANNUITIES, INDIVIDUAL RETIREMENT ANNUITIES, SEP IRAS, SIMPLE IRAS AND ROTH IRAS

Distributions from a Tax Sheltered Annuity, Individual Retirement Annuity, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1/2. Distributions may be paid in a lump sum or in substantially equal payments over:

a) the life of the contract owner or the joint lives of the contract owner and the contract owner's designated beneficiary; or

b) a period not longer than the period determined under the table in Proposed Treasury Regulation 1.401(a)(9)-5, Q&A4, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner. If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Proposed Treasury Regulation 1.401(a)(9)-5, Q&A7.

For Tax Sheltered Annuities, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the contract owner.

For Individual Retirement Annuities, SEP IRAs and Simple IRAs required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Individual Retirement Annuity, SEP IRA or Simple IRA of the contract owner.

If the contract owner's entire interest in a Tax Sheltered Annuity, Individual Retirement Annuity, SEP IRA or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date. The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1/2. The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

If the contract owner dies before the required beginning date (in the case of a Tax Sheltered Annuity, Individual

Retirement Annuity, SEP IRA or Simple IRA) or before the entire contract value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

a) if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

b) if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

c) if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner's death.

If the contract owner dies on or after the required beginning date, the interest in the Tax Sheltered Annuity, Individual Retirement Annuity, SEP IRA or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

a) if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

b) if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

c) if there is no designated beneficiary, the applicable distribution period is the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

For Individual Retirement Annuities, SEP IRAs and Simple IRAs, a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution which is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an Individual Retirement Annuity, SEP IRA or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all Individual Retirement Annuities, SEP IRAs or Simple IRAs.

Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions" (see "Federal Tax Considerations").

FEDERAL TAX CONSIDERATIONS

FEDERAL INCOME TAXES

The tax consequences of purchasing a contract described in this prospectus will depend on:

o    the type of contract purchased;

o    the purposes for which the contract is purchased; and

o the personal circumstances of individual investors having interests in the contracts.

See "Synopsis of the Contracts" for a brief description of the various types of contracts and the different purposes for which the contracts may be purchased.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, Individual Retirement Accounts, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), the tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Nothing in this prospectus should be considered to be tax advice. Contract owners and prospective contract owners should consult a financial consultant, tax adviser or legal counsel to discuss the taxation and use of the contracts.

The Internal Revenue Code sets forth different income tax rules for the following types of annuity contracts:

o    Individual Retirement Annuities;

o    Simple IRAs;

o    SEP IRAs;

o    Roth IRAs;

o    Tax Sheltered Annuities; and

o    Non-Qualified Contracts.

Individual Retirement Annuities, SEP IRAs and Simple IRAs

Distributions from Individual Retirement Annuities, SEP IRAs and Simple IRAs are generally taxed when received. If any of the amount contributed to the IRA was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA are made prior to the date that the owner attains the age of 59 1/2 years, the income is subject to the regular income tax and an additional penalty tax of 10% is generally applicable. (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the 2 year period beginning on the date that the individual first participated in the Simple IRA.) The 10% penalty tax can be avoided if the distribution is:

o    made to a beneficiary on or after the death of the owner;

o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

o    used for qualified higher education expenses; or

o used for expenses attributable to the purchase of a home for a qualified first-time buyer.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or nontaxable depending upon whether they are "qualified distributions" or "non-qualified distributions." A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:

o    it is made on or after the date on which the contract owner attains age 59
     1/2;

o it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;

o    it is attributable to the contract owner's disability; or

o it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five year rule generally is satisfied if the distribution is not made within the five taxable year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not includable in gross income for federal income tax purposes.

A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of total contributions is includable in the contract owner's gross income in the year that is distributed to the contract owner.

Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special 4-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59 1/2 years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

o    made to a beneficiary on or after the death of the owner;

o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

o    for qualified higher education expenses; or

o used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.

Tax Sheltered Annuities

Distributions from Tax Sheltered Annuities are generally taxed when received. A portion of each distribution is excludable from income based on a formula established pursuant to the Internal Revenue Code. The formula excludes from income the amount invested in the contract divided by the number of anticipated payments until the full investment in the contract is recovered. Thereafter all distributions are fully taxable.

If a distribution of income is made from a Tax Sheltered Annuity prior to the date that the owner attains the age of 59 1/2 years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

o    made to a beneficiary on or after the death of the owner;

o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

o    for qualified higher education expenses;

o used for expenses attributable to the purchase of a home for a qualified first-time buyer; or

o made to the owner after separation from service with his or her employer after age 55.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the annuitization date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner's investment at the time of the distribution. Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged, or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.

With respect to annuity distributions on or after the annuitization date, a portion of each annuity payment is excludable from taxable income. The amount excludable is based on the ratio between the contract owner's investment in the contract and the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

In determining the taxable amount of a distribution, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the annuitization date are treated first as a recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982 will be treated as taxable income.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59 1/2. The amount of the penalty is 10% of the portion of any distribution that is includable in gross income. The penalty tax does not apply if the distribution is:

o    the result of a contract owner's death;

o the result of a contract owner's disability (as defined in the Internal Revenue Code);

o one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or

o    is allocable to an investment in the contract before August 14, 1982.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals. Different rules (the so-called "non-natural person" rules) apply if the contract owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.

The non-natural person rules do not apply to all entity-owned contracts. A contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural person rules also do not apply to contracts that are:

o acquired by the estate of a decedent by reason of the death of the decedent;

o issued in connection with certain qualified retirement plans and individual retirement plans;

o purchased by an employer upon the termination of certain qualified retirement plans; or

o immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

WITHHOLDING

Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:

o    the distribution is made directly to another Tax Sheltered Annuity or IRA;
     or

o the distribution satisfies the minimum distribution requirements imposed by the Internal Revenue Code.

In addition, under some circumstances, the Internal Revenue Code will not permit contract owners to waive withholding. Such circumstances include:

o if the payee does not provide Nationwide with a taxpayer identification number; or

o if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding. The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

NON-RESIDENT ALIENS

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:

1) provide Nationwide with proof of residency and citizenship (in accordance with Internal Revenue Service requirements); and

2)   provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another way to avoid the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

1) the distribution is connected to the non-resident alien's conduct of business in the United States; and

2) the distribution is not includable in the non-resident alien's gross income for United States federal income tax purposes.

Note that these distributions may be subject to back-up withholding, currently 31%, if a correct taxpayer identification number is not provided.

FEDERAL ESTATE, GIFT, AND GENERATION SKIPPING TRANSFER TAXES

The following transfers may be considered a gift for federal gift tax purposes:

o    a transfer of the contract from one contract owner to another; or

o    a distribution to someone other than a contract owner.

Upon the contract owner's death, the value of the contract may subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

a) an individual who is two or more generations younger than the contract owner; or

b) certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not 2 or more generations younger than the contract owner).

If the contract owner is not an individual, then for this purpose ONLY, "contract owner" refers to any person:

o who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

o who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

CHARGE FOR TAX

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

DIVERSIFICATION

Internal Revenue Code Section 817(h) contains rules on diversification requirements for variable annuity contracts. A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:

o    the failure to diversify was accidental;

o    the failure is corrected; and

o    a fine is paid to the Internal Revenue Service.

The amount of the fine will be the amount of tax that would have been paid by the contract owner if the income, for the period the contract was not diversified, had been received by the contract owner.

If the violation is not corrected, the contract owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract. Nationwide believes that the investments underlying this contract meet these diversification requirements.

TAX CHANGES

The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. You should consult with your tax and/or financial adviser for more information.

In 2001, the Economic Growth and Tax Relief Reconciliation Act (EGTRRA) was enacted. EGTRRA made numerous changes to the Internal Revenue Code, including the following:

o    generally lowering federal income tax rates;

o increasing the amounts that may be contributed to various retirement plans, such as IRAs, Tax Sheltered Annuities and Qualified Plans;

o increasing the portability of various retirement plans by permitting IRAs, Tax Sheltered Annuities, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;

o    eliminating and/or reducing the highest federal estate tax rates;

o    increasing the estate tax credit; and

o    for persons dying after 2009, repealing the estate tax.

All of the changes resulting from EGTRRA are scheduled to "sunset," or become ineffective, after December 31, 2010 unless they are extended by additional legislation. If changes resulting from EGTRRA are not extended, beginning January 1, 2011, the Internal Revenue Code will be restored to its pre-EGTRRA form. This creates uncertainty as to future tax requirements and implications. Please consult a qualified tax or financial adviser for further information relating to EGTRRA and other tax issues.

STATEMENTS AND REPORTS

Nationwide will mail contract owners statements and reports. Therefore, contract owners should promptly notify Nationwide of any address change.

These mailings will contain:

o    statements showing the contract's quarterly activity;

o confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions (i.e., Dollar Cost Averaging or salary reduction programs). Instead, confirmation of recurring transactions will appear in the contract's quarterly statements;

o semi-annual reports as of June 30 containing financial statements for the variable account; and

o annual reports as of December 31 containing financial statements for the variable account.

Contract owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

LEGAL PROCEEDINGS

Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on Nationwide.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

On October 29, 1998, Nationwide was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by Nationwide and the other named Nationwide affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, Nationwide and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by Nationwide and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. The class has not been certified. Nationwide intends to defend this lawsuit vigorously.

On August 15, 2001, Nationwide was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On September 5, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of plan trustees who purchased variable annuities to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from Nationwide which invested in mutual funds that were offered by separate mutual fund companies; that Nationwide was a fiduciary under ERISA and that Nationwide breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by Nationwide; and that Nationwide violated ERISA by replacing many of the mutual funds originally included in the plaintiffs' annuities with "inferior" funds because the new funds purportedly paid more in revenue sharing. The amended complaint seeks disgourgement of fees by Nationwide and other unspecified compensatory damages. On November 15, 2001, Nationwide filed a motion to dismiss the amended complaint, which has not been decided. On December 3, 2001, the plaintiffs filed a motion for class certification. On January 15, 2002, the plaintiffs filed a response to Nationwide's motion to dismiss the amended complaint. On February 22, 2002, Nationwide filed a reply in support of its motion to dismiss. The class has not been certified. Nationwide intends to defend this lawsuit vigorously.

There can be no assurance that any such litigation will not have a material adverse effect on Nationwide in the future.

The general distributor, NISC, is not engaged in any litigation of any material nature.

ADVERTISING


A "yield" and "effective yield" may be advertised for the Fidelity Variable Insurance Products Fund - VIP Money Market Portfolio: Service Class 2. "Yield" is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the Fidelity Variable Insurance Products Fund - VIP Money Market Portfolio: Service Class 2's units. Yield is an annualized figure, which means that it is assumed that the Fidelity Variable Insurance Products Fund - VIP Money Market Portfolio: Service Class 2 generates the same level of net income over a 52-week period. The "effective yield" is calculated similarly but includes the effect of assumed compounding, calculated under rules prescribed by the SEC. The effective yield will be slightly higher than yield due to this compounding effect.


Nationwide may advertise the performance of a sub-account in relation to the performance of other variable annuity sub-accounts, underlying mutual fund options with similar or different objectives, or the investment industry as a whole. Other investments to which the sub-accounts may be compared include, but are not limited to:

o    precious metals;
o    real estate;
o    stocks and bonds;
o    closed-end funds;
o    bank money market deposit accounts and passbook savings;
o    CDs; and
o    the Consumer Price Index.

Market Indexes

The sub-accounts will be compared to certain market indexes, such as:

o    S&P 500;
o    Shearson/Lehman Intermediate Government/Corporate Bond Index;
o    Shearson/Lehman Long-Term Government/Corporate Bond Index;
o    Donoghue Money Fund Average;
o    U.S. Treasury Note Index;
o    Bank Rate Monitor National Index of 2 1/2 Year CD Rates; and
o    Dow Jones Industrial Average.

Tracking & Rating Services; Publications

Nationwide's rankings and ratings are sometimes published by other services, such as:

o    Lipper Analytical Services, Inc.;
o    CDA/Wiesenberger;
o    Morningstar;
o    Donoghue's;
o    magazines such as:
     >    Money;
     >    Forbes;
     >    Kiplinger's Personal Finance Magazine;
     >    Financial World;
     >    Consumer Reports;
     >    Business Week;
     >    Time;
     >    Newsweek;
     >    National Underwriter; and
     >    U.S. News and World Report;
o    LIMRA;
o    Value;
o    Best's Agent Guide;
o    Western Annuity Guide;
o    Comparative Annuity Reports;
o    Wall Street Journal;
o    Barron's;
o    Investor's Daily;
o    Standard & Poor's Outlook; and
o    Variable Annuity Research & Data Service (The VARDS Report).

These rating services and publications rank the underlying mutual funds' performance against other funds. These rankings may or may not include the effects of sales charges or other fees.

Financial Rating Services

Nationwide is also ranked and rated by independent financial rating services, among which are Moody's, Standard & Poor's and A.M. Best Company. Nationwide may advertise these ratings. These ratings reflect Nationwide's financial strength or claims-paying ability. The ratings are not intended to reflect the investment experience or financial strength of the variable account.

Some Nationwide advertisements and endorsements may include lists of organizations, individuals or other parties that recommend Nationwide or the contract. Furthermore, Nationwide may occasionally advertise comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

Historical Performance of the Sub-Accounts

Nationwide will advertise historical performance of the sub-accounts. Nationwide may advertise the sub-account's standardized average annual total return ("standardized return") calculated in a manner prescribed by the SEC, and non-standardized total return ("non-standardized return").


Standardized return shows the percentage rate of return of a hypothetical initial investment of $1,000 for the most recent one, five and ten year periods (or for a period covering the time the underlying mutual fund has been available in the variable account if it has not been available for one of the prescribed periods). This calculation reflects the variable account charges that would be assessed to a contract if the optional death benefit is chosen (0.55%). Standardized return does not reflect the deduction of state premium taxes, which may be imposed by certain states.

Non-standardized return is calculated similarly to standardized return except non-standardized return assumes an initial investment of $25,000 and variable account charges of 0.35%. An assumed initial investment of $25,000 is used because that amount more accurately reflects the average contract size.


Both methods of calculation reflect total return for the most recent one, five and ten year periods (or for a period covering the time the underlying mutual fund has been in existence). For those underlying mutual funds which have not been available for one of the prescribed periods, the non-standardized total return illustrations will show the investment performance the underlying mutual funds would have achieved had they been available in the variable account for one of the periods. If the underlying mutual fund has been available in the variable account for less than one year (or if the underlying mutual fund has been effective for less than one year), standardized and non-standardized performance is not annualized.

The standardized average annual total return and non-standardized total return quotations are calculated using underlying mutual fund expense data for the period ended December 31, 2001. However, Nationwide generally provides performance information more frequently. Information relating to performance of the sub-accounts is based on historical earnings and does not represent or guarantee future results.


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            TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION
                                                                            Page

General Information and History................................................1
Services.......................................................................1
Purchase of Securities Being Offered...........................................2
Underwriters...................................................................2
Calculations of Performance....................................................2
Annuity Payments...............................................................3
Financial Statements...........................................................4



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APPENDIX A: OBJECTIVES FOR UNDERLYING MUTUAL FUNDS

The underlying mutual funds listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.

There is no guarantee that the investment objectives will be met.


AIM VARIABLE INSURANCE FUNDS, INC.

AIM Variable Insurance Funds is an open-end, series, management investment company organized as a Maryland trust. Pursuant to an agreement and plan of reorganization, AIM Variable Insurance Funds was reorganized on May 1, 2000 as a Delaware business trust. The Funds are currently offered to insurance company separate accounts to fund benefits of variable annuity contracts and variable life insurance policies. AIM Advisors, Inc. ("AIM") serves as the Funds' investment adviser.

     AIM V.I. BASIC VALUE FUND: SERIES I SHARES

     Investment Objective: Long-term growth of capital. The Fund pursues its objective by investing, normally, at least 65% of its net assets in equity securities of U.S. issuers that have market capitalizations of greater than $500 million and that the portfolio managers believe to be undervalued in relation to long-term earning power or other factors.

     AIM V.I. CAPITAL APPRECIATION FUND: SERIES I SHARES

     Investment Objective: Growth of capital. The Fund pursues its objective by investing principally in common stocks of companies the investment adviser believes are likely to benefit from new or innovative products, services or processes as well as those that have experienced above-average, long-term growth in earnings and have excellent prospects for future growth.

     AIM V.I. CAPITAL DEVELOPMENT FUND: SERIES I

     Investment Objective: The Fund's investment objective is long-term growth of capital. The Fund seeks to meet its objective by investing primarily in securities, including common stocks, convertible securities and bonds, of small- and medium-sized companies. The Fund may also invest up to 25% of its total assets in foreign securities.

ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.

Alliance Variable Products Series Fund, Inc. (the "Fund") is an open-end series investment company designed to fund variable annuity contracts and variable life insurance policies offered by the separate accounts of certain life insurance companies. The Fund currently offers an opportunity to choose among the separately managed pools of assets (the "Portfolios") described in the Fund's prospectus which have differing investment objectives and policies. Alliance Capital Management L.P. ("Alliance") serves as the Portfolios' investment adviser.

     ALLIANCEBERNSTEIN INTERNATIONAL VALUE PORTFOLIO: CLASS A

     Investment Objective: Long-term growth of capital. The Portfolio invests primarily in a diversified portfolio of foreign equity securities. The Portfolio's investment policies emphasize investment in companies that are determined by Alliance to be undervalued, using the fundamental value approach of Alliance's Bernstein unit.

     ALLIANCEBERNSTEIN REAL ESTATE INVESTMENT PORTFOLIO: CLASS A

     Investment Objective: Total return from long-term growth of capital and from income principally through investing in equity securities of companies that are primarily engaged in or related to the real estate industry. The Portfolio invests, under normal circumstances, at least 80% of its net assets in equity securities of real estate investment trusts or "REITS" and other real estate industry companies.

     ALLIANCEBERNSTEIN SMALL CAP VALUE PORTFOLIO: CLASS A

     Investment Objective: Long-term growth of capital. The Portfolio invests primarily in a diversified portfolio of equity securities of companies with relatively small market capitalizations. Under normal circumstances, the Portfolio will invest at least 65% of its total assets in these types of securities. The Portfolio's investment policies emphasize investment in companies that are determined by Alliance to be undervalued, using the fundamental value approach of Alliance's Bernstein unit.

     GROWTH AND INCOME PORTFOLIO: CLASS A

     Investment Objective: Reasonable current income and reasonable opportunity for appreciation through investments primarily in dividend-paying common stocks of good quality. The Portfolio may also invest in fixed-income securities and convertible securities.


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AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., A MEMBER OF THE AMERICAN CENTURYSM
FAMILY OF INVESTMENTS

American Century Variable Portfolios, Inc. was organized as a Maryland corporation in 1987. It is a diversified, open-end investment management company that offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. American Century Variable Portfolios, Inc. is managed by American Century Investment Management, Inc.

     AMERICAN CENTURY VP INCOME & GROWTH FUND: CLASS I

     Investment Objective: Capital growth. The Fund seeks to achieve its investment objective by investing in common stocks. Income is a secondary objective. The investment manager constructs the portfolio to match the risk characteristics of the S&P 500 Stock Index and then optimizes each portfolio to achieve the desired balance of risk and return potential. This includes targeting a dividend yield that exceeds that of the S&P 500. The Fund may not invest more than 25% of its total assets in companies whose principal business activities are in the same industry.


     AMERICAN CENTURY VP INTERNATIONAL FUND: CLASS I

     Investment Objective: Capital growth. The Fund will seek to achieve its investment objective by investing primarily in securities of foreign companies that meet certain fundamental and technical standards of selection and, in the opinion of the investment manager, have potential for appreciation. Under normal conditions, the Fund managers intend to keep the Fund essentially fully invested regardless of the movement of the market generally.


     AMERICAN CENTURY VP ULTRA FUND: CLASS I

     Investment Objective: Capital growth by investing in common stocks of growing companies. The basis of the strategy used by the Fund is that, over the long term, stocks of companies with earnings and revenue growth have a greater than average chance to increase in value over time. This strategy looks for stocks of large companies with earnings and revenues that are not only growing, but growing at a successively faster or accelerating pace. Although most of the Fund's assets will be invested in U.S. companies, there is no limit on the amount of assets the Fund can invest in foreign companies. Most of the Fund's foreign investments are in companies located and doing business in developed countries.


     AMERICAN CENTURY VP VALUE FUND: CLASS I

     Investment Objective: Long-term capital growth; income is a secondary objective. The managers look for companies whose stock prices are less than they believe the company is worth. The managers attempt to purchase the stock of these undervalued companies and hold them until their stock price has increased to, or is higher than, a level the managers believe more accurately reflects the fair value of the company. Under normal market conditions, the Fund expects to invest at least 80% of the value of its total assets in stocks regardless of the movement of stock prices generally. When the managers believe it is prudent, the Fund may invest a portion of its assets in equity securities, including common and preferred stock, convertible preferred stock and convertible debt securities.


DREYFUS INVESTMENT PORTFOLIOS

Dreyfus Investment Portfolios (the "Fund") is an open-end, management investment company known as a mutual fund. Shares are offered only to variable annuity and variable life insurance separate accounts established by insurance companies to fund variable annuity contracts and variable life insurance policies and to qualified pension and retirement plans. Individuals may not purchase shares directly from the Fund. The Dreyfus Corporation serves as the Fund's investment adviser.

     EMERGING MARKETS PORTFOLIO: INITIAL SHARES

     Investment Objective: Long-term capital growth. The Portfolio invests at least 80% of its assets in the stocks of companies organized, or with a majority of its assets or business, in emerging market countries. Normally, the Portfolio will not invest more than 25% of its total assets in the securities of companies in any one emerging market country. The Portfolio may invest up to 35% of its net assets in the high yield debt securities of such companies as Dreyfus deems appropriate in light of market conditions.


     SMALL CAP STOCK INDEX PORTFOLIO: SERVICE SHARES

     Investment Objective: Seeks to match the performance of the Standard & Poor's SmallCap 600 Index. To pursue this goal, the Portfolio invests in a representative sample of stocks included in the S&P SmallCap 600 Index, and in futures whose performance is related to the Index, rather than attempt to replicate the Index. The Portfolio attempts to have a correlation between its performance and that of the Index of at least .95, before expenses. The Portfolio's investments are selected by a "sampling" process based on market capitalization, industry representation and other means. By using this sampling process, the

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

     Portfolio typically will not invest in all 600 stocks in the S&P SmallCap 600 Index.

DREYFUS STOCK INDEX FUND, INC.: INITIAL SHARES

The Dreyfus Stock Index Fund, Inc. is an open-end, non-diversified, management investment company incorporated under Maryland law on January 24, 1989 and commenced operations on September 29, 1989. The Fund offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. The Dreyfus Corporation ("Dreyfus") serves as the Fund's manager, while Mellon Equity Associates, an affiliate of Dreyfus, serves as the Fund's index manager. Dreyfus is a wholly owned subsidiary of Mellon Bank, N.A., which is a wholly owned subsidiary of Mellon Bank Corporation.

     Investment Objective: To provide investment results that correspond to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the Standard & Poor's 500 Composite Stock Price Index. The Fund is neither sponsored by nor affiliated with Standard & Poor's Corporation.

DREYFUS VARIABLE INVESTMENT FUND

Dreyfus Variable Investment Fund is an open-end, management investment company. It was organized as an unincorporated business trust under the laws of the Commonwealth of Massachusetts on October 29, 1986 and commenced operations on August 31, 1990. The Fund offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. Dreyfus serves as the Fund's manager. Fayez, Sarofim & Company serves as the sub-adviser and provides day-to-day management of the Portfolio.

     APPRECIATION PORTFOLIO: INITIAL SHARES

     Investment Objective: Primarily to provide long-term capital growth consistent with the preservation of capital; current income is a secondary investment objective. This Portfolio invests primarily in the common stocks of domestic and foreign issuers.

     SMALL CAP PORTFOLIO: INITIAL SHARES

     Investment Objective: To maximize capital appreciation by investing primarily in small-cap companies with total market capitalizations of less than $2 billion at the time of purchase.

FEDERATED INSURANCE SERIES

Federated Insurance Series (the "Trust"), an open-end management investment company, was established as a Massachusetts business trust, under a Declaration of Trust dated September 15, 1993. The Trust offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. Federated Investment Management Company serves as the investment adviser.

     FEDERATED QUALITY BOND FUND II: PRIMARY SHARES

     Investment Objective: Current income by investing in investment grade fixed income securities.


FIDELITY VARIABLE INSURANCE PRODUCTS FUND

The Fidelity Variable Insurance Products Fund ("VIP") is an open-end, diversified, management investment company organized as a Massachusetts business trust on November 13, 1981. Shares of VIP are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. Fidelity Management & Research Company ("FMR") is the manager for VIP and its portfolios.

     VIP EQUITY-INCOME PORTFOLIO: SERVICE CLASS

     Investment Objective: Reasonable income. Also considers the potential for capital appreciation. Seeks to achieve a yield which exceeds the composite yield on the securities comprising the Standard & Poor's 500 Composite Stock Price Index. Normally invests at least 65% of total assets in income-producing equity securities, which tends to lead to investments in large cap "value" stocks.

     VIP GROWTH PORTFOLIO: SERVICE CLASS

     Investment Objective: Capital appreciation. Normally invests primarily in common stocks of companies the investment adviser believes have above-average growth potential (often called "growth" stocks).


     VIP MONEY MARKET PORTFOLIO: SERVICE CLASS 2

     Investment Objective: As high a level of current income as is consistent with preservation of capital and liquidity. Invests in U.S.
     dollar-denominated money market securities and repurchase agreements, and may enter into reverse repurchase agreements.


     VIP OVERSEAS PORTFOLIO: SERVICE CLASS

     Investment Objective: Long-term capital growth. Normally invests at least 65% of total assets in foreign securities, primarily in common stocks.

FIDELITY VARIABLE INSURANCE PRODUCTS FUND II

The Fidelity Variable Insurance Products Fund II ("VIP II") is an open-end, diversified, management investment company organized as a Massachusetts business trust on March 21, 1988. VIP II's shares are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. FMR is the manager of VIP II and its portfolios.

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

     VIP II CONTRAFUND(R) PORTFOLIO: SERVICE CLASS

     Investment Objective: Long-term capital appreciation. Normally invests primarily in common stocks of companies whose value the Portfolio's investment adviser believes is not fully recognized by the public.


     VIP II INVESTMENT GRADE BOND PORTFOLIO: SERVICE CLASS

     Investment Objective: As high a level of current income as is consistent with preservation of capital. Normally invests in U.S. dollar-denominated investment-grade bonds of medium and high quality.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

Franklin Templeton Variable Insurance Products Trust is an open-end, diversified management investment company organized as a business trust under the laws of Massachusetts on February 25, 1988. The Trust consists of separate funds offering a wide variety of investment choices which are generally available as investment options in variable annuity contracts and variable life insurance policies offered by life insurance companies.

     FRANKLIN SMALL CAP VALUE SECURITIES FUND: CLASS II

     Investment Objective: Long-term total return. Under normal market conditions, the Fund will invest at least 80% of its net assets in investments of small capitalization companies. The Fund invests in equity securities of companies that the Fund's manager believes are selling substantially below the underlying value of their assets or their private market value.

     FRANKLIN U.S. GOVERNMENT FUND: CLASS II

     Investment Objective: Income. Under normal market conditions, the Fund will invest at least 80% of its net assets in U.S. government securities. The Fund currently invests primarily in fixed and variable rate mortgage-backed securities, a substantial portion of which is in Government National Mortgage Association obligations ("Ginnie Maes").

     TEMPLETON DEVELOPING MARKETS SECURITIES FUND: CLASS II

     Investment Objective: Long-term capital appreciation. Under normal market conditions, the Fund will invest at least 80% of its net assets in emerging market investments. In addition to its main investments, the Fund may invest up to 20% of its net assets in investments of developed market countries.

     TEMPLETON FOREIGN SECURITIES FUND: CLASS II

     Investment Objective: The Fund's goal is long-term capital growth. Under normal market conditions, the Fund will invest at least 80% of its net assets in investments of issuers located outside the United States, including those in emerging markets. The Fund's investment manager is Templeton Investment Counsel, LLC.

     TEMPLETON GROWTH SECURITIES FUND: CLASS II

     Investment Objective: Long-term capital growth. Under normal market conditions, the Fund will invest at least 65% of its total assets in the equity securities of companies located anywhere in the world, including those in the U.S. and emerging markets. In addition to its main investments, depending upon current market conditions, the Fund may invest up to 25% of its net assets in debt securities of companies and governments located anywhere in the world.

INVESCO VARIABLE INVESTMENT FUNDS, INC.

INVESCO Variable Investment Funds, Inc., a Maryland Corporation, is an open-end management investment company that offers shares of common stock of ten diversified investment portfolios. The Company's shares are not offered directly to the public, but are sold exclusively to life insurance companies as a pooled funding vehicle for variable annuity and variable life insurance contracts issued by separate accounts of participating insurance companies.

     INVESCO VIF DYNAMICS FUND

     Investment Objective: Appreciation of capital through aggressive investment policies. The Fund invests primarily in common stocks of U.S. companies traded on national securities exchanges and over-the-counter. INVESCO Funds Group, Inc. is the Fund's investment adviser.

     INVESCO VIF SMALL COMPANY GROWTH FUND

     Investment Objective: Long-term capital growth. The Fund invests primarily in equity securities of small-capitalization U.S. companies traded "over-the-counter." INVESCO Funds Group, Inc. is the Fund's investment adviser.

JANUS ASPEN SERIES

The Janus Aspen Series is an open-end management investment company whose shares are offered in connection with investment in and payments under variable annuity contracts and variable life insurance policies, as well as certain qualified retirement plans. Janus Capital Corporation serves as investment adviser to each Portfolio.


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     BALANCED PORTFOLIO: SERVICE SHARES

     Investment Objective: Long-term capital growth, consistent with preservation of capital and balanced by current income.

     CAPITAL APPRECIATION PORTFOLIO: SERVICE SHARES

     Investment Objective: Long-term growth of capital by investing primarily in common stocks selected for their growth potential. The Portfolio may invest in companies of any size, from larger, well-established companies to smaller, emerging growth companies.

     CORE EQUITY PORTFOLIO: SERVICE SHARES

     Investment Objective: Long-term growth of capital. The Portfolio invests, under normal circumstances, at least 80% of its net assets in equity securities selected for their growth potential. Eligible equity securities include domestic and foreign common stocks; preferred stocks; securities convertible into common stocks and preferred stocks such as convertible preferred stocks, bonds and debentures; and other securities with equity characteristics. The Portfolio may invest in companies of any size.

     INTERNATIONAL GROWTH PORTFOLIO: SERVICE SHARES

     Investment Objective: Long-term growth of capital by investing, under normal circumstances, at least 80% of its net assets in securities of issuers from at least five different countries, excluding the United States. Although the Portfolio intends to invest substantially all of its assets in issuers located outside the United States, it may invest in U.S. issuers and it may at times invest all of its assets in fewer than five countries, or even a single country.

LORD ABBETT SERIES FUND, INC.

Lord, Abbett & Co., founded in 1929, is one of the nation's longest existing money management firms. It is an independent firm structured as a limited liability company. Lord Abbett's disciplined, proprietary investment process, combined with its dedication to providing superior service to clients, has helped earn the trust of financial advisers, individuals and institutions worldwide. Assets under management total approximately $46 billion (as of June
2002), consisting of a family of mutual funds and separately managed equity, fixed-income and balanced accounts for corporations, institutions and individuals.

     GROWTH AND INCOME PORTFOLIO: CLASS VC

     Investment Objective: The Fund's investment objective is long-term growth of capital and income without excessive fluctuations in market value. The Fund primarily purchases equity securities of large, seasoned, U.S. and multinational companies which are believed to be undervalued. Under normal conditions, the Fund will invest at least 80% of its net assets in equity securities of large companies with market capitalizations of at least $5 billion at the time of purchase. This market capitalization may vary in response to changes in the markets.

     MID-CAP VALUE PORTFOLIO: CLASS VC

     Investment Objective: The Fund seeks capital appreciation through investments, primarily in equity securities, which are believed to be undervalued in the marketplace. The Fund normally invests at least 80% of its nets assets, plus the amount of any borrowings for investment purposes, in equity securities of mid-sized companies, those with market capitalizations of roughly $500 million to $10 billion, at the time of purchase. This market capitalization range may vary in response to changes in the markets.

MFS VARIABLE INSURANCE TRUST

MFS Variable Insurance Trust (the "Trust") is an open end management investment company. The Trust offers shares of its series to separate accounts established by insurance companies in order to serve as investment vehicles for variable annuity and variable life insurance contracts and to qualified pension and retirement plans. Massachusetts Financial Services Company ("MFS") serves as the Series' investment adviser.

     MFS INVESTORS GROWTH STOCK SERIES: SERVICE CLASS

     Investment Objective: Long-term growth of capital and future income rather than current income. The Series invests, under normal market conditions, at least 80% of its total assets in common stocks and related securities, such as preferred stocks, convertible securities and depositary receipts for those securities, of companies which MFS believes offers better than average prospects for long-term growth.

     MFS VALUE SERIES: SERVICE CLASS

     Investment Objective: Capital appreciation. The Series invests, under normal market conditions, at least 65% of its total assets in equity securities of large capitalization companies that MFS believes have sustainable growth prospects and attractive valuations based on current and expected earnings or cash flow.

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST ("AMT")

Neuberger Berman AMT is an open-end, diversified management investment company that offers its portfolios in connection with variable annuity contracts and variable life insurance policies, and certain qualified plans. Prior to May 1, 2000, the portfolios invested through a two-tier master/feeder structure, whereby each portfolio invested its assets in another fund that served as a corresponding "master series;" the master series invested in securities. Effective May 1, 2000, the portfolios converted to a conventional one-tier structure, whereby each portfolio holds its securities directly. Neuberger Berman Management Inc. is the investment adviser.

     AMT FASCIANO PORTFOLIO: CLASS S

     Investment Objective: Long-term capital growth by investing primarily in common stocks of smaller companies.

     AMT LIMITED MATURITY BOND PORTFOLIO: CLASS I

     Investment Objective: The highest available current income consistent with liquidity and low risk to principal; total return is a secondary objective. The Portfolio pursues these goals by investing mainly in investment-grade bonds and other debt securities from U.S. government and corporate issuers.

     AMT MID-CAP GROWTH PORTFOLIO: CLASS I

     Investment Objective: Capital growth. The portfolio pursues this goal by investing mainly in common stocks of mid-capitalization companies. The managers look for fast-growing companies that are in new or rapidly evolving industries and seek to reduce risk by diversifying among many companies, industries and sectors.

OPPENHEIMER VARIABLE ACCOUNT FUNDS

The Oppenheimer Variable Account Funds are an open-end, diversified management investment company organized as a Massachusetts business trust in 1984. Shares of the Funds are sold only to provide benefits under variable life insurance policies and variable annuity contracts. OppenheimerFunds, Inc. is the Funds' investment adviser.

     OPPENHEIMER CAPITAL APPRECIATION FUND/VA: INITIAL CLASS

     Investment Objective: Capital appreciation by investing in securities of well-known established companies. Such securities generally have a history of earnings and dividends and are issued by seasoned companies (companies which have an operating history of at least five years including predecessors). Current income is a secondary consideration in the selection of the Fund's portfolio securities.

     OPPENHEIMER GLOBAL SECURITIES FUND/VA: INITIAL CLASS

     Investment Objective: The Fund's objective is long-term capital appreciation by investing a substantial portion of assets in securities of foreign issuers, "growth-type" companies, cyclical industries and special appreciation possibilities. These securities may be considered speculative.

     OPPENHEIMER HIGH INCOME FUND/VA: INITIAL CLASS

     Investment Objective: The Fund seeks a high level of current income from investment in high-yield fixed-income securities of domestic and foreign issuers. Under normal market conditions, the Fund invests at least 65% of its total assets, and can invest without limit, in high-yield, lower-grade fixed-income securities, commonly called "junk bonds."

     OPPENHEIMER MAIN STREET GROWTH & INCOME FUND/VA: INITIAL CLASS

     Investment Objective: High total return, with stocks, preferred stocks, convertible securities and warrants. Debt investments will include bonds, participation includes growth in the value of its shares as well as current income from quality and debt securities. In seeking its investment objectives, the Fund may invest in equity and debt securities. Equity investments will include common interests, asset-backed securities, private-label mortgage-backed securities and CMOs, zero coupon securities and U.S. debt obligations, and cash and cash equivalents. From time to time, the Fund may focus on small to medium capitalization issuers, the securities of which may be subject to greater price volatility than those of larger capitalized issuers.


     OPPENHEIMER MAIN STREET SMALL CAP FUND/VA: INITIAL CLASS

     Investment Objective: The Fund seeks capital appreciation. The Fund invests mainly in common stocks of small-capitalization U.S. companies that the Fund's investment manager believes have favorable business trends or prospects. Under normal market conditions, the Fund will invest at least 80% of its net assets in securities of companies having a small market capitalization.

PIMCO VARIABLE INSURANCE TRUST

The PIMCO Variable Insurance Trust is an open-end management investment company comprised of separate portfolios, each of which is treated as a separate portfolio and was organized as a Delaware business trust in 1997. Shares of the Portfolios currently are sold to segregated asset accounts ("Separate Accounts") of insurance companies that fund variable annuity contracts and variable life insurance policies. Pacific Investment Management Company LLC ("PIMCO") serves as investment adviser for the Portfolios.

     PIMCO VIT HIGH YIELD PORTFOLIO: ADMINISTRATIVE CLASS

     Investment Objective: The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its assets in a diversified portfolio of high yield securities ("junk bonds") rated below investment grade but rated at least B by Moody's or S&P, or, if unrated, determined by PIMCO to be of comparable quality. The remainder of the Portfolio's assets may be invested in investment grade Fixed Income Instruments. The average portfolio duration of this Portfolio normally varies within a two- to six-year time frame based on PIMCO's forecast for interest rates. The Portfolio may invest up to 15% of its assets in euro-denominated securities and may invest without limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio normally will hedge at least 75% of its exposure to the euro to reduce the risk of loss due to fluctuations in currency exchange rates.

     PIMCO VIT LOW DURATION PORTFOLIO: ADMINISTRATIVE CLASS

     Investment Objective: The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its assets in a diversified portfolio of Fixed Income Instruments of varying maturities. The average portfolio duration of this Portfolio normally varies within a one- to three-year time frame based on PIMCO's forecast for interest rates. The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its assets in high yield securities ("junk bonds") rated B or higher by Moody's or S&P, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio may invest up to 20% of its assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar denominated securities of foreign issuers. The Portfolio will normally hedge at least 75% of its exposure to foreign currency to reduce the risk of loss due to fluctuations in currency exchange rates. The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The "total return" sought by the Portfolio consists of income earned on the Portfolio's investments, plus capital appreciation, if any, which generally arises from decreases in interest rates or improving credit fundamentals for a particular sector or security.

     PIMCO VIT TOTAL RETURN PORTFOLIO: ADMINISTRATIVE CLASS

     Investment Objective: The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its assets in a diversified portfolio of Fixed Income Instruments of varying maturities. The average portfolio duration of this Portfolio normally varies within a three- to six-year time frame based on PIMCO's forecast for interest rates.

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

The Universal Institutional Funds, Inc. is a mutual fund designed to provide investment vehicles for variable annuity contracts and variable life insurance policies and for certain tax-qualified investors.

     EMERGING MARKETS DEBT PORTFOLIO: CLASS I

     Investment Objective: High total return by investing primarily in fixed income securities of government and government-related issuers and, to a lesser extent, of corporate issuers in emerging market countries. Morgan Stanley Investment Management Inc., which does business in certain instances using the name Van Kampen, is the Portfolio's investment adviser.

     U. S. REAL ESTATE PORTFOLIO: CLASS I

     Investment Objective: Above average current income and long-term capital appreciation by investing primarily in equity securities of companies in the U.S. real estate industry, including real estate investment trusts. Morgan Stanley Investment Management Inc., which does business in certain instances using the name Van Kampen, is the Portfolio's investment adviser.

VAN KAMPEN LIFE INVESTMENT TRUST

The Van Kampen Life Investment Trust is an open-end diversified management investment company organized as a Delaware business trust. Shares of the Trust are offered in separate Portfolios which are sold only to insurance companies to provide funding for variable life insurance policies and variable annuity contracts. Van Kampen Asset Management Inc. serves as each Portfolio's investment adviser.

     GROWTH AND INCOME PORTFOLIO: CLASS I

     Investment Objective: Long-term growth of capital and income. Under normal market conditions, the Portfolio's investment adviser seeks to achieve the Portfolio's investment objective by investing primarily in income-producing equity securities, including common stocks and convertible securities;

     although investments are also made in non-convertible preferred stocks and debt securities.

                       STATEMENT OF ADDITIONAL INFORMATION


                                NOVEMBER 8, 2002


                       DEFERRED VARIABLE ANNUITY CONTRACTS
                   ISSUED BY NATIONWIDE LIFE INSURANCE COMPANY
                   THROUGH ITS NATIONWIDE VARIABLE ACCOUNT- 13


This Statement of Additional Information is not a prospectus. It contains additional information than set forth in the prospectus and should be read in conjunction with the prospectus dated November 8, 2002. The prospectus may be obtained from Nationwide Life Insurance Company by writing c/o PFPC, P.O. Box 61212, King of Prussia, PA 19406, or calling 1-800-478-9727, TDD 1-800-238-3035.


                                TABLE OF CONTENTS
                                                                            PAGE

     General Information and History...........................................1
     Services..................................................................1
     Purchase of Securities Being Offered......................................2
     Underwriters..............................................................2
     Calculations of Performance...............................................2
     Annuity Payments..........................................................3
     Financial Statements......................................................4


GENERAL INFORMATION AND HISTORY

Nationwide Variable Account-13 is a separate investment account of Nationwide Life Insurance Company ("Nationwide"). Nationwide is a member of the Nationwide group of companies. All of Nationwide's common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company, as well. All of the common stock is held by Nationwide Mutual Insurance Company (95.24%) and Nationwide Mutual Fire Insurance Company (4.76%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $122 billion as of December 31, 2001.

SERVICES

Nationwide, which has responsibility for administration of the contracts and the variable account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each contract owner and the number and type of contract issued to each contract owner and records with respect to the contract value of each contract.

The Custodian of the assets of the variable account is Nationwide. Nationwide will maintain a record of all purchases and redemption of shares of the underlying mutual funds. Nationwide, or affiliates of Nationwide may have entered into agreements with either the investment adviser or distributor for the underlying mutual funds. The agreements relate to administrative services furnished by Nationwide or an affiliate of Nationwide and provide for an annual fee based on the average aggregate net assets of the variable account (and other separate accounts of Nationwide or life insurance company subsidiaries of Nationwide) invested in particular underlying mutual funds. These fees in no way affect the net asset value of the underlying mutual funds or fees paid by the contract owner.


The financial statements of Nationwide Life Insurance Company and subsidiaries for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

PURCHASE OF SECURITIES BEING OFFERED

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. ("NASD").

UNDERWRITERS

The contracts, which are offered continuously, are distributed by Nationwide Investment Services Corporation ("NISC"), Two Nationwide Plaza, Columbus, Ohio 43215, an affiliate of Nationwide. During the fiscal years ended December 31, 2001, 2000 and 1999, no underwriting commissions have been paid by Nationwide to NISC.

CALCULATIONS OF PERFORMANCE


Any current yield quotations of the Fidelity Variable Insurance Products Fund - VIP Money Market Portfolio: Service Class 2, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. The yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from contract owner accounts and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return and multiplying the base period return by (365/7) or (366/7) in a leap year. The Fidelity Variable Insurance Products Fund - VIP Money Market Portfolio: Service Class 2's effective yield is computed similarly, but includes the effect of assumed compounding on an annualized basis of the current unit value yield quotations of the Fidelity Variable Insurance Products Fund - VIP Money Market Portfolio:
Service Class 2. The Fidelity Variable Insurance Products Fund - VIP Money Market Portfolio: Service Class 2's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the fund's expenses. Although the Fidelity Variable Insurance Products Fund - VIP Money Market Portfolio: Service Class 2 determines its yield on the basis of a seven day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitation described in the Fidelity Variable Insurance Products Fund - VIP Money Market Portfolio:
Service Class 2's Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will remain in effect for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that a contract owner's investment in the Fidelity Variable Insurance Products Fund - VIP Money Market Portfolio: Service Class 2 is not guaranteed or insured. Yields of other money market funds may not be comparable if a different base period or another method of calculation is used.

All performance advertising will include quotations of standardized average annual total return, calculated in accordance with a standard method prescribed by rules of the SEC. Standardized average annual total return is found by taking a hypothetical $1,000 investment in each of the sub-accounts' units on the first day of the period at the offering price, which is the accumulation unit value per unit ("initial investment") and computing the ending redeemable value ("redeemable value") of that investment at the end of the period. The redeemable value is then divided by the initial investment and this quotient is taken to the Nth root (N represents the number of years in the period) and 1 is subtracted from the result which is then expressed as a percentage, carried to at least the nearest hundredth of a percent. Standardized average annual total return reflects the deduction of variable account charges of 0.55% which includes the One-Year Enhanced Death Benefit Option. No deduction is made for premium taxes which may be assessed by certain states. Non-standardized total return may also be advertised, and is calculated in a manner similar to standardized average annual total return except the non-standardized total return is based on a hypothetical initial investment of $25,000 and variable account charges of 0.35%. An assumed initial investment of $25,000 will be used because that figure more closely approximates the size of a typical contract than does the $1,000 figure used in calculating the standardized average annual total return quotations.


The standardized average annual total return and non-standardized average annual total return quotations will be current to the last day of the calendar quarter preceding the date on which an advertisement is submitted for publication. The standardized average annual return will be based on rolling calendar quarters and will cover periods of one, five, and ten years, or a period covering the time the underlying mutual fund has been available in the variable account if the underlying mutual fund has not been available for one of the prescribed periods. Non-standardized average annual total return will be based on rolling calendar quarters and will cover periods of one, five and ten years, or a period covering the time the underlying mutual fund has been in existence. If the underlying mutual fund has been available in the variable account for less than one year (or if the underlying mutual fund has been effective for less than one year), standardized and non-standardized performance is not annualized.

Quotations of average annual total return and total return are based upon historical earnings and will fluctuate. Any quotation of performance is not a guarantee of future performance. Factors affecting a sub-account's performance include general market conditions, operating expenses and investment management. A contract owner's account when redeemed may be more or less than the original cost.

ANNUITY PAYMENTS

See "Frequency and Amount of Annuity Payments" located in the prospectus.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Nationwide Life Insurance Company:

We have audited the consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (collectively the "Company"), a wholly owned subsidiary of Nationwide Financial Services, Inc., as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the consolidated financial statements, the Company changed its methods of accounting for derivative instruments and hedging activities, and for purchased or retained interests in securitized financial assets in 2001.



KPMG LLP


Columbus, Ohio
January 29, 2002

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                           Consolidated Balance Sheets

                     (in millions, except per share amounts)

                                                                                              December 31,
                                                                                     ------------------------------
                                                                                        2001                 2000
                                                                                     =========            =========
                                     ASSETS
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities (cost $17,961.6 in 2001; $15,245.8 in 2000)            $18,370.8            $15,443.0
    Equity securities (cost $83.0 in 2001; $103.5 in 2000)                                94.0                109.0
  Mortgage loans on real estate, net                                                   7,113.1              6,168.3
  Real estate, net                                                                       172.0                310.7
  Policy loans                                                                           591.1                562.6
  Other long-term investments                                                            125.0                101.8
  Short-term investments, including amounts managed by a related party                 1,011.3                442.6
                                                                                     ---------            ---------
                                                                                      27,477.3             23,138.0
                                                                                     ---------            ---------

Cash                                                                                      22.6                 18.4
Accrued investment income                                                                306.7                251.4
Deferred policy acquisition costs                                                      3,189.0              2,865.6
Other assets                                                                             646.0                396.7
Assets held in separate accounts                                                      59,513.0             65,897.2
                                                                                     ---------            ---------
                                                                                     $91,154.6            $92,567.3
                                                                                     =========            =========

                      LIABILITIES AND SHAREHOLDER'S EQUITY
Future policy benefits and claims                                                    $25,216.0            $22,183.6
Short-term debt                                                                          100.0                118.7
Long-term debt, payable to NFS                                                           300.0                   --
Other liabilities                                                                      2,307.9              1,164.9
Liabilities related to separate accounts                                              59,513.0             65,897.2
                                                                                     ---------            ---------
                                                                                      87,436.9             89,364.4
                                                                                     ---------            ---------

Commitments and contingencies (notes 10 and 15)

Shareholder's equity:
  Common stock, $1 par value.  Authorized 5.0 million shares;
    3.8 million shares issued and outstanding                                              3.8                  3.8
  Additional paid-in capital                                                             646.1                646.1
  Retained earnings                                                                    2,863.1              2,436.3
  Accumulated other comprehensive income                                                 204.7                116.7
                                                                                     ---------            ---------
                                                                                       3,717.7              3,202.9
                                                                                     ---------            ---------
                                                                                     $91,154.6            $92,567.3
                                                                                     =========            =========

See accompanying notes to consolidated financial statements, including note 13 which describes related party transactions.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                        Consolidated Statements of Income

                                  (in millions)

                                                                                             Years ended December 31,
                                                                                    ------------------------------------------
                                                                                     2001             2000             1999
                                                                                    ========         ========         ========
Revenues:
  Policy charges                                                                    $1,017.3         $1,091.4         $  895.5
  Life insurance premiums                                                              251.1            240.0            220.8
  Net investment income                                                              1,725.0          1,654.9          1,520.8
  Net realized (losses) gains on investments, hedging instruments and hedged items:
      Unrelated parties                                                                (62.7)           (19.4)           (11.6)
      Related party                                                                     44.4               --               --
  Other                                                                                 14.1             17.0             66.1
                                                                                    --------         --------         --------
                                                                                     2,989.2          2,983.9          2,691.6
                                                                                    --------         --------         --------

Benefits and expenses:
  Interest credited to policyholder account balances                                 1,238.7          1,182.4          1,096.3
  Other benefits and claims                                                            280.3            241.6            210.4
  Policyholder dividends on participating policies                                      41.7             44.5             42.4
  Amortization of deferred policy acquisition costs                                    347.9            352.1            272.6
  Interest expense on debt                                                               6.2              1.3               --
  Other operating expenses                                                             444.1            479.0            463.4
                                                                                    --------         --------         --------
                                                                                     2,358.9          2,300.9          2,085.1
                                                                                    --------         --------         --------

    Income before federal income tax expense and cumulative effect of
     adoption of accounting principles                                                 630.3            683.0            606.5
Federal income tax expense                                                             161.4            207.7            201.4
                                                                                    --------         --------         --------
    Income before cumulative effect of adoption of accounting principles               468.9            475.3            405.1
Cumulative effect of adoption of accounting principles, net of tax                      (7.1)              --               --
                                                                                    --------         --------         --------
    Net income                                                                      $  461.8         $  475.3         $  405.1
                                                                                    ========         ========         ========

See accompanying notes to consolidated financial statements, including note 13 which describes related party transactions.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                 Consolidated Statements of Shareholder's Equity

                  Years ended December 31, 2001, 2000 and 1999
                                  (in millions)

                                                                                           Accumulated
                                                            Additional                        other            Total
                                                Common        paid-in       Retained       comprehensive   shareholder's
                                                stock         capital       earnings       income (loss)       equity
                                               ========     ==========      ========       =============   =============
Balance as of December 31, 1998                     3.8         914.7        1,579.0            275.6        2,773.1

Comprehensive income:
    Net income                                       --            --          405.1               --          405.1
    Net unrealized losses on securities
      available-for-sale arising during
      the year, net of tax                           --            --             --           (315.0)        (315.0)
                                                                                                            --------
  Total comprehensive income                                                                                    90.1
                                                                                                            --------
Capital contribution                                 --          26.4           87.9             23.5          137.8
Return of capital to shareholder                     --        (175.0)            --               --         (175.0)
Dividends to shareholder                             --            --          (61.0)              --          (61.0)
                                               --------      --------       --------         --------       --------
Balance as of December 31, 1999                     3.8         766.1        2,011.0            (15.9)       2,765.0
                                               ========      ========       ========         ========       ========

Comprehensive income:
    Net income                                       --            --          475.3               --          475.3
    Net unrealized gains on securities
      available-for-sale arising during
      the year, net of tax                           --            --             --            132.6          132.6
                                                                                                            --------
  Total comprehensive income                                                                                   607.9
                                                                                                            --------
Return of capital to shareholder                     --        (120.0)            --               --         (120.0)
Dividends to shareholder                             --            --          (50.0)              --          (50.0)
                                               --------      --------       --------         --------       --------
Balance as of December 31, 2000                $    3.8      $  646.1       $2,436.3         $  116.7       $3,202.9
                                               ========      ========       ========         ========       ========

Comprehensive income:
    Net income                                       --            --          461.8               --          461.8
    Net unrealized gains on securities
      available-for-sale arising during
      the year, net of tax                           --            --             --             98.2           98.2
    Cumulative effect of adoption of
      accounting principles, net of tax              --            --             --             (1.4)          (1.4)
    Accumulated net losses on cash flow
      hedges, net of tax                             --            --             --             (8.8)          (8.8)
                                                                                                            --------
  Total comprehensive income                                                                                   549.8
                                                                                                            --------
Dividends to shareholder                             --            --          (35.0)              --          (35.0)
                                               --------      --------       --------         --------       --------
Balance as of December 31, 2001                $    3.8      $  646.1       $2,863.1         $  204.7       $3,717.7
                                               ========      ========       ========         ========       ========

See accompanying notes to consolidated financial statements, including note 13 which describes related party transactions.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                      Consolidated Statements of Cash Flows

                                  (in millions)

                                                                                               Years ended December 31,
                                                                                      ------------------------------------------
                                                                                        2001             2000             1999
                                                                                      ========         ========         ========
Cash flows from operating activities:
  Net income                                                                          $  461.8         $  475.3         $  405.1
  Adjustments to reconcile net income to net cash provided by operating activities:
      Interest credited to policyholder account balances                               1,238.7          1,182.4          1,096.3
      Capitalization of deferred policy acquisition costs                               (743.0)          (778.9)          (637.0)
      Amortization of deferred policy acquisition costs                                  347.9            352.1            272.6
      Amortization and depreciation                                                      (31.5)           (12.7)             2.4
      Realized losses (gains) on investments, hedging instruments and hedged items:
          Unrelated parties                                                               62.7             19.4             11.6
          Related parties                                                                (44.4)              --               --
     Cumulative effect of adoption of accounting principles                               10.9               --               --
      Increase in accrued investment income                                              (55.3)           (12.8)            (7.9)
     (Increase) decrease in other assets                                                (272.5)           (92.0)           122.9
      Increase (decrease) in policy liabilities                                           33.0             (0.3)           (20.9)
      Increase in other liabilities                                                      304.0            229.3            149.7
      Other, net                                                                           8.3             22.3             (8.6)
                                                                                      --------         --------         --------
        Net cash provided by operating activities                                      1,320.6          1,384.1          1,386.2
                                                                                      --------         --------         --------
Cash flows from investing activities:
  Proceeds from maturity of securities available-for-sale                              3,933.9          2,988.7          2,307.9
  Proceeds from sale of securities available-for-sale                                    497.8            602.0            513.1
  Proceeds from repayments of mortgage loans on real estate                            1,204.4            911.7            696.7
  Proceeds from sale of real estate                                                       29.1             18.7              5.7
  Proceeds from sale of limited partnership to related party                             158.9               --               --
  Proceeds from repayments of policy loans and sale of other invested assets              68.9             79.3             40.9
  Cost of securities available-for-sale acquired                                      (7,123.6)        (3,475.5)        (3,724.9)
  Cost of mortgage loans on real estate acquired                                      (2,123.1)        (1,318.0)          (971.4)
  Cost of real estate acquired                                                            (0.4)            (7.1)           (14.2)
  Short-term investments, net                                                           (568.7)           (26.6)           (27.5)
  Collateral received - securities lending, net                                          791.6               --               --
  Other, net                                                                            (192.2)          (182.3)          (110.9)
                                                                                      --------         --------         --------
        Net cash used in investing activities                                         (3,323.4)          (409.1)        (1,284.6)
                                                                                      --------         --------         --------
Cash flows from financing activities:
  Net proceeds from issuance of long-term debt to NFS                                    300.0               --               --
  Capital returned to shareholder                                                           --           (120.0)          (175.0)
  Net change in short-term debt                                                          (18.7)           118.7               --
  Cash dividends paid                                                                    (35.0)          (100.0)           (13.5)
  Increase in investment and universal life insurance product account balances         5,976.7          4,517.0          3,799.4
  Decrease in investment and universal life insurance product account balances        (4,216.0)        (5,377.1)        (3,711.1)
                                                                                      --------         --------         --------
        Net cash provided by (used in) financing activities                            2,007.0           (961.4)          (100.2)
                                                                                      --------         --------         --------
Net increase in cash                                                                       4.2             13.6              1.4

Cash, beginning of year                                                                   18.4              4.8              3.4
                                                                                      --------         --------         --------
Cash, end of year                                                                     $   22.6         $   18.4         $    4.8
                                                                                      ========         ========         ========

See accompanying notes to consolidated financial statements, including note 13 which describes related party transactions.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000 and 1999

(1)   Organization and Description of Business

      Nationwide Life Insurance Company (NLIC, or collectively with its subsidiaries, the Company) is a leading provider of long-term savings and retirement products in the United States of America and is a wholly owned subsidiary of Nationwide Financial Services, Inc. (NFS). The Company develops and sells a diverse range of products including individual annuities, private and public sector pension plans and other investment products sold to institutions and life insurance. NLIC sells its products through a diverse network of distribution channels, including independent broker/dealers, brokerage firms, financial institutions, pension plan administrators, life insurance specialists, Nationwide Retirement Solutions and Nationwide agents.

      Wholly owned subsidiaries of NLIC include Nationwide Life and Annuity Insurance Company (NLAIC), Nationwide Securities, Inc., and Nationwide Investment Services Corporation.

(2)   Summary of Significant Accounting Policies

      The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) which differ from statutory accounting practices. The statutory financial statements of NLIC and NLAIC are presented on the basis of accounting practices prescribed or permitted by the Ohio Department of Insurance (the Department). The State of Ohio has adopted the National Association of Insurance Commissioners (NAIC) statutory accounting practices (NAIC SAP) as the basis of its statutory accounting practices. NLIC and NLAIC have no statutory accounting practices that differ from NAIC SAP. See also note 12.

      In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

      The most significant estimates include those used in determining deferred policy acquisition costs for investment products and universal life insurance products, valuation allowances for mortgage loans on real estate, impairment losses on other investments and federal income taxes. Although some variability is inherent in these estimates, management believes the amounts provided are appropriate.

      (a)   Consolidation Policy

            The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling interest. All significant intercompany balances and transactions have been eliminated.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      (b)   Valuation of Investments, Investment Income and Related Gains and
            Losses

            The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. The Company classifies fixed maturity and equity securities as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of accumulated other comprehensive income (AOCI) in shareholders' equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. Management regularly reviews its fixed maturity and equity securities portfolio to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. A number of criteria are considered during this process including, but not limited to, the current fair value as compared to amortized cost or cost, as appropriate, of the security, the length of time the security's fair value has been below amortized cost/cost, and by how much, and specific credit issues related to the issuer. Impairment losses result in a reduction of the cost basis of the underlying investment.

            For mortgage-backed securities, the Company recognizes income using a constant effective yield method based on prepayment assumptions and the estimated economic life of the securities. When estimated prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments, and any resulting adjustment is included in net investment income. All other investment income is recorded on the accrual basis.

            Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When the Company determines that a loan is impaired, a provision for loss is established equal to the difference between the carrying value and the estimated value of the mortgage loan. Estimated value is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in net investment income in the period received.

            The valuation allowance account for mortgage loans on real estate is maintained at a level believed adequate by the Company to absorb estimated probable credit losses. The Company's periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.

            Real estate is carried at cost less accumulated depreciation. Real estate designated as held for disposal is carried at the lower of the carrying value at the time of such designation or fair value less cost to sell. Other long-term investments are carried on the equity method of accounting. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

            Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Changes in valuation allowances and impairment losses for other-than-temporary declines in fair values are included in realized gains and losses on investments, hedging instruments and hedged items.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      (c)   Derivative Instruments

            Derivatives are carried at fair value. On the date the derivative contract is entered into, the Company designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or a foreign currency fair value or cash flow hedge (foreign currency hedge) or a non-hedge transaction. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for entering into various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used for hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

            The Company enters into interest rate swaps, cross-currency swaps or Eurodollar Futures to hedge the fair value of existing fixed rate assets and liabilities. In addition, the Company uses short treasury future positions to hedge the fair value of bond and mortgage loan commitments. Typically, the Company is hedging the risk of changes in fair value attributable to changes in benchmark interest rates. Derivative instruments classified as fair value hedges are carried at fair value, with changes in fair value recorded in realized gains and losses on investments, hedging instruments and hedged items. Changes in the fair value of the hedged item, attributable to the risk being hedged, are also recorded in realized gains and losses on investments, hedging instruments and hedged items. The adjustment of the carrying amount of hedged assets using Eurodollar Futures and firm commitments using Treasury Futures are accounted for in the same manner as other components of the carrying amount of that asset. The adjustment of the carrying amount is amortized to investment income over the life of the asset.

            The Company may enter into receive fixed/pay variable interest rate swaps to hedge existing floating rate assets or to hedge cash flows from the anticipated purchase of investments. These derivative instruments are classified as cash flow hedges and are carried at fair value, with the offset recorded in AOCI to the extent the hedging relationship is effective. The ineffective portion of the hedging relationship is recorded in realized gains and losses on investments, hedging instruments and hedged items. Gains and losses on cash flow derivative instruments are reclassified out of AOCI and recognized in earnings over the same period(s) that the hedged item affects earnings.

            Amounts receivable or payable under interest rate and foreign currency swaps are recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item.

            From time to time, the Company may enter into a derivative transaction that will not qualify for hedge accounting. These include basis swaps (receive one variable rate, pay another variable rate) to hedge variable rate assets or foreign-denominated liabilities. These instruments are carried at fair value, with changes in fair value recorded in realized gains and losses on investments, hedging instruments and hedged items.

            The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires, or is sold, terminated or exercised, the derivative is dedesignated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

            When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the Company continues to carry the derivative on the consolidated balance sheet at its fair value, and no longer adjusts the hedged item for changes in fair value. The adjustment of the carrying amount of the hedged item is accounted for in the same manner as other components of the carrying amount of that item. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Company continues to carry the derivative on the consolidated balance sheet at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the consolidated balance sheet and recognizes any gain or loss in net realized gains and losses on investments, hedging instruments and hedged items. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative on the consolidated balance sheet at fair value and gains and losses that were accumulated in AOCI are recognized immediately in realized gains and losses on investments, hedging instruments and hedged items. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the consolidated balance sheet, and recognizes any changes in fair value in net realized gains and losses on investments, hedging instruments and hedged items.

            Prior to the adoption of SFAS 133, defined in note 2 (k), provided they met specific criteria, interest rate and foreign currency swaps and futures were considered hedges and accounted for under the accrual and deferral method, respectively. Amounts receivable or payable under interest rate and foreign currency swaps were recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item. Changes in the fair value of interest rate swaps were not recognized on the consolidated balance sheet, except for interest rate swaps designated as hedges of fixed maturity securities available-for-sale, for which changes in fair values were reported in AOCI. Gains and losses on foreign currency swaps were recorded in earnings based on the related spot foreign exchange rate at the end of the reporting period. Gains and losses on these contracts offset those recorded as a result of translating the hedged foreign currency denominated liabilities and investments to U.S. dollars.

      (d)   Revenues and Benefits

            Investment Products and Universal Life Insurance Products:
            Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate-owned life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. The timing of revenue recognition as it relates to fees assessed on investment contracts and universal life contracts is determined based on the nature of such fees. Asset fees, cost of insurance and policy administration charges are assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.

            Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      (e)   Deferred Policy Acquisition Costs

            The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses that relate to and vary with the production of new or renewal business have been deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each accounting period.

            For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. The Company regularly reviews the estimated future gross profits and revises such estimates when appropriate. The cumulative change in amortization as a result of changes in estimates to reflect current best estimates is recorded as a charge or credit to amortization expense. The most significant assumptions that are involved in the estimation of future gross profits include future market performance and surrender/lapse rates. In the event actual expense differs significantly from assumptions or assumptions are significantly revised, the Company may be required to record a significant charge or credit to amortization expense. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(b).

            For traditional life insurance products, these deferred policy acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits.

      (f)   Separate Accounts

            Separate account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. Separate account assets are recorded at market value except for separate account contracts with guaranteed investment returns. For all but $1.39 billion and $1.12 billion of separate account assets as of December 31, 2001 and 2000, respectively, the investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives. Such fees are assessed on a daily or monthly basis and recognized as revenue when assessed and earned.

      (g)   Future Policy Benefits

            Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges.

            Future policy benefits for traditional life insurance policies have been calculated by the net level premium method using interest rates varying from 6.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued.

      (h)   Participating Business

            Participating business represented approximately 17% in 2001 (21% in 2000 and 29% in 1999) of the Company's life insurance in force, 63% in 2001 (66% in 2000 and 69% in 1999) of the number of life insurance policies in force, and 9% in 2001 (8% in 2000 and 13% in 1999) of life insurance statutory premiums. The provision for policyholder dividends was based on then current dividend scales and has been included in "Future policy benefits and claims" in the accompanying consolidated balance sheets.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      (i)   Federal Income Tax

            The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC), the ultimate majority shareholder of NFS. The members of the consolidated tax return group have a tax sharing arrangement which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.

            The Company provides for federal income taxes based on amounts the Company believes it will ultimately owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain expenses and the realization of certain tax credits. In the event the ultimate deductibility of certain expenses or the realization of certain tax credits differ from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the consolidated financial statements.

            The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

      (j)   Reinsurance Ceded

            Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis.

      (k)   Recently Issued Accounting Pronouncements

            In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS
            133). SFAS 133, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, was adopted by the Company effective January 1, 2001. Upon adoption, the provisions of SFAS 133 were applied prospectively.

            SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value.

            As of January 1, 2001, the Company had $755.4 million notional amount of freestanding derivatives with a market value of ($7.0) million. All other derivatives qualified for hedge accounting under SFAS 133. The adoption of SFAS 133 resulted in the Company recording a net transition adjustment loss of $4.8 million (net of related income tax of $2.6 million) in net income. In addition, a net transition adjustment loss of $3.6 million (net of related income tax of $2.0 million) was recorded in AOCI at January 1, 2001. The adoption of SFAS 133 resulted in the Company derecognizing $17.0 million of deferred assets related to hedges, recognizing $10.9 million of additional derivative instrument liabilities and $1.3 million of additional firm commitment assets, while also decreasing hedged future policy benefits by $3.0 million and increasing the carrying amount of hedged investments by $10.6 million. Further, the adoption of SFAS 133 resulted in the Company reporting total derivative instrument assets and liabilities of $44.8 million and $107.1 million, respectively, as of January 1, 2001.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

            The adoption of SFAS 133 may increase the volatility of reported earnings and other comprehensive income. The amount of volatility will vary with the level of derivative and hedging activities and fluctuations in market interest rates and foreign currency exchange rates during any period.

            In November 1999, the Emerging Issues Task Force (EITF) issued EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (EITF 99-20). The Company adopted EITF 99-20 on April 1, 2001. EITF 99-20 establishes the method of recognizing interest income and impairment on asset-backed investment securities. EITF 99-20 requires the Company to update the estimate of cash flows over the life of certain retained beneficial interests in securitization transactions and purchased beneficial interests in securitized financial assets. Pursuant to EITF 99-20, based on current information and events, if the Company estimates that the fair value of its beneficial interests is not greater than or equal to its carrying value and if there has been a decrease in the estimated cash flows since the last revised estimate, considering both timing and amount, then an other-than-temporary impairment should be recognized. The cumulative effect, net of tax, upon adoption of EITF 99-20 on April 1, 2001 decreased net income by $2.3 million with a corresponding increase to AOCI.

            In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141) and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142).

            SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and the use of the pooling-of-interests method has been eliminated.

            SFAS 142 applies to all acquired intangible assets whether acquired singularly, as part of a group, or in a business combination. SFAS 142 supersedes APB Opinion No. 17, Intangible Assets, and will carry forward provisions in Opinion 17 related to internally developed intangible assets. SFAS 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. The amortization of goodwill from past business combinations ceased upon adoption of this statement, which was January 1, 2002 for the Company. Companies are required to evaluate all existing goodwill and intangible assets with indefinite lives for impairment within six months of adoption. Any transitional impairment losses will be recognized in the first interim period in the year of adoption and will be recognized as the cumulative effect of a change in accounting principle.

            The Company does not expect any material impact of adopting SFAS 141 and SFAS 142 on the results of operations and financial position.

            In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001 (January 1, 2002 for the Company) and will carry forward many of the provisions of SFAS 121 and Opinion 30 for recognition and measurement of the impairment of long-lived assets to be held and used, and measurement of long-lived assets to be disposed of by sale. Under SFAS 144, if a long-lived asset is part of a group that includes other assets and liabilities, then the provisions of SFAS 144 apply to the entire group. In addition, SFAS 144 does not apply to goodwill and other intangible assets that are not amortized. Management does not expect the adoption of SFAS 144 to have a material impact on the results of operations or financial position of the Company.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

            In 2001, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 01-5, Amendments to Specific AICPA Pronouncements for Changes Related to the NAIC Codification (SOP 01-5). In doing so, AICPA SOP 94-5, Disclosures of Certain Matters in the Financial Statements of Insurance Enterprises, was amended to reflect the results of the completion of the NAIC codification of statutory accounting practices for certain insurance enterprises (Codification). The adoption of SOP 01-5 did not have an impact on the results of operations or financial position of the Company.

      (l)   Reclassification

            Certain items in the 2000 and 1999 consolidated financial statements and related footnotes have been reclassified to conform to the 2001 presentation.

(3)   Investments

      The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 2001 and 2000 were:

                                                                                        Gross         Gross
                                                                     Amortized        unrealized    unrealized       Estimated
      (in millions)                                                    cost             gains         losses        fair value
                                                                     =========        ==========    ==========      ==========
      December 31, 2001
          Fixed maturity securities:
          U.S. Treasury securities and obligations of U.S.
            Government corporations and agencies                     $   263.2        $    23.1     $     0.5        $   285.8
          Obligations of states and political subdivisions                 7.6              0.3            --              7.9
          Debt securities issued by foreign governments                   41.8              2.6            --             44.4
          Corporate securities                                        11,769.8            470.6         176.5         12,063.9
          Mortgage-backed securities - U.S. Government backed          2,012.3             67.8           3.7          2,076.4
          Asset-backed securities                                      3,866.9             76.7          51.2          3,892.4
                                                                     ---------        ---------     ---------        ---------
              Total fixed maturity securities                         17,961.6            641.1         231.9         18,370.8
        Equity securities                                                 83.0             11.0            --             94.0
                                                                     ---------        ---------     ---------        ---------
                                                                     $18,044.6        $   652.1     $   231.9        $18,464.8
                                                                     =========        =========     =========        =========

      December 31, 2000
          Fixed maturity securities:
          U.S. Treasury securities and obligations of U.S.
            Government corporations and agencies                     $   277.5        $    33.4     $     0.1        $   310.8
          Obligations of states and political subdivisions                 8.6              0.2            --              8.8
          Debt securities issued by foreign governments                   94.1              1.5           0.1             95.5
          Corporate securities                                         9,758.3            235.0         135.1          9,858.2
          Mortgage-backed securities - U.S. Government backed          2,719.1             46.1           3.8          2,761.4
          Asset-backed securities                                      2,388.2             36.3          16.2          2,408.3
                                                                     ---------        ---------     ---------        ---------
              Total fixed maturity securities                         15,245.8            352.5         155.3         15,443.0
        Equity securities                                                103.5              9.5           4.0            109.0
                                                                     ---------        ---------     ---------        ---------
                                                                     $15,349.3        $   362.0     $   159.3        $15,552.0
                                                                     =========        =========     =========        =========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 2001, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                            Amortized              Estimated
      (in millions)                                                                           cost                 fair value
                                                                                            =========              ==========
      Fixed maturity securities available for sale:
         Due in one year or less                                                            $ 1,125.4               $ 1,141.7
         Due after one year through five years                                                5,154.4                 5,295.6
         Due after five years through ten years                                               4,073.6                 4,188.8
         Due after ten years                                                                  1,729.0                 1,775.9
                                                                                            ---------               ---------
                                                                                             12,082.4                12,402.0
          Mortgage-backed securities - U.S. Government backed                                 2,012.3                 2,076.4
          Asset-backed securities                                                             3,866.9                 3,892.4
                                                                                            ---------               ---------
                                                                                            $17,961.6               $18,370.8
                                                                                            =========               =========

      The components of unrealized gains on securities available-for-sale, net, were as follows as of December 31:

      (in millions)                                                                           2001                    2000
                                                                                            =========               =========
      Gross unrealized gains                                                                $   420.2               $   202.7
      Adjustment to deferred policy acquisition costs                                           (94.9)                  (23.2)
      Deferred federal income tax                                                              (113.9)                  (62.8)
                                                                                            ---------               ---------
                                                                                            $   211.4               $   116.7
                                                                                            =========               =========

      An analysis of the change in gross unrealized gains (losses) on securities available-for-sale for the years ended December 31:

           (in millions)                                                   2001                  2000                   1999
                                                                          ======                ======                =======
      Securities available-for-sale:
        Fixed maturity securities                                         $212.0                $280.5                $(607.1)
        Equity securities                                                    5.5                  (2.5)                  (8.8)
                                                                          ------                ------                -------
                                                                          $217.5                $278.0                $(615.9)
                                                                          ======                ======                =======

      Proceeds from the sale of securities available-for-sale during 2001, 2000 and 1999 were $497.8 million, $602.0 million and $513.1 million, respectively. During 2001, gross gains of $31.3 million ($12.1 million and $10.4 million in 2000 and 1999, respectively) and gross losses of $10.1 million ($15.1 million and $35.5 million in 2000 and 1999, respectively) were realized on those sales.

      The Company had $25.2 million and $13.0 million of real estate investments as of December 31, 2001 and 2000, respectively, that were non-income producing the preceding twelve months.

      Real estate is presented at cost less accumulated depreciation of $22.0 million as of December 31, 2001 ($25.7 million as of December 31, 2000). The carrying value of real estate held for disposal totaled $33.4 million and $8.5 million as of December 31, 2001 and 2000, respectively.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The recorded investment of mortgage loans on real estate considered to be impaired was $29.9 million as of December 31, 2001 ($9.8 million as of December 31, 2000), which includes $5.3 million ($5.3 million as of December 31, 2000) of impaired mortgage loans on real estate for which the related valuation allowance was $1.0 million ($1.6 million as of December 31, 2000) and $24.6 million ($4.5 million as of December 31, 2000) of impaired mortgage loans on real estate for which there was no valuation allowance. Impaired mortgage loans with no valuation allowance are a result of collateral dependent loans where the fair value of the collateral is greater than the recorded investment of the loan. During 2001, the average recorded investment in impaired mortgage loans on real estate was $7.9 million ($7.7 million in 2000) and interest income recognized on those loans totaled $0.4 million in 2001 ($0.4 million in 2000) which is equal to interest income recognized using a cash-basis method of income recognition.

      Activity in the valuation allowance account for mortgage loans on real estate for the years ended December 31 was as follows:

      (in millions)                                                              2001               2000               1999
                                                                               ========           ========           ========
      Allowance, beginning of year                                             $   45.3           $   44.4           $   42.4
        Additions (reductions) charged (credited) to operations                    (1.2)               4.1                0.7
        Direct write-downs charged against the allowance                           (1.2)              (3.2)                --
        Allowance on acquired mortgage loans                                         --                 --                1.3
                                                                               --------           --------           --------
           Allowance, end of year                                              $   42.9           $   45.3           $   44.4
                                                                               ========           ========           ========

      An analysis of investment income (loss) by investment type follows for the years ended December 31:

      (in millions)                                                              2001              2000               1999
                                                                               ========           ========           ========
      Gross investment income:
        Securities available-for-sale:
          Fixed maturity securities                                            $1,181.1           $1,095.5           $1,031.3
          Equity securities                                                         1.8                2.6                2.5
        Mortgage loans on real estate                                             527.9              494.5              460.4
        Real estate                                                                33.1               32.2               28.8
        Short-term investments                                                     28.3               27.0               18.6
        Derivatives                                                               (19.7)               3.9               (1.0)
        Other                                                                      20.9               49.3               27.5
                                                                               --------           --------           --------
            Total investment income                                             1,773.4            1,705.0            1,568.1
      Less investment expenses                                                     48.4               50.1               47.3
                                                                               --------           --------           --------
            Net investment income                                              $1,725.0           $1,654.9           $1,520.8
                                                                               ========           ========           ========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      An analysis of net realized (losses) gains on investments, hedging instruments and hedged items, by investment type follows for the years ended December 31:

      (in millions)                                                                       2001           2000           1999
                                                                                         ======         ======         ======
      Unrelated parties:
         Realized gains (losses) on sale of securities available-for-sale:
            Fixed maturity securities                                                    $ 20.8         $ (7.7)        $(32.5)
            Equity securities                                                               0.4            4.7            7.4
         Other-than-temporary impairments of securities available-for-sale:
            Fixed maturity securities                                                     (66.1)         (10.5)           7.5
            Equity securities                                                             (13.8)            --             --
         Real estate                                                                        1.9           (0.5)           0.9
         Mortgage loans on real estate(1)                                                   0.6           (4.2)          (0.6)
         Derivatives                                                                         --           (2.7)          (1.6)
         Other                                                                             (6.5)           1.5            7.3
                                                                                         ------         ------         ------
                                                                                          (62.7)         (19.4)         (11.6)
      Related party - gain on sale of limited partnership                                  44.4             --             --
                                                                                         ------         ------         ------
      Net realized losses on investments, hedging instruments and
          hedged items                                                                   $(18.3)        $(19.4)        $(11.6)
                                                                                         ======         ======         ======

----------
      (1) The 2001 amount is comprised of $9.9 million of net realized gains on the sale of mortgage loans on real estate, including those related to a securitization transaction, and $9.3 million of realized losses on derivatives hedging the sale of mortgage loans on real estate.

      Fixed maturity securities with an amortized cost of $6.6 million as of December 31, 2001 and $6.5 million as of December 31, 2000 were on deposit with various regulatory agencies as required by law. In addition, fixed maturity securities with an amortized cost of $6.3 million as of December 31, 2000 were placed in escrow under a contractual obligation and none as of December 31, 2001.

      As of December 31, 2001 the Company had pledged fixed maturity securities with a fair value of $112.3 million as collateral to various derivative counterparties.

      As of December 31, 2001 the Company held collateral of $18.0 million on derivative transactions. This amount is included in short-term investments with a corresponding liability recorded in other liabilities.

      As of December 31, 2001, the Company had loaned securities with a fair value of $775.5 million. As of December 31, 2001 the Company held collateral of $791.6 million. This amount is included in short-term investments with a corresponding liability recorded in other liabilities.

(4)   Short-term Debt

      NLIC has established a $300 million commercial paper program under which, borrowings are unsecured and are issued for terms of 364 days or less. As of December 31, 2001 and 2000 the Company had $100.0 million and $118.7 million, respectively, of commercial paper outstanding at an average effective rate of 1.90% and 6.53%, respectively. See also note 14.

(5)   Long-term Debt, payable to NFS

      On December 19, 2001 the Company sold a 7.50%, $300.0 million surplus note to NFS, maturing on December 17, 2031. The fair value of the surplus note as of December 31, 2001 was $300.0 million. Principal and interest payments are subject to prior approval by the superintendent of insurance of the State of Ohio. The Company is scheduled to pay interest semi-annually on June 17 and December 17 of each year commencing June 17, 2002.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

(6)   Derivative Financial Instruments

      QUALITATIVE DISCLOSURE

      Interest Rate Risk Management

      The Company is exposed to changes in the fair value of fixed rate investments (commercial mortgage loans and corporate bonds) due to changes in interest rates. To manage this risk, the Company enters into various types of derivative instruments to minimize fluctuations in fair values resulting from changes in interest rates. The Company principally uses interest rate swaps and short Eurodollar futures to manage this risk.

      Under interest rate swaps, the Company receives variable interest rate payments and makes fixed rate payments, thereby creating floating rate investments.

      Short Eurodollar futures change the fixed rate cash flow exposure to variable rate cash flows. With short Eurodollar futures, if interest rates rise (fall), the gains (losses) on the futures adjust the fixed rate income on the investments, thereby creating floating rate investments.

      As a result of entering into commercial mortgage loan and private placement commitments, the Company is exposed to changes in the fair value of the commitment due to changes in interest rates during the commitment period. To manage this risk, the Company enters into short Treasury futures.

      With short Treasury futures, if interest rates rise (fall), the gains (losses) on the futures will offset the change in fair value of the commitment.

      Floating rate investments (commercial mortgage loans and corporate bonds) expose the Company to fluctuations in cash flow and investment income due to changes in interest rates. To manage this risk, the Company enters into receive fixed, pay variable over-the-counter interest rate swaps or long Eurodollar futures strips to convert the variable rate investments to a fixed rate.

      In using interest rate swaps, the Company receives fixed interest rate payments and makes variable rate payments; thereby creating fixed rate assets.

      The long Eurodollar futures change the variable rate cash flow exposure to fixed rate cash flows. With long Eurodollar futures, if interest rates rise (fall), the losses (gains) on the futures are used to reduce the variable rate income on the investments, thereby creating fixed rate investments.

      Foreign Currency Risk Management

      In conjunction with the Company's medium-term note program, from time to time, the Company issues both fixed and variable rate liabilities denominated in foreign currencies. As a result, the Company is exposed to changes in fair value of the liabilities due to changes in foreign currency exchange rates and interest rates. To manage these risks, the Company enters into cross-currency interest rate swaps to convert these liabilities to a variable U.S. dollar rate.

      For a fixed rate liability, the cross-currency interest rate swap is structured to receive a fixed rate, in the foreign currency, and pay a variable U.S. dollar rate, generally 3-month libor. For a variable rate foreign liability, the cross-currency interest rate swap is structured to receive a variable rate, in the foreign currency, and pay a variable U.S. dollar rate, generally 3-month libor.

      The Company is exposed to changes in fair value of fixed rate investments denominated in a foreign currency due to changes in foreign currency exchange rates and interest rates. To manage this risk, the Company uses cross-currency interest rate swaps to convert these assets to variable U.S. dollar rate instruments.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      Cross-currency interest rate swaps on assets are structured to pay a fixed rate, in the foreign currency, and receive a variable U.S. dollar rate, generally 3-month libor.

      Non-Hedging Derivatives

      From time-to-time, the Company enters into over-the-counter basis swaps (receive one variable rate, pay another variable rate) to change the rate characteristics of a specific investment to better match the variable rate paid on a liability. While the pay-side terms of the basis swap will line up with the terms of the asset, the Company is not able to match the receive-side terms of the derivative to a specific liability; therefore, basis swaps do not receive hedge accounting treatment.

      QUANTITATIVE DISCLOSURE

      Fair Value Hedges

      During the year ended December 31, 2001, gains of $2.1 million were recognized in net realized losses on investments, hedging instruments and hedged items. This represents the ineffective portion of the fair value hedging relationships. There were no gains or losses attributable to the portion of the derivative instruments' change in fair value excluded from the assessment of hedge effectiveness. There were also no gains or losses recognized in earnings as a result of hedged firm commitments no longer qualifying as fair value hedges.

      Cash Flow Hedges

      For the year ended December 31, 2001, the ineffective portion of cash flow hedges was immaterial. There were no gains or losses attributable to the portion of the derivative instruments' change in fair value excluded from the assessment of hedge effectiveness.

      The Company anticipates reclassifying less than $0.1 million in losses out of AOCI over the next 12-month period.

      As of December 31, 2001, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with forecasted transactions is twelve months. The Company did not discontinue any cash flow hedges because the original forecasted transaction was no longer probable.

      Other Derivative Instruments, Including Embedded Derivatives

      Net realized gains and losses on investments, hedging instruments and hedged items for the year ended December 31, 2001 include a loss of $1.6 million related to other derivative instruments, including embedded derivatives. For the year ended December 31, 2001 a $27.7 million loss was recorded in net realized losses on investments, hedging instruments and hedged items reflecting the change in fair value of cross-currency interest rate swaps hedging variable rate medium-term notes denominated in foreign currencies. An offsetting gain of $26.3 million was recorded in net realized losses on investments, hedging instruments and hedged items to reflect the change in spot rates of these foreign currency denominated obligations during the year ended December 31, 2001.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The notional amount of derivative financial instruments outstanding as of December 31, 2001 and 2000 were as follows:

       (in millions )                                                                              2001                  2000
                                                                                                 ========             ========
       Interest rate swaps
         Pay fixed/receive variable rate swaps hedging investments                               $1,952.3             $  934.8
         Pay variable/receive fixed rate swaps hedging investments                                  698.4                 98.8
         Pay variable/receive variable rate swaps hedging investments                               197.8                184.0
         Other contracts hedging investments                                                        523.0                 20.4

      Cross currency interest rate swaps
          Hedging foreign currency denominated investments                                           56.1                 30.5
          Hedging foreign currency denominated liabilities                                        2,500.4              1,512.2

      Interest rate futures contracts                                                             6,019.4              5,659.8
                                                                                                 --------             --------

(7)   Federal Income Tax

      The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 2001 and 2000 were as follows:

      (in millions)                                                                             2001                     2000
                                                                                              ========                 ========
      Deferred tax assets:
        Equity securities                                                                     $    6.5                 $     --
        Future policy benefits                                                                     8.2                     34.7
        Liabilities in separate accounts                                                         482.5                    462.7
        Mortgage loans on real estate and real estate                                              7.5                     18.8
        Derivatives                                                                               93.0                       --
        Other assets and other liabilities                                                        81.8                     40.3
                                                                                              --------                 --------
          Total gross deferred tax assets                                                        679.5                    556.5
        Less valuation allowance                                                                  (7.0)                    (7.0)
                                                                                              --------                 --------
          Net deferred tax assets                                                                672.5                    549.5
                                                                                              --------                 --------

      Deferred tax liabilities:
        Deferred policy acquisition costs                                                        861.3                    783.7
        Derivatives                                                                               91.5                       --
        Fixed maturity securities                                                                173.0                     98.8
        Deferred tax on realized investment gains                                                 26.1                     29.0
        Equity securities and other long-term investments                                         31.7                      6.4
        Other                                                                                     68.8                     38.1
                                                                                              --------                 --------
          Total gross deferred tax liabilities                                                 1,252.4                    956.0
                                                                                              --------                 --------
          Net deferred tax liability                                                          $  579.9                 $  406.5
                                                                                              ========                 ========

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Future taxable amounts or recovery of federal income tax paid within the statutory carryback period can offset nearly all future deductible amounts. The valuation allowance was unchanged for the years ended December 31, 2001, 2000 and 1999.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The Company's current federal income tax liability was $186.2 million and $108.9 million as of December 31, 2001 and 2000, respectively.

      Federal income tax expense attributable to income before cumulative effect of adoption of accounting principles for the years ended December 31 was as follows:

      (in millions)                                                      2001                    2000                    1999
                                                                        ======                  ======                  ======
      Currently payable                                                 $ 32.5                  $ 78.0                  $ 53.6
      Deferred tax expense                                               128.9                   129.7                   147.8
                                                                        ------                  ------                  ------
                                                                        $161.4                  $207.7                  $201.4
                                                                        ======                  ======                  ======

      Total federal income tax expense for the years ended December 31, 2001, 2000 and 1999 differs from the amount computed by applying the U.S. federal income tax rate to income before federal income tax expense and cumulative effect of adoption of accounting principles as follows:

                                                                  2001                     2000                    1999
                                                            -------------------     -------------------     -------------------
      (in millions)                                         Amount          %       Amount          %       Amount          %
                                                            ======       ======     ======       ======     ======       ======
      Computed (expected) tax expense                       $220.6         35.0     $239.1         35.0     $212.3         35.0
      Tax exempt interest and dividends
        received deduction                                   (48.8)        (7.7)     (24.7)        (3.6)      (7.3)        (1.2)
      Income tax credits                                     (11.5)        (1.8)      (8.0)        (1.2)      (4.3)        (0.7)
      Other, net                                               1.1          0.1        1.3          0.2        0.7          0.1
                                                            ------       ------     ------       ------     ------       ------
          Total (effective rate of each year)               $161.4         25.6     $207.7         30.4     $201.4         33.2
                                                            ======       ======     ======       ======     ======       ======

      Total federal income tax (refunded) paid was $(45.4) million, $74.6 million and $29.8 million during the years ended December 31, 2001, 2000 and 1999, respectively.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

(8)   Comprehensive Income (Loss)

      Comprehensive income (loss) includes net income as well as certain items that are reported directly within separate components of shareholder's equity that bypass net income. Other comprehensive income (loss) is comprised of unrealized gains (losses) on securities available-for-sale and accumulated net losses on cash flow hedges. The related before and after federal income tax amounts for the years ended December 31, 2001, 2000 and 1999 were as follows:

      (in millions)                                                                       2001           2000          1999
                                                                                         ======         ======        =======
      Unrealized gains (losses) on securities available-for-sale arising during the period:
         Gross                                                                           $164.0         $264.5        $(665.3)
         Adjustment to deferred policy acquisition costs                                  (71.7)         (74.0)         167.5
         Related federal income tax (expense) benefit                                     (32.3)         (66.7)         171.4
                                                                                         ------         ------        -------
            Net                                                                            60.0          123.8         (326.4)
                                                                                         ------         ------        -------

      Reclassification adjustment for net losses on securities
         available-for-sale realized during the period:
         Gross                                                                             58.7           13.5           17.6
         Related federal income tax benefit                                               (20.5)          (4.7)          (6.2)
                                                                                         ------         ------        -------
            Net                                                                            38.2            8.8           11.4
                                                                                         ------         ------        -------

      Other comprehensive income (loss) on securities
         available-for-sale                                                                98.2          132.6         (315.0)
                                                                                         ------         ------        -------

      Accumulated net loss on cash flow hedges:
         Gross                                                                            (13.5)            --             --
         Related federal income tax benefit                                                 4.7             --             --
                                                                                         ------         ------        -------
           Other comprehensive loss on cash flow hedges                                    (8.8)            --             --
                                                                                         ------         ------        -------

      Accumulated net loss on transition adjustments:
            Transition adjustment - SFAS 133                                               (5.6)            --             --
            Transition adjustment - EITF 99-20                                              3.5             --             --
            Related federal income tax benefit                                              0.7             --             --
                                                                                         ------         ------        -------
              Other comprehensive loss on transition adjustments                           (1.4)            --             --
                                                                                         ------         ------        -------
      Total other comprehensive income (loss)                                            $ 88.0         $132.6        $(315.0)
                                                                                         ======         ======        =======

      Reclassification adjustments for net realized gains and losses on the ineffective portion of cash flow hedges were immaterial during 2001 and, therefore, are not reflected in the table above.

(9)   Fair Value of Financial Instruments

      The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company's assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

      Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.

      The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

      In estimating its fair value disclosures, the Company used the following methods and assumptions:

            Fixed maturity and equity securities: The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices. The carrying amount and fair value for fixed maturity and equity securities exclude the fair value of derivatives contracts designated as hedges of fixed maturity and equity securities.

            Mortgage loans on real estate, net: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for impaired mortgage loans is the estimated fair value of the underlying collateral.

            Policy loans, short-term investments and cash: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

            Separate account assets and liabilities: The fair value of assets held in separate accounts is based on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, which is net of certain surrender charges.

            Investment contracts: The fair value for the Company's liabilities under investment type contracts is based on one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

            Policy reserves on life insurance contracts: Included are disclosures for individual and corporate-owned life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

            Collateral received - securities lending and derivatives: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

            Short-term debt: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

            Long-term debt, payable to NFS: The fair value for long-term debt is based on quoted market prices.

            Commitments to extend credit: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 10.

            Futures contracts: The fair value for futures contracts is based on quoted market prices.

            Interest rate and foreign currency swaps: The fair value for interest rate and foreign currency swaps are calculated with pricing models using current rate assumptions.

      Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

                                                                           2001                              2000
                                                                ---------------------------        ----------------------------
                                                                 Carrying        Estimated           Carrying        Estimated
           (in millions)                                          amount         fair value           amount         fair value
                                                                ==========       ==========         ==========       ==========
           Assets:
             Investments:
               Securities available-for-sale:
                 Fixed maturity securities                      $ 18,370.8       $ 18,370.8         $ 15,451.3       $ 15,451.3
                 Equity securities                                    94.0             94.0              109.0            109.0
               Mortgage loans on real estate, net                  7,113.1          7,293.3            6,168.3          6,327.8
               Policy loans                                          591.1            591.1              562.6            562.6
               Short-term investments                              1,011.3          1,011.3              442.6            442.6
             Cash                                                     22.6             22.6               18.4             18.4
             Assets held in separate accounts                     59,513.0         59,513.0           65,897.2         65,897.2

           Liabilities:
             Investment contracts                                (19,549.5)       (18,421.0)         (16,815.3)       (15,979.8)
             Policy reserves on life insurance contracts          (5,666.5)        (5,524.4)          (5,368.4)        (5,128.5)
             Collateral received - securities lending and
                 derivatives                                        (809.6)          (809.6)                --               --
             Short-term debt                                        (100.0)          (100.0)            (118.7)          (118.7)
             Long-term debt, payable to NFS                         (300.0)          (300.0)                --               --
             Liabilities related to separate accounts            (59,513.0)       (58,387.3)         (65,897.2)       (64,237.6)

           Derivative financial instruments:
             Interest rate swaps hedging assets                       (5.6)            (5.6)              (8.3)            (8.3)
             Cross currency interest rate swaps                      (66.0)           (66.0)             (24.3)           (24.3)
             Futures contracts                                       (33.0)           (33.0)             (16.0)           (16.0)
                                                                ----------       ----------         ----------       ----------

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

(10)  Risk Disclosures

      The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

      Credit Risk: The risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

      Interest Rate Risk: The risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer could potentially have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

      Legal/Regulatory Risk: The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduced demand for a company's products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by offering a wide range of products and by operating throughout the U. S., thus reducing its exposure to any single product or jurisdiction and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

      Financial Instruments with Off-Balance-Sheet Risk: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans and derivative financial instruments. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

      Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to generally lend no more than 80% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $344.0 million extending into 2002 were outstanding as of December 31, 2001. The Company also had $81.5 million of commitments to purchase fixed maturity securities outstanding as of December 31, 2001.

      Notional amounts of derivative financial instruments, primarily interest rate swaps, interest rate futures contracts and foreign currency swaps, significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to NLIC, including accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements and other contract provisions. As of December 31, 2001, NLIC's credit risk from these derivative financial instruments was $1.5 million net of $18.0 million of cash colleteral.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      Equity Market Risk: Asset fees calculated as a percentage of the separate account assets are a significant source of revenue to the Company. As of December 31, 2001, 82% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets will result in corresponding increases and decreases in the Company's separate account assets and the reported asset fee revenue. In addition, a decrease in separate account assets may decrease the Company's expectations of future profit margins, which may require the Company to accelerate the amortization of deferred policy acquisition costs.

      Significant Concentrations of Credit Risk: The Company grants mainly commercial mortgage loans on real estate to customers throughout the U. S. The Company has a diversified portfolio with no more than 20% (22% in 2000) in any geographic area and no more than 2% (1% in 2000) with any one borrower as of December 31, 2001. As of December 31, 2001, 34% (36% in
      2000) of the carrying value of the Company's commercial mortgage loan portfolio financed retail properties.

      Significant Business Concentrations: As of December 31, 2001, the Company did not have a material concentration of financial instruments in a single investee, industry or geographic location. Also, the Company did not have a concentration of business transactions with a particular customer, lender or distribution source, a market or geographic area in which business is conducted that makes it vulnerable to an event which could cause a severe impact to the Company's financial position.

      Reinsurance: The Company has entered into reinsurance contracts to cede a portion of its general account individual annuity business. Total recoveries due from these contracts were $161.2 million and $143.1 million as of December 31, 2001 and 2000, respectively. The contracts are immaterial to the Company's results of operations. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Under the terms of the contracts, trusts have been established as collateral for the recoveries. The trust assets are invested in investment grade securities, the fair value of which must at all times be greater than or equal to 100% or 102% of the reinsured reserves, as outlined in the underlying contract.

      Collateral - Derivatives: The Company enters into agreements with various counterparties to execute over-the-counter derivative transactions. The Company's policy is to include a Credit Support Annex with each agreement to protect the Company for any exposure above the approved credit threshold. This also protects the counterparty against exposure to the Company. The Company generally posts securities as collateral and receives cash as collateral from counterparties. The Company maintains ownership of the securities at all times and is entitled to receive from the borrower any payments for interest or dividends received during the loan term.

      Collateral - Securities Lending: The Company, through its agent, lends certain portfolio holdings and in turn receives cash collateral. The cash collateral is invested in high-quality short-term investments. The Company's policy requires a minimum of 102% of the fair value of the securities loaned be maintained as collateral. Net returns on the investments, after payment of a rebate to the borrower, are shared between the Company and its agent. Both the borrower and the Company can request or return the loaned securities at any time. The Company maintains ownership of the securities at all times and is entitled to receive from the borrower any payments for interest or dividends received during the loan term.

(11) Pension Plan, Postretirement Benefits Other than Pensions and Retirement Savings Plan

      The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service and who have met certain age requirements. Plan contributions are invested in a group annuity contract of NLIC. Benefits are based upon the highest average annual salary of a specified number of consecutive years of the last ten years of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      Pension costs (benefits) charged to operations by the Company during the years ended December 31, 2001, 2000 and 1999 were $5.0 million, $1.9 million and $(8.3) million, respectively. The Company has recorded a prepaid pension asset of $9.4 million and $13.6 million as of December 31, 2001 and 2000, respectively.

      In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.

      The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however, certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.

      The Company's accrued postretirement benefit expense as of December 31, 2001 and 2000 was $53.8 million and $51.0 million, respectively and the net periodic postretirement benefit cost (NPPBC) for 2001, 2000 and 1999 was $2.9 million, $3.8 million and $4.9 million, respectively.

      Information regarding the funded status of the pension plan as a whole and the postretirement life and health care benefit plan as a whole as of December 31, 2001 and 2000 follows:

                                                                           Pension Benefits             Postretirement Benefits
                                                                      -------------------------         -----------------------
      (in millions)                                                     2001             2000             2001            2000
                                                                      ========         ========         ========       ========
      Change in benefit obligation
      Benefit obligation at beginning of year                         $1,981.7         $1,811.4         $  276.4       $  239.8
      Service cost                                                        89.3             81.4             12.6           12.2
      Interest cost                                                      129.1            125.3             21.4           18.7
      Participant contributions                                             --               --              3.3            2.9
      Plan amendment                                                      27.7               --              0.2             --
      Actuarial (gain) loss                                               (5.8)            34.8             20.2           16.1
      Benefits paid                                                      (89.8)           (71.2)           (20.1)         (13.3)
                                                                      --------         --------         --------       --------
      Benefit obligation at end of year                                2,132.2          1,981.7            314.0          276.4
                                                                      ========         ========         ========       ========

      Change in plan assets
      Fair value of plan assets at beginning of year                   2,337.1          2,247.6            119.4           91.3
      Actual return (loss) on plan assets                                (46.6)           140.9             (0.2)          12.2
      Employer contribution                                                 --               --             17.3           26.3
      Participant contributions                                             --               --              3.3            2.9
      Plan curtailment                                                      --             19.8               --             --
      Benefits paid                                                      (89.8)           (71.2)           (20.1)         (13.3)
                                                                      --------         --------         --------       --------
      Fair value of plan assets at end of year                         2,200.7          2,337.1            119.7          119.4
                                                                      --------         --------         --------       --------

      Funded status                                                       68.5            355.4           (194.3)        (157.0)
      Unrecognized prior service cost                                     49.5             25.0              0.2             --
      Unrecognized net gains                                             (79.3)          (311.7)            (4.0)         (34.1)
      Unrecognized net (asset) obligation at transition                   (5.1)            (6.4)             0.8            1.0
                                                                      --------         --------         --------       --------
      Prepaid (accrued) benefit cost                                  $   33.6         $   62.3         $ (197.3)      $ (190.1)
                                                                      ========         ========         ========       ========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      Assumptions used in calculating the funded status of the pension plan and postretirement life and health care benefit plan were as follows:

                                                                         Pension Benefits             Postretirement Benefits
                                                                      -----------------------        ------------------------
                                                                       2001             2000            2001            2000
                                                                      =======================        ========================
      Weighted average discount rate                                    6.50%           6.75%           7.25%            7.50%
      Rate of increase in future compensation levels                    4.75%           5.00%             --               --
      Assumed health care cost trend rate:
            Initial rate                                                  --              --           11.00%           11.00%
            Ultimate rate                                                 --              --            5.50%            5.50%
            Declining period                                              --              --           4 Years          4 Years
                                                                       -----           -----           -----            -----

      The components of net periodic pension cost for the pension plan as a whole for the years ended December 31, 2001, 2000 and 1999 were as follows:

      (in millions)                                                               2001               2000               1999
      =======================================================================================================================
      Service cost (benefits earned during the period)                           $ 89.3             $ 81.4             $ 80.0
      Interest cost on projected benefit obligation                               129.1              125.3              109.9
      Expected return on plan assets                                             (183.8)            (184.5)            (160.3)
      Recognized gains                                                             (7.8)             (11.8)              (9.1)
      Amortization of prior service cost                                            3.2                3.2                3.2
      Amortization of unrecognized transition asset                                (1.3)              (1.3)              (1.4)
                                                                                 ------             ------             ------
                                                                                 $ 28.7             $ 12.3             $ 22.3
                                                                                 ======             ======             ======

      Effective December 31, 1998, Wausau Service Corporation (WSC) ended its affiliation with Nationwide and employees of WSC ended participation in the pension plan resulting in a curtailment gain of $67.1 million. During 1999, the pension plan transferred assets to settle its obligation related to WSC employees, resulting in a gain of $32.9 million. The spin-off of liabilities and assets was completed in the year 2000, resulting in an adjustment to the curtailment gain of $19.8 million.

      Assumptions used in calculating the net periodic pension cost for the pension plan were as follows:

                                                                                    2001             2000            1999
                                                                                    ====             ====            ====
      Weighted average discount rate                                                6.75%            7.00%           6.08%
      Rate of increase in future compensation levels                                5.00%            5.25%           4.33%
      Expected long-term rate of return on plan assets                              8.00%            8.25%           7.33%
                                                                                    ----             ----            ----

      The components of NPPBC for the postretirement benefit plan as a whole for the years ended December 31, 2001, 2000 and 1999 were as follows:

      (in millions)                                                                       2001           2000           1999
                                                                                          =====          =====          =====
      Service cost (benefits attributed to employee service during the year)              $12.6          $12.2          $14.2
      Interest cost on accumulated postretirement benefit obligation                       21.4           18.7           17.6
      Expected return on plan assets                                                       (9.6)          (7.9)          (4.8)
      Amortization of unrecognized transition obligation of affiliates                      0.6            0.6            0.6
      Net amortization and deferral                                                        (0.4)          (1.3)          (0.5)
                                                                                          -----          -----          -----
                                                                                          $24.6          $22.3          $27.1
                                                                                          =====          =====          =====

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      Actuarial assumptions used for the measurement of the NPPBC for the postretirement benefit plan for 2001, 2000 and 1999 were as follows:

                                                                                          2001             2000            1999
                                                                                        =======          =======         =======
      Discount rate                                                                       7.50%            7.80%           6.65%
      Long-term rate of return on plan assets, net of tax in 1999                         8.00%            8.30%           7.15%
      Assumed health care cost trend rate:
         Initial rate                                                                    11.00%           13.00%          15.00%
         Ultimate rate                                                                    5.50%            5.50%           5.50%
         Declining period                                                               4 Years          5 Years         6 Years
                                                                                        -------          -------         -------

      Because current plan costs are very close to the employer dollar caps, the health care cost trend has an immaterial effect on plan obligations for the postretirement benefit plan as a whole. For this reason, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on the APBO as of December 31, 2001 and on the NPPBC for the year ended December 31, 2001 was not calculated.

      The Company, together with other affiliated companies, sponsors a defined contribution retirement savings plan covering substantially all employees of the Company. Employees may make salary deferral contributions of up to 22%. Salary deferrals of up to 6% are subject to a 50% Company match. The Company match is funded on a bi-weekly basis and the expense of such contributions are allocated to the Company based on employee contributions. The Company's expense for contributions to this plan totaled $5.6 million, $4.4 million and $3.3 million for 2001, 2000 and 1999, respectively. Individuals are subject to a dollar limit on salary deferrals per Internal Revenue Service (IRS) Section 402(g) and other limits also apply. The Company has no legal obligation for benefits under this plan.

(12) Shareholder's Equity, Regulatory Risk-Based Capital, Retained Earnings and Dividend Restrictions

      The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the Company's insurance regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceed the minimum risk-based capital requirements for all periods presented herein.

      The statutory capital and surplus of NLIC as of December 31, 2001, 2000 and 1999 was $1.76 billion, $1.28 billion and $1.35 billion, respectively. The statutory net income of NLIC for the years ended December 31, 2001, 2000 and 1999 was $83.1 million, $158.7 million and $276.2 million, respectively.

      The NAIC completed a project to codify statutory accounting principles (Codification), which became effective January 1, 2001 for NLIC and NLAIC. The resulting change to NLIC's January 1, 2001 surplus was an increase of approximately $80.0 million. The significant change for NLIC, as a result of Codification, was the recording of deferred taxes, which were not recorded prior to the adoption of Codification.

      The Company is limited in the amount of shareholder dividends it may pay without prior approval by the Department. As of December 31, 2001 $141.0 million in dividends could be paid by NLIC without prior approval.

      In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its shareholders.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses, interest and shareholder dividends in the future.

(13)  Related Party Transactions

      During 2001, the Company entered into a transaction with NMIC, whereby it sold 78% of its interest in a limited partnership (representing 49% of the limited partnership) to NMIC for $158.9 million. As a result of this sale, the Company recorded a realized gain of $44.4 million, and related tax expense of $15.5 million. The sale price, which was paid in cash, represented the fair value of the limited partnership interest and was based on a valuation of the limited partnership and its underlying investments. The valuation was completed by qualified management of the limited partnership and utilized a combination of internal and independent valuations of the underlying investments of the limited partnership. Additionally, senior financial officers and the Boards of Directors of the Company and NMIC separately reviewed and approved the valuation prior to the execution of this transaction. The Company continues to hold an economic and voting interest in the limited partnership of approximately 14%, with NMIC holding the remaining interests.

      NLIC has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $4.68 billion and $4.80 billion as of December 31, 2001 and 2000, respectively. Total revenues from these contracts were $150.7 million, $156.8 million, and $149.7 million for the years ended December 31, 2001, 2000, and 1999, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances were $118.4 million, $131.9 million, and $112.0 million for the years ended December 31, 2001, 2000, and 1999, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties.

      The Company files a consolidated federal tax return with NMIC, as described in Note 2(i). Total payments (from) to NMIC were $(45.4) million, $74.6 million, and $29.8 million for the years ended December 31, 2001, 2000, and 1999, respectively.

      During second quarter 1999, the Company entered into a modified coinsurance arrangement to reinsure the 1999 operating results of an affiliated company, Employers Life Insurance Company of Wausau (ELOW) retroactive to January 1, 1999. In September 1999, NFS acquired ELOW for $120.8 million and immediately merged ELOW into NLIC terminating the modified coinsurance arrangement. Because ELOW was an affiliate, the Company accounted for the merger similar to poolings-of-interests; however, prior period financial statements were not restated due to immateriality. The reinsurance and merger combined contributed $1.46 million to net income in 1999.

      The Company has a reinsurance agreement with NMIC whereby all of the Company's accident and health business is ceded to NMIC on a modified coinsurance basis. The agreement covers individual accident and health business for all periods presented and group and franchise accident and health business since July 1, 1999. Either party may terminate the agreement on January 1 of any year with prior notice. Prior to July 1, 1999 group and franchise accident and health business and a block of group life insurance policies were ceded to ELOW under a modified coinsurance agreement. Under a modified coinsurance agreement, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of the Company's agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. Risk of asset default is retained by the Company, although a fee is paid to the Company for the retention of such risk. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC and ELOW for the years ended December 31, 2001, 2000 and 1999 were $200.7 million, $170.1 million, and $193.0 million, respectively, while benefits, claims and expenses ceded were $208.5 million, $168.0 million and $197.3 million, respectively.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as investment management, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among NMIC and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, Nationwide Services Company, a subsidiary of NMIC, provides computer, telephone, mail, employee benefits administration, and other services to NMIC and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2001, 2000 and 1999, the Company made payments to NMIC and Nationwide Services Company totaling $139.8 million, $150.3 million, and $124.1 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

      Under a marketing agreement with NMIC, NLIC makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $26.4 million, $31.4 million and $34.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

      The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 2001, 2000 and 1999, the Company made lease payments to NMIC and its subsidiaries of $18.7 million, $14.1 million and $9.9 million, respectively.

      The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus a price differential. During 2001, the most the Company had outstanding at any given time was $368.5 million and the Company incurred interest expense on intercompany repurchase agreements of $0.2 million for 2001. Transactions under the agreements during 2000 and 1999 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

      The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $54.8 million and $321.1 million as of December 31, 2001 and 2000, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.

      Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the three years ended December 31, 2001 were $52.9 million, $65.0 million and $79.7 million, respectively.

      On December 19, 2001 the Company sold a 7.50%, $300.0 million surplus note to NFS, maturing on December 17, 2031. The fair value of the surplus note as of December 31, 2001 was $300.0 million. Principal and interest payments are subject to prior approval by the superintendent of insurance of the State of Ohio. The Company is scheduled to pay interest semi-annually on June 17 and December 17 of each year commencing June 17, 2002.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

(14)  Bank Lines of Credit

      The Company has available as a source of funds a $1 billion revolving credit facility entered into by NFS, NLIC and NMIC. The facility is comprised of a five year $700 million agreement and a 364 day $300 million agreement with a group of national financial institutions. The facility provides for several and not joint liability with respect to any amount drawn by any party. The facility provides covenants, including, but not limited to, requirements that the Company maintain consolidated tangible net worth, as defined, in excess of $1.69 billion and NLIC maintain statutory surplus in excess of $935 million. The Company had no amounts outstanding under this agreement as of December 31, 2001. Of the total facility, $300 million is designated to back NLIC's commercial paper program. Therefore, borrowing capacity under this facility is reduced by any amounts outstanding under the commercial paper program, which totaled $100.0 million as of December 31, 2001.

(15)  Contingencies

      On October 29, 1998, the Company was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by the Company and the other named Company affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, the Company and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by the Company and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. The class has not been certified. The Company intends to defend this lawsuit vigorously.

      On August 15, 2001, the Company was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On September 5, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of plan trustees who purchased variable annuities to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from the Company which invested in mutual funds that were offered by separate mutual fund companies; that the Company was a fiduciary under ERISA and that the Company breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by the Company; and that the Company violated ERISA by replacing many of the mutual funds originally included in the plaintiffs' annuities with "inferior" funds because the new funds purportedly paid more in revenue sharing. The amended complaint seeks disgourgement of fees by the Company and other unspecified compensatory damages. On November 15, 2001, the Company filed a motion to dismiss the amended complaint, which has not been decided. On December 3, 2001, the plaintiffs filed a motion for class certification. On January 15, 2002, the plaintiffs filed a response to the Company's motion to dismiss the amended complaint. On February 22, 2002, the Company filed a reply in support of its motion to dismiss. The class has not been certified. The Company intends to defend this lawsuit vigorously.

      There can be no assurance that any such litigation will not have a material adverse effect on the Company in the future.

(16)  Segment Information

      The Company uses differences in products as the basis for defining its reportable segments. The Company reports three product segments:
      Individual Annuity, Institutional Products and Life Insurance.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

      The Individual Annuity segment consists of individual The BEST of AMERICA and private label deferred variable annuity products, deferred fixed annuity products and income products. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, variable annuity contracts provide the customer with access to a wide range of investment options and asset protection in the event of an untimely death, while fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods.

      The Institutional Products segment is comprised of the Company's private and public sector group retirement plans and medium-term note program. The private sector includes the 401(k) business generated through fixed and variable annuities. The public sector includes the IRC Section 457 business in the form of fixed and variable annuities.

      The Life Insurance segment consists of investment life products, including both individual variable life and COLI products, traditional life insurance products and universal life insurance. Life insurance products provide a death benefit and generally also allow the customer to build cash value on a tax-advantaged basis.

      In addition to the product segments, the Company reports a Corporate segment. The Corporate segment includes net investment income not allocated to the three product segments, certain revenues and expenses of the Company's broker/dealer subsidiary, unallocated expenses and interest expense on debt. In addition to these operating revenues and expenses, the Company also reports net realized gains and losses on investments, hedging instruments and hedged items in the Corporate segment.

      The following tables summarize the financial results of the Company's business segments for the years ended December 31, 2001, 2000 and 1999.

                                                        Individual   Institutional      Life
      (in millions)                                       Annuity       Products      Insurance      Corporate        Total
                                                        ==========   ============     ==========     =========      =========
      2001:
      Net investment income                              $   534.7      $   847.5      $   323.3     $    19.5      $ 1,725.0
      Other operating revenue                                556.0          205.9          506.5          16.0        1,284.4
                                                         ---------      ---------      ---------     ---------      ---------
         Total operating revenue (1)                       1,090.7        1,053.4          829.8          35.5        3,009.4
                                                         ---------      ---------      ---------     ---------      ---------
      Interest credited to policyholder
         account balances                                    433.2          627.8          177.7            --        1,238.7
      Amortization of deferred policy
         acquisition costs                                   220.0           47.6           80.3            --          347.9
      Interest expense on debt                                  --             --             --           6.2            6.2
      Other benefits and expenses                            206.1          170.2          387.1           2.7          766.1
                                                         ---------      ---------      ---------     ---------      ---------
         Total benefits and expenses                         859.3          845.6          645.1           8.9        2,358.9
                                                         ---------      ---------      ---------     ---------      ---------
      Operating income before
         federal income tax expense (1)                      231.4          207.8          184.7          26.6          650.5
      Net realized losses on investments,
         hedging instruments and hedged
         items (2)                                              --             --             --         (20.2)         (20.2)
                                                         ---------      ---------      ---------     ---------      ---------
      Income before federal income tax
         expense and cumulative effect of
         adoption of accounting principles               $   231.4      $   207.8      $   184.7     $     6.4      $   630.3
                                                         =========      =========      =========     =========      =========

      Assets as of year end                              $43,885.4      $34,130.1      $ 9,129.0     $ 4,010.1      $91,154.6
                                                         =========      =========      =========     =========      =========

----------
(1) Excludes net realized gains and losses on investments, hedging instruments and hedged items.
(2) Realized gains related to securitization transactions are included in operating income.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

                                                        Individual   Institutional       Life
      (in millions)                                       Annuity      Products        Insurance     Corporate        Total
                                                         =========   ============      =========     =========      =========
      2000:
      Net investment income                              $   483.2      $   827.4      $   289.2     $    55.1      $ 1,654.9
      Other operating revenue                                625.9          251.6          453.9          17.0        1,348.4
                                                         ---------      ---------      ---------     ---------      ---------
         Total operating revenue(1)                        1,109.1        1,079.0          743.1          72.1        3,003.3
                                                         ---------      ---------      ---------     ---------      ---------
      Interest credited to policyholder
         account balances                                    396.4          628.8          157.2            --        1,182.4
      Amortization of deferred policy
         acquisition costs                                   238.7           49.2           64.2            --          352.1
      Interest expense on debt                                  --             --             --           1.3            1.3
      Other benefits and expenses                            192.3          170.3          368.8          33.7          765.1
                                                         ---------      ---------      ---------     ---------      ---------
         Total benefits and expenses                         827.4          848.3          590.2          35.0        2,300.9
                                                         ---------      ---------      ---------     ---------      ---------
      Operating income before
         federal income tax expense(1)                       281.7          230.7          152.9          37.1          702.4
      Net realized losses on investments,
         hedging instruments and hedged
         items                                                  --             --             --         (19.4)         (19.4)
                                                         ---------      ---------      ---------     ---------      ---------
      Income before federal income tax
         expense and cumulative effect of
         adoption of accounting principles               $   281.7      $   230.7      $   152.9     $    17.7      $   683.0
                                                         =========      =========      =========     =========      =========

      Assets as of year end                              $45,422.5      $37,217.3      $ 8,103.3     $ 1,824.2      $92,567.3
                                                         =========      =========      =========     =========      =========

      1999:
      Net investment income                              $   458.9      $   771.2      $   253.1     $    37.6      $ 1,520.8
      Other operating revenue                                511.4          211.9          393.0          66.1        1,182.4
                                                         ---------      ---------      ---------     ---------      ---------
         Total operating revenue (1)                         970.3          983.1          646.1         103.7        2,703.2
                                                         ---------      ---------      ---------     ---------      ---------
      Interest credited to policyholder
         account balances                                    384.9          580.9          130.5            --        1,096.3
      Amortization of deferred policy
         acquisition costs                                   170.9           41.6           60.1            --          272.6
      Other benefits and expenses                            155.3          142.8          334.7          83.4          716.2
                                                         ---------      ---------      ---------     ---------      ---------
         Total benefits and expenses                         711.1          765.3          525.3          83.4        2,085.1
                                                         ---------      ---------      ---------     ---------      ---------
      Operating income before
         federal income tax expense (1)                      259.2          217.8          120.8          20.3          618.1
      Net realized losses on investments,
         hedging instruments and hedged
         items                                                  --             --             --         (11.6)         (11.6)
                                                         ---------      ---------      ---------     ---------      ---------
      Income before federal income tax
         expense and cumulative effect of
         adoption of accounting principles               $   259.2      $   217.8      $   120.8     $     8.7      $   606.5
                                                         =========      =========      =========     =========      =========

      Assets as of year end                              $45,667.8      $39,045.1      $ 6,616.7     $ 1,346.3      $92,675.9
                                                         =========      =========      =========     =========      =========

----------
(1) Excludes net realized gains and losses on investments, hedging instruments and hedged items.

      The Company has no significant revenue from customers located outside of the United States nor does the Company have any significant long-lived assets located outside the United States.

PART C. OTHER INFORMATION


Item 24.      FINANCIAL STATEMENTS AND EXHIBITS

              (a) Financial Statements:


                  (1) Financial statements included
                      in Prospectus
                      (Part A):

                  (2) Financial statements included
                      in Part B as required:  N/A

              Nationwide Life Insurance Company and subsidiaries:

                      Independent Auditors' Report.

                      Consolidated Balance Sheets as of December
                      31, 2001 and 2000.

                      Consolidated Statements of Income for the years ended December 31, 2001, 2000 and
                      1999.

                      Consolidated Statements of Shareholder's
                      Equity for the years ended December 31,
                      2001, 2000 and 1999.

                      Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999.

                      Notes to Consolidated Financial Statements.

Item 24. (b) Exhibits


                 (1)  Resolution of the Depositor's Board of        Filed previously with this Registration
                      Directors authorizing the establishment       Statement and incorporated by reference (File
                      of the Registrant                             No. 333-91890)

                 (2)  Not Applicable

                 (3)  Underwriting or Distribution of               Filed previously with this Registration
                      contracts between the Depositor and           Statement and incorporated by reference (File
                      Principal Underwriter                         No. 333-91890)
                 (4)  The form of the variable annuity contract     Attached hereto.
                 (5)  Variable Annuity Application                  Attached hereto.
                 (6)  Articles of Incorporation of Depositor        Filed previously with this Registration
                                                                    Statement and incorporated by reference (File
                                                                    No. 333-91890)

                 (7)  Not Applicable
                 (8)  Not Applicable

                 (9)  Opinion of Counsel                            Filed previously with this Registration
                                                                    Statement and incorporated by reference (File
                                                                    No. 333-91890)

                 (10) Not Applicable
                 (11) Not Applicable
                 (12) Not Applicable

                 (13) Performance Advertising Calculation           Filed previously with this Registration
                       Schedule                                     Statement and incorporated by reference (File
                                                                    No. 333-91890)


Item 25.        DIRECTORS AND OFFICERS OF THE DEPOSITOR

               W. G. Jurgensen, Director and Chief Executive Officer

               Joseph J. Gasper, Director and Chief Operating Officer

               Richard D. Headley, Executive Vice President

               Michael S. Helfer, Director and Executive Vice
               President-Corporate Strategy

               Donna A. James, Director and Executive Vice President-Chief Administrative Officer

               Michael C. Keller, Executive Vice President-Chief Information Officer

               Robert A. Oakley, Director and Executive Vice President-Chief Financial Officer

               Robert J. Woodward, Jr., Director and Executive Vice President-Chief Investment Officer

               Galen R. Barnes, Director

               John R. Cook, Jr., Senior Vice President-Chief Communications Officer

               David A. Diamond, Senior Vice President-Corporate Strategy

               Philip C. Gath, Senior Vice President-Chief Actuary-Nationwide Financial

               Patricia R. Hatler, Senior Vice President, General Counsel and Secretary

               David K. Hollingsworth, Senior Vice
               President-President-Nationwide Insurance Sales

               David R. Jahn, Senior Vice President-Product Management

               Richard A. Karas, Senior Vice President-Sales-Financial Services

               Gregory S. Lashutka, Senior Vice President, Corporate Relations

               Edwin P. McCausland, Jr., Senior Vice President-Fixed Income Securities

               Robert H. McNaghten, Senior Vice President-Real Estate
               Investments

               Michael D. Miller, Senior Vice President-NI Finance

               Brian W. Nocco, Senior Vice President and Treasurer

               Mark Phelan, Senior Vice President-Technology and Operations

               Douglas C. Robinette, Senior Vice President-Claims

               John S. Skubik, Senior Vice President-Strategic Initiatives

               Mark R. Thresher, Senior Vice President-Finance-Nationwide Financial

               Richard M. Waggoner, Senior Vice President-Operations

               Susan A. Wolken, Senior Vice President-Product Management and Nationwide Financial Marketing

               The business address of the Directors and Officers of the Depositor is:
               One Nationwide Plaza
               Columbus, Ohio 43215

Item 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.
                *Subsidiaries for which separate financial statements are filed **Subsidiaries included in the respective consolidated financial statements
                ***Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries
                ****other subsidiaries

----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
401(k) Companies, Inc. (The)              Texas                                        Holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
401(k) Company (The)                      Texas                                        Third-party administrator providing
                                                                                       record keeping services for 401(k)
                                                                                       plans
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
401(k) Investment Advisors, Inc.          Texas                                        Investment advisor registered with the
                                                                                       SEC
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
401(k) Investments Services, Inc.         Texas                                        Broker-dealer registered with the
                                                                                       National Association of Securities
                                                                                       Dealer, a self-regulatory body of the
                                                                                       SEC
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Affiliate Agency of Ohio, Inc.            Ohio                                         Insurance agency marketing life
                                                                                       insurance and annuity products through
                                                                                       financial institutions
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Affiliate Agency, Inc.                    Delaware                                     Insurance agency marketing life
                                                                                       insurance and annuity products through
                                                                                       financial institutions
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
AGMC Reinsurance Ltd.                     Turks and Caicos Islands                     Captive reinsurer
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
AID Finance Services, Inc.                Iowa                                         Holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
ALLIED Document Solutions, Inc. (fka      Iowa                                         Provides general printing services to
Midwest Printing Services, Inc.)                                                       its affiliated companies as well as to
                                                                                       unaffiliated companies
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
ALLIED General Agency Company             Iowa                                         Managing general agent and surplus
                                                                                       lines broker for property and casualty
                                                                                       insurance products
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
ALLIED Group Insurance Marketing Company  Iowa                                         Direct marketing of property and
                                                                                       casualty insurance products
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
ALLIED Group, Inc.                        Iowa                                         Property and casualty insurance
                                                                                       holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
ALLIED Property and Casualty Insurance    Iowa                                         Underwrites general property and
Company                                                                                casualty insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Allied Texas Agency, Inc.                 Texas                                        Acts as a managing general agent to
                                                                                       place personal and commercial
                                                                                       automobile insurance with Colonial
                                                                                       County Mutual Insurance Company for
                                                                                       the independent agency companies
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Allnations, Inc.                          Ohio                                         Engages in promoting, extending and
                                                                                       strengthening cooperative insurance
                                                                                       organizations throughout the world
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
AMCO Insurance Company                    Iowa                                         Underwrites general property and
                                                                                       casualty insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------






----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
American Marine Underwriters, Inc.        Florida                                      Underwriting manager for ocean cargo
                                                                                       and hull insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Asset Management Holdings, plc            England and Wales                            Holding company of a group engaged in
                                                                                       the management of pension fund assets,
                                                                                       unit trusts and other collective
                                                                                       investment schemes, investment trusts
                                                                                       and portfolios for corporate clients
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Cal-Ag Insurance Services, Inc.           California                                   Captive insurance brokerage firm
                                                                                       serving principally, but not
                                                                                       exclusively, the "traditional" agent
                                                                                       producers of CalFarm Insurance Company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
CalFarm Insurance Agency                  California                                   Assists agents and affiliated
                                                                                       companies in account completion for
                                                                                       marketing CalFarm products; assists
                                                                                       other in-house agencies in a brokerage
                                                                                       capacity to accommodate policyholders
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
CalFarm Insurance Company                 California                                   Multi-line insurance corporation that
                                                                                       writes agricultural, commercial,
                                                                                       personal and individual health
                                                                                       coverages and benefits from the
                                                                                       sponsorship of the California Farm
                                                                                       Bureau Federation
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Colonial County Mutual Insurance Company  Texas                                        Underwrites non-standard automobile
                                                                                       and motorcycle insurance and various
                                                                                       other commercial liability coverages
                                                                                       in Texas
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Cooperative Service Company               Nebraska                                     Insurance agency that sells and
                                                                                       services commercial insurance;
                                                                                       provides loss control and compliance
                                                                                       consulting services as well as audit,
                                                                                       compilation, and tax preparation
                                                                                       services
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Corviant Corporation                      Delaware                                     Creates a captive distribution network
                                                                                       through which affiliates can sell
                                                                                       multi-manager investment products,
                                                                                       insurance products and sophisticated
                                                                                       estate planning services
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Damian Securities Limited                 England and Wales                            Investment holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Depositors Insurance Company              Iowa                                         Underwrites general property and
                                                                                       casualty insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Dinamica Participacoes SA                 Brazil                                       Participates in other companies
                                                                                       related to the registrant's
                                                                                       international operations
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Discover Insurance Agency of Texas, LLC   Texas                                        Sells property and casualty insurance
                                                                                       products including, but not limited
                                                                                       to, automobile or other vehicle
                                                                                       insurance and homeowner's insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Discover Insurance Agency, LLC            California                                   Sells property and casualty insurance
                                                                                       products including, but not limited
                                                                                       to, automobile or other vehicle
                                                                                       insurance and homeowner's insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------



----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Eagle Acquisition Corporation             Delaware                                     Merger subsidiary to be used in the
                                                                                       proposed acquisition of Provident
                                                                                       Mutual Life Insurance Company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
eNationwide, LLC                          Ohio                                         Limited liability company that
                                                                                       provides administrative services to
                                                                                       Nationwide's direct operation
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
F&B, Inc.                                 Iowa                                         Insurance agency that places business
                                                                                       not written by the Farmland Insurance
                                                                                       Companies with other carriers
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Farmland Mutual Insurance Company         Iowa                                         Provides property and casualty
                                                                                       insurance primarily to agricultural
                                                                                       businesses
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Fenplace Limited                          England and Wales                            Inactive
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Financial Horizons Distributors Agency    Alabama                                      Insurance agency marketing life
of Alabama, Inc.                                                                       insurance and annuity products through
                                                                                       financial institutions
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Financial Horizons Distributors Agency    Ohio                                         Insurance marketing life insurance and
of Ohio, Inc.                                                                          annuity products through financial
                                                                                       institutions
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Financial Horizons Distributors Agency    Oklahoma                                     Insurance marketing life insurance and
of Oklahoma, Inc.                                                                      annuity products through financial
                                                                                       institutions
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Financial Horizons Distributors Agency    Texas                                        Insurance marketing life insurance and
of Texas, Inc.                                                                         annuity products through financial
                                                                                       institutions
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Financial Horizons Securities             Oklahoma                                     Limited broker-dealer doing business
Corporation                                                                            solely in the financial institutions
                                                                                       market
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Florida Records Administrator, Inc.       Florida                                      Administers the deferred compensation
                                                                                       plan for the public employees of the
                                                                                       State of Florida
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
G.I.L. Nominees Limited                   England and Wales                            Acts as a nominee; dormant within the
                                                                                       meaning of Section 249AA of the
                                                                                       Companies Act 1985 (English law)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Gartmore 1990 Limited                     England and Wales                            A general partner in a limited
                                                                                       partnership formed to invest in
                                                                                       unlisted securities
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Gartmore 1990 Trustee Limited             England and Wales                            Dormant within the meaning of Section
                                                                                       249AA of the Companies Act 1985
                                                                                       (English law)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Capital Management Limited      England and Wales                            Investment management and advisory
                                                                                      services to business, institutional
                                                                                      and private investors; transferred
                                                                                      investment management activity to
                                                                                      Gartmore Investment Limited
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Distribution Services, Inc.     Delaware                                     Limited broker-dealer
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Fund Managers International     Jersey, Channel Islands                      Investment administration and support
Limited
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Fund Managers Limited           England and Wales                            Authorized unit trust management
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Global Asset Management Trust   Delaware                                     Holding company for the Gartmore Group
                                                                                      and as a registered investment advisor
---------------------------------------- -------------------------- ----------------- ----------------------------------------


----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Global Investments, Inc.        Delaware                                     Holding company
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Global Partners                 Delaware                                     Investment management
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Indosuez UK Recovery Fund       England and Wales                            General partner in two limited
(G.P.) Limited                                                                        partnerships formed to invest in
                                                                                      unlisted securities
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Investment Limited              England and Wales                            Investment management and advisory
                                                                                      services to pension funds, unit trusts
                                                                                      and other collective investment
                                                                                      schemes, investment trusts and
                                                                                      portfolios for corporate and other
                                                                                      institutional clients
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Investment Management plc       England and Wales                            Investment holding company and
                                                                                      provides services to other companies
                                                                                      within the Gartmore Group
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Investment Services GmbH        Germany                                      Marketing support
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Investment Services Limited     England                                      Investment holding
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Investor Services, Inc.         Ohio                                         Transfer and dividend disbursing agent
                                                                                      services to various mutual fund
                                                                                      entities
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Japan Limited                   Japan                                        Investment management
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Morley & Associates, Inc.       Oregon                                       Brokers or places book value
                                                                                      maintenance agreements (wrap
                                                                                      contracts) and guaranteed investment
                                                                                      contracts (GICs) for collective
                                                                                      investment trusts and accounts
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Morley Capital Management,      Oregon                                       Investment advisor and stable value
Inc.                                                                                  money manager
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Morley Financial Services,      Oregon                                       Holding company
Inc.
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Mutual Fund Capital Trust       Delaware                                     Registered investment advisor
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Nominees Limited                England and Wales                            Nominee; dormant within the meaning of
                                                                                      Section 249AA of the Companies Act
                                                                                      1985 (English law)
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Pension Fund Trustees Limited   England and Wales                            Trustee of Gartmore Pension Scheme
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore S.A. Capital Trust              Delaware                                     Registered investment advisor
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Secretaries (Jersey) Ltd.       Jersey, Channel Islands                      Nominee; dormant
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Trust Company                   Oregon                                       State bank with trust power
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore Securities Limited              England and Wales                            Investment holding; partner in
                                                                                      Gartmore Global Partners
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gartmore U.S. Limited                    England and Wales                            Joint partner in Gartmore Global
                                                                                      Partners
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gates, McDonald & Company                Ohio                                         Provides services to employers for
                                                                                      managing workers' and unemployment
                                                                                      compensation matters and employee
                                                                                      benefit costs
---------------------------------------- -------------------------- ----------------- ----------------------------------------


----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gates, McDonald & Company of New York,   New York                                     Provides workers'
Inc.                                                                                  compensation/self-insured claims
                                                                                      administration services to employers
                                                                                      with exposure in New York
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Gates, McDonald & Company of Nevada      Nevada                                       Provides self-insurance
                                                                                      administration, claims examining and
                                                                                      data processing services
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
GatesMcDonald Health Plus Inc.           Ohio                                         Provides medical management and cost
                                                                                      containment services to employers
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Insurance Intermediaries, Inc.           Ohio                                         Insurance agency; provides commercial
                                                                                      property and casualty brokerage
                                                                                      services
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Landmark Financial Services of New       New York                                     Insurance agency marketing life
York, Inc.                                                                            insurance and annuity products through
                                                                                      financial institutions
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Lone Star General Agency, Inc.           Texas                                        General agent to market non-standard
                                                                                      automobile and motorcycle insurance
                                                                                      for Colonial Mutual Insurance Company
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
MedProSolutions, Inc.                    Massachusetts                                Provides third-party administration
                                                                                      services for workers compensation,
                                                                                      automobile injury and disability claims
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
**National Casualty Company              Wisconsin                                    Underwrites various property and
                                                                                      casualty coverage, as well as
                                                                                      individual and group accident and
                                                                                      health insurance
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
National Casualty Company of America,    England                                      Inactive
Ltd.
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
National Deferred Compensation, Inc.     Ohio                                         Administers deferred compensation
                                                                                      plans for public employees
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
**National Premium and Benefit           Delaware                                     Provides third-party administration
Administration Company                                                                services
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Affinity Insurance Company    Kansas                                       Shell insurer with no active policies
of America                                                                            or liabilities
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Affordable Housing, LLC       Ohio                                         Invests in affordable multi-family
                                                                                      housing projects throughout the U.S.
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
**Nationwide Agency, Inc.                Ohio                                         Insurance agency
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Agribusiness Insurance        Iowa                                         Provides property and casualty
Company                                                                               insurance primarily to agricultural
                                                                                      businesses
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Arena, LLC                    Ohio                                         Develops Nationwide Arena and engages
                                                                                      in Arena district development activity
---------------------------------------- -------------------------- ----------------- ----------------------------------------
---------------------------------------- -------------------------- ----------------- ----------------------------------------
*Nationwide Asset Allocation Trust       Ohio                                         Diversified open-end investment company
---------------------------------------- -------------------------- ----------------- ----------------------------------------


----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Assurance Company              Wisconsin                                    Underwrites non-standard automobile
                                                                                       and motorcycle insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Cash Management Company        Ohio                                         Buys and sells investment securities
                                                                                       of a short-term nature as agent for
                                                                                       other corporations, foundations, and
                                                                                       insurance company separate accounts
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Community Development          Ohio                                         Holds investments in low-income
Corporation, LLC                                                                       housing funds
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Corporation                    Ohio                                         Holding company for entities
                                                                                       affiliated with Nationwide Mutual
                                                                                       Insurance Company and Nationwide
                                                                                       Mutual Fire Insurance Company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Exclusive Distribution         Ohio                                         Manages relationships with
Company, LLC                                                                           Nationwide's exclusive agents
                                                                                       including administrative duties
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Assignment Company   Ohio                                         Administrator of structured settlements
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Institution          Delaware                                     Insurance agency
Distributors Agency, Inc.
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Institution          New Mexico                                   Insurance agency
Distributors Agency, Inc. of New Mexico
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Institution          Massachusetts                                Insurance agency
Distributors Agency, Inc. of
Massachusetts
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Services (Bermuda)   Bermuda                                      Long-term insurer which issued
Ltd.                                                                                   variable annuity and variable life
                                                                                       products to persons outside the United
                                                                                       States and Bermuda
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Services Capital     Delaware                                     Issues and sells certain securities
Trust                                                                                  representing individual beneficial
                                                                                       interests in the assets of the Trust
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Services Capital     Delaware                                     Issues and sells certain securities
Trust II                                                                               representing individual beneficial
                                                                                       interests in the assets of the Trust
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Services, Inc.       Delaware                                     Holding company for companies within
                                                                                       the Nationwide organization that offer
                                                                                       or distribute long-term savings and
                                                                                       retirement products
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Financial Sp. z o.o            Poland                                       Provides distribution services for its
                                                                                       affiliated Nationwide Towarzystwo
                                                                                       Ubezpieczen na Zycie S.A. in Poland
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Foundation                     Ohio                                         Contributes to non-profit activities
                                                                                       and projects
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide General Insurance Company      Ohio                                         Transacts a general insurance
                                                                                       business, except life insurance;
                                                                                       primarily provides automobile and fire
                                                                                       insurance to select customers
----------------------------------------- ------------------------- ------------------ ----------------------------------------


----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Finance, LLC            Ohio                                         Acts as a support company for
                                                                                       Nationwide Global Holdings, Inc. and
                                                                                       its international capitalization
                                                                                       efforts
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Funds                   Luxembourg                                   Issues shares of mutual funds
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Holdings, Inc.          Ohio                                         Holding company for international
                                                                                       operations
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Holdings,               Luxembourg                                   Extension of Nationwide Global
Inc.-Luxembourg Branch                                                                 Holdings, Inc.
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Holdings-NGH Brazil     Brazil                                       Holding company
Participacoes, LTDA
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Japan, Inc.             Delaware                                     Holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Global Limited                 Hong Kong                                    Holding company for Asian operations
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Health Plans, Inc.             Ohio                                         Operates as a Health Insurance
                                                                                       Corporation (HIC)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Holdings, SA                   Brazil                                       Participates in other companies
                                                                                       related to the registrant's
                                                                                       international operations
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Home Mortgage Company          Iowa                                         Mortgage lending
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Home Mortgage Distributors,    Ohio                                         Performs the marketing function for
Inc.                                                                                   Nationwide Home Mortgage Company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
*Nationwide Indemnity Company             Ohio                                         Involved in reinsurance business by
                                                                                       assuming business from Nationwide
                                                                                       Mutual Insurance Company and other
                                                                                       insurers within the Nationwide
                                                                                       Insurance organization
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Insurance Company of America   Wisconsin                                    Independent agency personal lines
                                                                                       underwriter of property/casualty
                                                                                       insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Insurance Company of Florida   Ohio                                         Transacts general insurance business
                                                                                       except life insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide International Underwriters     California                                   Special risk, excess and surplus lines
                                                                                       underwriting manager
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Investment Services            Oklahoma                                     Limited broker-dealer doing business
Corporation                                                                            in the deferred compensation market
                                                                                       and acts as an investment advisor
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
**Nationwide Life and Annuity Insurance   Ohio                                         Engages in underwriting life insurance
Company                                                                                and granting, purchasing, and
                                                                                       disposing of annuities
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Life Assurance Company, Ltd.   Thailand                                     Holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
**Nationwide Life Insurance Company       Ohio                                         Provides individual life insurance,
                                                                                       group life and health insurance, fixed
                                                                                       and variable annuity products, and
                                                                                       other life insurance products
----------------------------------------- ------------------------- ------------------ ----------------------------------------


----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Lloyds                         Texas                                        Markets commercial property insurance
                                                                                       in Texas
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Management Systems, Inc.       Ohio                                         Offers a preferred provider
                                                                                       organization and other related
                                                                                       products and services
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Martima Vida Previdencia S.A.  Brazil                                       Operates as a licensed insurance
                                                                                       company in the categories of life and
                                                                                       unrestricted private pension plans in
                                                                                       Brazil
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Mortgage Holdings, Inc.        Ohio                                         Holding company
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Mutual Fire Insurance Company  Ohio                                         Engages in general insurance and
                                                                                       reinsurance business, except life
                                                                                       insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ----------------------------------------
Nationwide Mutual Insurance Company       Ohio                                         Engages in general insurance and
                                                                                       reinsurance business, except life
                                                                                       insurance
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Properties, Ltd.               Ohio                                         Engaged in the business of developing,
                                                                                       owning and operating real estate and
                                                                                       real estate investments
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Property and Casualty          Ohio                                         Engages in general insurance and
Insurance Company                                                                      reinsurance business, except life
                                                                                       insurance
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Realty Investors, Inc.         Ohio                                         Engaged in the business of developing,
                                                                                       owning and operating real estate and
                                                                                       real estate investments
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Plan Services,      Ohio                                         Insurance agency providing individual
Inc.                                                                                   and group life, disability and health
                                                                                       insurance as well as marketing
                                                                                       retirement plan administration and
                                                                                       investments
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Delaware                                     Markets and administers deferred
                                                                                       compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Alabama                                      Provides retirement products,
of Alabama                                                                             marketing/education and administration
                                                                                       to public employees and educators
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement                      Arizona                                     Markets and administers deferred
Solutions, Inc. of Arizona                                                             compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Arkansas                                     Markets and administers deferred
of Arkansas                                                                            compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Montana                                      Markets and administers deferred
of Montana                                                                             compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------


----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Nevada                                       Markets and administers deferred
of Nevada                                                                              compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     New Mexico                                   Markets and administers deferred
of New Mexico                                                                          compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Ohio                                         Provides retirement products,
of Ohio                                                                                marketing/education and administration
                                                                                       to public employees and educators
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Oklahoma                                     Markets and administers deferred
of Oklahoma                                                                            compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     South Dakota                                 Markets and administers deferred
of South Dakota                                                                        compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Texas                                        Markets and administers deferred
of Texas                                                                               compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- -------------------------- ----------------- ----------------------------------------
Nationwide Retirement Solutions, Inc.     Wyoming                                      Markets and administers deferred
of Wyoming                                                                             compensation plans for public employees
----------------------------------------- -------------------------- ----------------- ----------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Retirement Solutions           Massachusetts                                Markets and administers deferred
Insurance Agency Inc.                                                                  compensation plans for public
                                                                                       employees
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Securities, Inc.               Ohio                                         Registered broker-dealer and provides
                                                                                       investment management and
                                                                                       administration services
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Seguradora S.A.                Brazil                                       Engages in general insurance business
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Services Company, LLC          Ohio                                         Performs shared services functions
                                                                                       for the Nationwide organization
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Services Sp. z o.o             Poland                                       Provides services to Nationwide
                                                                                       Global Holdings, Inc. in Poland
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Towarzstwo Ubezieczen na       Poland                                       Authorized to engage in the business
Zycie SA                                                                               of life insurance and pension
                                                                                       products in Poland
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide Trust Company, FSB             United States                                Federal savings bank chartered by the
                                                                                       Office of Thrift Supervision in U.S.
                                                                                       Department of Treasury to exercise
                                                                                       custody and fiduciary powers
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide UK Asset Management            England and Wales                            Holding company
Holdings, Ltd.
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nationwide UK Holding Company, Ltd.       England and Wales                            Holding company
----------------------------------------- ------------------------- ------------------ ---------------------------------------


----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nevada Independent                                                                     Provides workers' compensation
Companies-Construction                                                                 administrative services to Nevada
                                                                                       employers in the construction industry
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nevada Independent Companies-Health and   Nevada                                       Provides workers' compensation
Nonprofit                                                                              administrative services to Nevada
                                                                                       employers in the health and nonprofit
                                                                                       industries
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nevada Independent Companies-             Nevada                                       Provides workers' compensation
Hospitality and Entertainment                                                          administrative services to Nevada
                                                                                       employers in the hospitality and
                                                                                       entertainment industries
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Nevada Independent Companies-             Nevada                                       Provides workers' compensation
Manufacturing, Transportation and                                                      administrative services to Nevada
Distribution                                                                           employers in the manufacturing,
                                                                                       transportation and distribution
                                                                                       industries
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Newhouse Capital Partners, LLC            Delaware                                     Invests in financial services
                                                                                       companies that specialize in
                                                                                       e-commerce and promote distribution
                                                                                       of financial services
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
NFS Distributors, Inc.                    Delaware                                     Acts primarily as a holding company
                                                                                       for Nationwide Financial Services,
                                                                                       Inc. distribution companies
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
NGH Luxembourg, S.A                       Luxembourg                                   Acts primarily as holding company for
                                                                                       Nationwide Global Holdings, Inc.
                                                                                       European operations
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
NGH Netherlands, B.V.                     The Netherlands                              Holding company for other Nationwide
                                                                                       overseas companies
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
NGH UK, Ltd.                              United Kingdom                               Functions as a support company for
                                                                                       other Nationwide overseas companies
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
NorthPointe Capital LLC                   Delaware                                     Registered investment advisor
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
PanEuroLife                               Luxembourg                                   Life insurance company providing
                                                                                       individual life insurance primarily
                                                                                       in the UK, Belgium and France
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Pension Associates, Inc.                  Wisconsin                                    Provides pension plan administration
                                                                                       and record keeping services, and
                                                                                       pension plan and compensation plan
                                                                                       consulting
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Premier Agency, Inc.                      Iowa                                         Insurance agency
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Riverview Agency, Inc.                    Texas                                        Insurance agency
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
SBSC Ltd (Thailand)                       Thailand                                     Holding company
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Scottsdale Indemnity Company              Ohio                                         Engages in a general insurance
                                                                                       business, except life insurance
----------------------------------------- ------------------------- ------------------ ---------------------------------------


----------------------------------------- ------------------------- ------------------ ----------------------------------------
                COMPANY                       STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                ORGANIZATION           SECURITIES
                                                                      (SEE ATTACHED
                                                                      CHART UNLESS
                                                                        OTHERWISE
                                                                       INDICATED)
----------------------------------------- ------------------------- ------------------ ----------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Scottsdale Insurance Company              Ohio                                         Provides excess and surplus lines of
                                                                                       property and casualty insurance
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Scottsdale Surplus Lines Insurance        Arizona                                      Provides excess and surplus lines
Company                                                                                insurance coverage on a non-admitted
                                                                                       basis
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Siam-Ar-Na-Khet Company Limited           Thailand                                     Holding company
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Vertboise, SA                             Luxembourg                                   Real property holding company
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Veterinary Pet Insurance Company          California                                   Provides pet insurance
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Veterinary Pet Services, Inc.             California                                   Holding company
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Villanova Securities, LLC                 Delaware                                     Provides brokerage services for block
                                                                                       mutual fund trading for both
                                                                                       affiliated and non-affiliated
                                                                                       investment advisors and performs
                                                                                       block mutual fund trading directly
                                                                                       with fund companies
----------------------------------------- ------------------------- ------------------ ---------------------------------------
----------------------------------------- ------------------------- ------------------ ---------------------------------------
Western Heritage Insurance Company        Arizona                                      Underwrites excess and surplus lines
                                                                                       of property and casualty insurance
----------------------------------------- ------------------------- ------------------ ---------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
                     COMPANY                     STATE/COUNTRY OF        NO. VOTING SECURITIES          PRINCIPAL BUSINESS
                                                   ORGANIZATION           (SEE ATTACHED CHART
                                                                            UNLESS OTHERWISE
                                                                              INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   MFS Variable Account                             Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Multi-Flex Variable Account           Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-A                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-B                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-C                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-D                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account                      Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-II                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-3                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-4                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-5                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-6                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-7                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
      (formerly, Nationwide Fidelity                                  Account
      Advisor Variable Account)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-8                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-9                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-10                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-11                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-12                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-13                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-A                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-B                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate Account-C                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
                     COMPANY                     STATE/COUNTRY OF        NO. VOTING SECURITIES          PRINCIPAL BUSINESS
                                                   ORGANIZATION           (SEE ATTACHED CHART
                                                                            UNLESS OTHERWISE
                                                                              INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate                           Ohio           Nationwide Life and         Issuer of Life Insurance
      Account -D                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account                  Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-2                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-3                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-4                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-5                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide VLI Separate Account-6                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------



                                                                                                                         (left side)









                  ------------------------------------------------------------------------------------------------------------------
                  |                                     |
      ---------------------------           ---------------------------       ----------------------------
      |   NATIONWIDE AFFINITY   |           |         ALLIED          |       |                          |
      |    INSURANCE COMPANY    |           |       GROUP, INC.       |       |                          |
      |       OF AMERICA        |           |          (AGI)          |       |     NATIONWIDE LLOYDS    |
      |                         |           |                         |       |                          |
      |Common Stock: 500,000    |   |-------|Common Stock: 850 Shares |---|   |                          |
      |------------  Shares     |   |       |------------             |   |   |      A TEXAS LLOYDS      |==========================
      |                         |   |       |                         |   |   |                          |
      |                         |   |       |                         |   |   |                          |
      |              Cost       |   |       |              Cost       |   |   |                          |
      |Casualty-     ----       |   |       |Casualty-     ----       |   |   |                          |
      |100%          $23,843,431|   |       |100%       $1,245,344,591|   |   |                          |
      ---------------------------   |       ---------------------------   |   ----------------------------
                                    |                                     |
      ---------------------------   |       ---------------------------   |   ----------------------------
      |  NATIONWIDE INSURANCE   |   |       |          ALLIED         |   |   |        DEPOSITORS        |
      |   COMPANY OF AMERICA    |   |       |    DOCUMENT SOLUTIONS,  |   |   |     INSURANCE COMPANY    |
      |                         |   |       |           INC.          |   |   |       (DEPOSITORS)       |
      |Common Stock: 12,000     |   |       |Common Stock: 10,000     |   |   |Common Stock: 300,000     |
      |------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
      |                         |---|       |                         |---|---|                          |
      |              Cost       |   |       |              Cost       |   |   |              Cost        |
      |              ----       |   |       |              ----       |   |   |              ----        |
      |AGI-100%    $215,273,000 |   |       |AGI-100%      $610,000   |   |   |AGI-100%      $22,251,842 |
      ---------------------------   |       ---------------------------   |   |---------------------------
                                    |                                     |
      ---------------------------   |       --------------------------    |   ----------------------------
      |       AID FINANCE       |   |       |         PREMIER         |   |   |     ALLIED PROPERTY      |
      |      SERVICES, INC.     |   |       |         AGENCY,         |   |   |       AND CASUALTY       |
      |      (AID FINANCE)      |   |       |           INC.          |   |   |    INSURANCE COMPANY     |
      |Common Stock: 10,000     |   |       |Common Stock: 100,000    |   |   |Common Stock: 300,000     |
      |------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
      |                         |---|       |                         |-------|                          |
      |              Cost       |   |       |              Cost       |   |   |              Cost        |
      |              ----       |   |       |              ----       |   |   |              ----        |
      |AGI-100%      $19,545,634|   |       |AGI-100%      $100,000   |   |   |AGI-100%      $47,018,643 |
      ---------------------------   |       ---------------------------   |   ----------------------------
                  |                 |                                     |
      ---------------------------   |       ---------------------------   |   ----------------------------
      |         ALLIED          |   |       |           AMCO          |   |   |         WESTERN          |
      |    GROUP INSURANCE      |   |       |    INSURANCE COMPANY    |   |   |    HERITAGE INSURANCE    |
      |   MARKETING COMPANY     |   |       |          (AMCO)         |   |   |         COMPANY          |
      |                         |   |       |Common Stock: 300,000    |   |   |                          |
      |Common Stock: 20,000     |   |       |------------  Shares     |   |   |Common Stock: 4,776,076   |
      |------------  Shares     |   |       |                         |   |   |------------  Shares      |
      |                         |   |    ---|                         |----   |                          |-------------------------
      |                         |   |    |  |                         |       |                          |                |
      |                         |   |    |  |                         |       |                          |                |
      |                         |   |    |  |                         |       |                          |                |
      |              Cost       |   |    |  |             Cost        |       |              Cost        |                |
      | Aid          ----       |   |    |  |             ----        |       |              ----        |                |
      | Finance-100% $16,059,469|   |    |  |AGI-100%     $147,425,540|       |SIC - 100%    $57,000,000 |                |
      --------------------------    |    |  ---------------------------       ----------------------------                |
                                    |    |                                                                                |
      ---------------------------   |    |  ---------------------------       ----------------------------                |
      |   NATIONWIDE MORTGAGE   |   |    |  |           ALLIED        |       |     VETERINARY PET       |                |
      |      HOLDINGS INC.      |   |    |  |      GENERAL AGENCY     |       |     SERVICES, INC.       |                |
      |         (NMHI)          |   |    |  |          COMPANY        |       |         (VPSI)           |                |
      |                         |   |    |  |Common Stock: 5,000      |       |                          |                |
      |                         |   |    |  |------------  Shares     |       |Common Stock: 1,695,985   |                |
------|                         |---|    ---|                         |       |------------- Shares      |--------------------------
|     |                         |        |  |                         |       |                          |
|     |                         |        |  |              Cost       |       |              Cost        |
|     |                         |        |  |              ----       |       |              ----        |
|     |AGI-100%                 |        |  |AMCO-100%     $135,342   |       |SIC-5.1%      $60,701     |
|     --------------------------         |  ---------------------------       |                          |
|                                        |                                    |Preferred-A   403,226     |
|     ---------------------------        |  ---------------------------       |-----------   Shares      |
|     |     NATIONWIDE HOME     |        |  |      ALLIED TEXAS       |       |              Cost        |
|     |  MORTGAGE DISTRIBUTORS  |        |  |      AGENCY, INC.       |       |              ----        |
|     |           INC.          |        |  |                         |       |SIC - 100%    $1,121,613  |
|     |                         |        |  |                         |       |                          |
|     |                         |        |  |                         |       |Preferred-B   250,596     |
------|                         |        ---|                         |       |-----------   Shares      |
|     |                         |        |  |                         |       |              Cost        |
|     |                         |        |  |                         |       |              ----        |
|     |NMHI-100%                |        |  |AMCO-100%                |       |SIC-96.5%     $672,968    |
|     ---------------------------        |  ---------------------------       -------------|--------------
|                                        |                                                 |
|     ---------------------------        |  ---------------------------       -------------|-------------
|     |       NATIONWIDE        |        |  |    CALFARM INSURANCE    |       |     VETERINARY PET      |
|     |   ADVANTAGE MORTGAGE    |        |  |          AGENCY         |       |     INSURANCE CO.       |
|     |     COMPANY (NAMC)      |        |  |                         |       |                         |
|     |                         |        |  |                         |       |                         |
|     |Common Stock: 54,348     |        |  |Common Stock: 1,000      |       |                         |
|     |------------  Shares     |        |  |------------  Shares     |       |                         |
|     |                         |        |  |                         |       |                         |
------|                         |        ---|                         |       |                         |
      |                         |           |                         |       |                         |
      |NMHI-89.75%              |           |AMCO-100%                |       |VPSI-100%                |
      ---------------------------           ---------------------------       ---------------------------
                  |                                    |
      ---------------------------           ---------------------------
      |          AGMC           |           |    CAL-AG INSURANCE     |
      |   REINSURANCE, LTD.     |           |     SERVICES, INC.      |
      |                         |           |                         |
      |                         |           |                         |
      |Common Stock: 11,000     |           |Common Stock: 100        |
      |------------  Shares     |            ------------  Shares     |
      |                         |           |                         |
      |              Cost       |           |                         |
      |              ----       |           |CalFarm Insurance        |
      |NAMC-100%     $11,000    |           |Agency - 100%            |
      ---------------------------           ---------------------------


                                                    NATIONWIDE(R)                                                  (middle)

  ------------------------------------------                                              ------------------------------------------
  |                                        |                                              |                                        |
  |           NATIONWIDE MUTUAL            |                                              |          NATIONWIDE MUTUAL             |
  |           INSURANCE COMPANY            |==============================================|        FIRE INSURANCE COMPANY          |
  |              (CASUALTY)                |                                              |               (FIRE)                   |
  |                                        |                                              |                                        |
  --------------------|---------------------                                              ------------------|-----------------------
  |  ||               |                                                                                     |
--|  ||               |--------------------------------------------------------------------|                |-----------------------
     ||                                                                                    |
     ||                                          |----------------------------------------------------------------------------------
     ||                                          |                                         |
     ||  --------------------------------        |   --------------------------------      |        --------------------------------
     ||  |       FARMLAND MUTUAL        |        |   |      NATIONWIDE GENERAL      |      |        |          SCOTTSDALE          |
     ||  |      INSURANCE COMPANY       |        |   |      INSURANCE COMPANY       |      |        |      INDEMNITY COMPANY       |
     ||  |Guaranty Fund                 |        |   |                              |      |        |                              |
=====||==|------------                  |---|    |---|Common Stock: 20,000          |      |--------|Common Stock: 50,000          |
         |Certificate                   |   |    |   |------------  Shares          |      |        |------------  Shares          |
         |-----------                   |   |    |   |                              |      |        |                              |
         |                 Cost         |   |    |   |              Cost            |      |        |              Cost            |
         |                 ----         |   |    |   |              ----            |      |        |              ----            |
         |Casualty         $500,000     |   |    |   |Casualty-100% $5,944,422      |      |        |Casualty-100% $8,800,000      |
         --------------------------------   |    |   --------------------------------      |        --------------------------------
                                            |    |                                         |
         --------------------------------   |    |   --------------------------------      |        --------------------------------
         |          F & B, INC.         |   |    |   |     NATIONWIDE PROPERTY      |      |        |         NATIONWIDE           |
         |                              |   |    |   |        AND CASUALTY          |      |        |      INDEMNITY COMPANY       |
         |Common Stock:    1 Share      |   |    |   |      INSURANCE COMPANY       |      |        |       (NW INDEMNITY)         |
         |------------                  |   |    |   |                              |      |        |                              |
         |                              |---|    |---|Common Stock: 60,000          |      |--------|Common Stock: 28,000          |
         |                              |   |    |   |------------  Shares          |      |        |------------  Shares          |
         |                              |   |    |   |                              |      |        |                              |
         |                 Cost         |   |    |   |              Cost            |      |        |              Cost            |
         | Farmland        ----         |   |    |   |              ----            |      |        |              ----            |
         | Mutual-100%     $1,010       |   |        |Casualty-100% $6,000,000      |      |        |Casualty-100% $594,529,000    |
         --------------------------------   |    |   --------------------------------               --------------------------------
                                            |    |                                         |
         --------------------------------   |    |   --------------------------------      |        --------------------------------
         |     COOPERATIVE SERVICE      |   |    |   |     NATIONWIDE ASSURANCE     |      |        |          LONE STAR           |
         |           COMPANY            |   |    |   |           COMPANY            |      |        |     GENERAL AGENCY, INC.     |
         |                              |----    |---|                              |      |--------|                              |
         |Common Stock: 600 Shares      |        |   |Common Stock: 1,750           |      |        |Common Stock: 1,000           |
         |------------                  |            |------------  Shares          |      |        |------------  Shares          |
         |                              |        |   |                              |               |                              |
         |                 Cost         |        |   |              Cost            |      |        |              Cost            |
         |Farmland         ----         |        |   |              ----            |      |        |              ----            |
         |Mutual-100%      $5,336,063   |        |   |Casualty-100% $41,750,000     |      |        |Casualty-100% $5,000,000      |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                                         |                        ||
         --------------------------------        |   --------------------------------      |        --------------------------------
         |          SCOTTSDALE          |        |   |   NATIONWIDE AGRIBUSINESS    |      |        |       COLONIAL COUNTY        |
         |       INSURANCE COMPANY      |        |   |      INSURANCE COMPANY       |      |        |       MUTUAL INSURANCE       |
         |             (SIC)            |        |   |                              |      |        |           COMPANY            |
         |                              |--------|---|Common Stock:  1,000,000      |      |        |                              |
         |Common Stock:    30,136       |        |   |------------   Shares         |      |        |                              |
         |------------     Shares       |        |   |                              |      |        |                              |
---------|                              |        |   |                              |      |        | Surplus Debentures:          |
         |                              |        |   |               Cost           |      |        | ------------------           |
         |                              |        |   |               ----           |      |        |                              |
         |                              |        |   |Casualty-99.9% $26,714,335    |      |        |                 Cost         |
         |                 Cost         |        |   |Other Capital:                |      |        |                 ----         |
         |                 ----         |        |   |-------------                 |      |        |Colonial         $500,000     |
         |Casualty-100%    $150,000,500 |        |   |Casualty-Ptd.  $713,576       |      |        |Lone Star         150,000     |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                                         |
         --------------------------------        |   --------------------------------      |        --------------------------------
         |         SCOTTSDALE           |        |   |     NATIONAL CASUALTY        |      |        |    NATIONWIDE SERVICES       |
         |        SURPLUS LINES         |        |   |          COMPANY             |      |        |       COMPANY, LLC           |
         |      INSURANCE COMPANY       |        |---|           (NC)               |      |--------|                              |
         |                              |        |   |                              |      |        |                              |
         |Common Stock:    10,000       |        |   |Common Stock:    100          |      |        |Single Member Limited         |
---------|------------     Shares       |        |   |------------     Shares       |      |        |Liability Company             |
         |                              |        |   |                              |      |        |                              |
         |                 Cost         |        |   |                 Cost         |      |        |                              |
         |                 ----         |        |   |                 ----         |      |        |                              |
         |SIC-100%         $6,000,000   |        |   |Casualty-100%    $67,442,439  |      |        |Casualty-100%                 |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                  |                      |
         --------------------------------        |   --------------------------------      |        --------------------------------
         |            RP&C              |        |   |    NCC OF AMERICA, LTD.      |      |        |      AMERICAN MARINE         |
         |        INTERNATIONAL         |        |   |        (INACTIVE)            |      |        |     UNDERWRITERS, INC.       |
         |                              |        |   |                              |      |        |                              |
         |Common Stock:    963          |        |   |                              |      |        |Common Stock: 20 Shares       |
         |------------     Shares       |        |   |                              |      |        |------------                  |
         |                              |--------|   |                              |      |--------|                              |
         |                 Cost         |        |   |                              |      |        |              Cost            |
         |                 ----         |        |   |NC-100%                       |      |        |              ----            |
         |Casualty-23.88%  $2,400,740   |        |   |                              |      |        |Casualty-100% $5,020          |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                                         |
         --------------------------------        |   --------------------------------      |        --------------------------------
         |       NATIONWIDE CAPITAL     |        |   |      NEWHOUSE CAPITAL        |      |        |    NATIONWIDE INSURANCE      |
         |         MORTGAGE, LLC        |        |   |        PARTNERS, LLC         |      |        |     COMPANY OF FLORIDA       |
         |                              |---------   |                              |---------------|                              |
         |                              |            |                              |               |                              |
         |Mutual-5%                     |            |                              |               |Common Stock: 10,000          |
         |                              |            |Casualty-70%                  |               |------------  Shares          |
         |                              |            |                              |               |                              |
         |                              |            |GGAMI-19%                     |               |              Cost            |
         |NW Indemnity-95%              |            |                              |               |              ----            |
         |                              |            |Fire-10%                      |               |Casualty-100% $300,000,000    |
         --------------------------------            --------------------------------               --------------------------------





                                                                                                                        (right side)

                                                                                                            ------------------------
                                                                                                            |      NATIONWIDE      |
                                                                                                            |      FOUNDATION      |
                                                                                                            |                      |
                                                                                                            |      MEMBERSHIP      |
                                                                                                            |      NONPROFIT       |
                                                                                                            |     CORPORATION      |
                                                                                                            ------------------------

---------------------------------------------------------------------------------|-------------------------------------|
                                                                                 |                                     |
--|-------------------------------------------|---------------------|            |                                     |
  |                                           |                     |            |                                     |
  |                                           |                     |            |                                     |
  |     --------------------------------      |   ------------------|------------|-----          ----------------------|------------
  |     |       NATIONWIDE CASH        |      |   |            NATIONWIDE             |          |                                 |
  |     |      MANAGEMENT COMPANY      |      |   |            CORPORATION            |          |             RETENTION           |
  |     |                              |      |   |                                   |          |         ALTERNATIVES, LTD.      |
  |     |                              |      |   |Common Stock:    Control:          |          |                                 |
  |     |Common Stock:    100 Shares   |      |   |------------     -------           |          |                                 |
  |-----|------------                  |      |   |13,642,432       100%              |          |                                 |
  |     |                 Cost         |      |   |         Shares     Cost           |          |                                 |
  |     |                 ----         |      |   |         ------     ----           |          |                                 |
  |     |Casualty-100%    $11,226      |      |   |Casualty 12,992,922 $1,344,787,854 |          |                                 |
  |     |                              |      |   |Fire        649,510    118,038,022 |          |   Fire-100%                     |
  |     |                              |      |   |          (See Page 2)             |          |                                 |
  |     --------------------------------      |   -------------------------------------          -----------------------------------
  |                                           |
  |     --------------------------------      |   -------------------------------------
  |     |          NATIONWIDE          |      |   |         ALLNATIONS, INC.          |
  |     |           ARENA LLC          |      |   |Common Stock:    12,206 Shares     |
  |     |                              |      |   |-------------    Cost              |
  |-----|                              |      |---|                 ----              |
  |     |                              |      |   |Casualty-16.1%   $93,555           |
  |     |                              |      |   |Fire-16.1%       $93,697           |
  |     |                              |      |   |Preferred Stock  1,466 Shares      |
  |     |Casualty-90%                  |      |   |---------------  Cost              |
  |     |                              |      |   |                 ----              |
  |     |                              |      |   |Casualty-6.8%    $100,000          |
  |     |                              |      |   |Fire-6.8%        $100,000          |
  |     --------------------------------      |   -------------------------------------
  |                                           |
  |     --------------------------------      |   -------------------------------------
  |     |    NATIONWIDE INSURANCE      |      |   |     NATIONWIDE INTERNATIONAL      |
  |     |     SALES COMPANY, LLC       |      |   |           UNDERWRITERS            |
  |     |            (NISC)            |      |   |                                   |
  ------|                              |---|  |---|Common Stock:    1,000             |
  |     |    Single Member Limited     |   |  |   |------------    Shares             |
  |     |      Liability Company       |   |  |   |                                   |
  |     |                              |   |  |   |                 Cost              |
  |     |                              |   |  |   |                 ----              |
  |     |Casualty-100%                 |   |  |   |Casualty-100%    $10,000           |
  |     ---------------|----------------   |  |   -------------------------------------
  |                    |                   |  |
  |     ---------------|----------------   |  |   -------------------------------------
  |     |          INSURANCE           |   |  |   |         CALFARM INSURANCE         |
  |     |     INTERMEDIARIES, INC.     |   |  |   |              COMPANY              |
  |     |                              |   |  |   |                                   |
  |     |Common Stock:   1,615 Shares  |   |  |   |Common Stock:   52,000 Shares      |
  |     |-------------                 |   |  |---|--------------                     |
  |     |                 Cost         |   |  |   |                 Cost              |
  |     |                 ----         |   |  |   |                 ----              |
  |     |NISC-100%        $1,615,000   |   |  |   |Casualty-100%    $106,164,995      |
  |     --------------------------------   |  |   -------------------------------------
  |                                        |  |
  |     --------------------------------   |  |   -------------------------------------
  |     |       DISCOVER INSURANCE     |   |  |   |        NATIONWIDE REALTY          |
  |     |         AGENCY, LLC          |   |  |   |         INVESTORS, LTD            |
  |     |                              |   |  |   |                                   |
  |     |     Single Member Limited    |   |  |   |Casualty-84.1%                     |
  |     |       Liability Company      |---|  |---|                                   |
  |     |                              |      |   |                                   |
  |     |NISC-100%                     |      |   |NW Life 15.9%                      |
  |     --------------------------------      |   -------------------------------------
  |                                           |
  |     --------------------------------      |   -------------------------------------
  |     |       DISCOVER INSURANCE     |      |   |        NATIONWIDE STRATEGIC       |
  |     |           AGENCY OF          |      |   |         INVESTOR FUND, LLC        |
  |     |           TEXAS, LLC         |      |   |                                   |
  |     |                              |      |   |      Single Member Limited        |
  |=====|     Single Member Limited    |      |---|        Liability Company          |
        |       Liability Company      |          |                                   |
        |                              |          |                                   |
        |                              |          |Casualty-100%                      |
        --------------------------------          -------------------------------------

                                                                                        Subsidiary Companies      -- Solid Line
                                                                                        Contractual Association   -- Double Line
                                                                                        Limited Liability Company -- Dotted Line

                                                                                        June 30, 2002

                                                                         Page 1












                                                                                                                       (Left Side)


                                                                                                                    |--------------
                                                                                                                    |
                                                                                                      -----------------------------
                                                                                                      |        NATIONWIDE         |
                                                                                                      | HEALTH PLANS, INC. (NHP)  |
                                                                                                      | Common Stock: 100 Shares  |
                                                                                                      | ------------  Cost        |
                                                                                                      |               ----        |
                                                                                                      | NW Corp.-100% $19,103,732 |
                                                                                                      |      (See Page 3)         |
                                                                                                      -----------------------------

                 |-----------------------------------------------------------------------------------------------------------------
      -----------|-----------------                      ------------------|----------                --------------|--------------
      | NATIONWIDE LIFE INSURANCE |                      |    NATIONWIDE FINANCIAL   |                |       TBG INSURANCE       |
      |   COMPANY (NW LIFE)       |                      |   SERVICES CAPITAL TRUST  |                |   SERVICES CORPORATION    |
      |                           |                      |                           |                |                           |
      | Common Stock: 3,814,779   |                      | Preferred Stock:          |                |                           |
      | ------------  Shares      |                      | ---------------           |                |                           |
      |                           |                      |                           |                |                           |
      |                           |                      |                           |                |                           |
      |                           |                      |                           |                |                           |
      | NFS-100%                  |                      | NFS-100%                  |                | NFS-65%                   |
      -----------|-----------------                      -----------------------------                -----------------------------
                 |
                 |  -----------------------------
                 |  |    NATIONWIDE LIFE AND    |
                 |  | ANNUITY INSURANCE COMPANY |
                 |  |                           |
                 |  | Common Stock: 66,000      |
                 |--| ------------  Shares      |
                 |  |                           |
                 |  |                           |
                 |  |               Cost        |
                 |  |               ----        |
                 |  | NW Life-100% $183,070,003 |
                 |  -----------------------------
                 |
                 |  -----------------------------
                 |  |   NATIONWIDE INVESTMENT   |
                 |  |   SERVICES CORPORATION    |
                 |  |                           |
                 |  | Common Stock: 5,000       |
                 |--| ------------  Shares      |
                 |  |                           |
                 |  |                           |
                 |  |               Cost        |
                 |  |               ----        |
                 |  | NW Life-100% $529,728     |
                 |  -----------------------------
                 |
                 |  -----------------------------
                 |  |   NATIONWIDE FINANCIAL    |
                 |  |       ASSIGNMENT          |
                 |  |        COMPANY            |
                 |  |                           |
                 |--|                           |
                 |  |                           |
                 |  |                           |
                 |  |                           |
                 |  | NW Life-100%              |
                 |  -----------------------------
                 |
                 |  -----------------------------
                 |  |        NATIONWIDE         |
                 |  |     PROPERTIES, LTD.      |
                 |  |                           |
                 |  |                           |
                 |--|                           |
                 |  | Units:                    |
                 |  | ------                    |
                 |  | NW Life-97.6%             |
                 |  | NW Mutual-2.4%            |
                 |  -----------------------------
                 |  -----------------------------
                 |  |   NATIONWIDE COMMUNITY    |
                 |  |   DEVELOPMENT CORP., LLC  |
                 |  |                           |
                 |  |                           |
                 |--|                           |
                 |  | Units:                    |
                 |  | ------                    |
                 |  | NW Life-67%               |
                 |  | NW Indemnity-33%          |
                 |  -----------------------------
                 |
                 |  -----------------------------
                 |  |   NATIONWIDE AFFORDABLE   |
                 |  |       HOUSING, LLC        |
                 |  |                           |
                 |  |                           |
                 ---|                           |
                    |                           |
                    |                           |
                    | NW Life-45%               |
                    | NW Indemnity-45%          |
                    -----------------------------





                                                                                                              (Center)
                                                    NATIONWIDE(R)

---------------------------------------                                 ---------------------------------------------
|      NATIONWIDE MUTUAL               |                                |          NATIONWIDE MUTUAL                |
|      INSURANCE COMPANY               |================================|       FIRE INSURANCE COMPANY              |
|        (CASUALTY)                    |                 |              |               (FIRE)                      |
----------------------------------------                 |              ---------------------------------------------
                                                         |
                                      -----------------------------------------
                                      |    NATIONWIDE CORPORATION (NW CORP)   |
                                      |   COMMON STOCK:           CONTROL:    |
                                      |   ------------            -------     |
                                      |    13,642,432               100%      |
                                      |             SHARES     COST           |
                                      |             ------     ----           |
                                      |CASUALTY     12,992,922 $1,344,787,854 |
                                      |FIRE            649,510    118,038,022 |
                                      -------------------|---------------------
                                                         |
-------------------------------|-------------------------|--------------------------|-------------------------------
                               |                         |              ------------|------------
                   ------------|------------ ------------|------------- |    GARTMORE GLOBAL     |
                   |      NATIONWIDE       | |                        | | INVESTMENTS, INC. (GGI)|
                   |   SECURITIES, INC.    | |  NATIONWIDE FINANCIAL  | |Common Stock:  958,750  |
                   |Common Stock: 7,676    | |  SERVICES, INC. (NFS)  | |-------------    Shares |
                   |------------- Shares   | |Common Stock: Control:  | |Corp.-94%               |
                   |              Cost     | |------------  -------     | |Preferred Stock: 500,000|
                   |              ----     | |Class A    Public-100%  | |---------------  Shares |
                   |Corp.-100%  $5,996,261 | |Class B    NW Corp-100% | |Corp.-100% (See Page 3) |
                   ------------------------- ------------|------------- --------------------------
                                                         |
-------------------------------|------------------------ |--------------------------|-------------------------------
                               |                         |                          |
                   ------------|------------ ------------|------------- -------------------------
                   |    NATIONWIDE TRUST   | | NFS DISTRIBUTORS, INC. | |  NATIONWIDE FINANCIAL  |
                   |     COMPANY, FSB      | |        (NFSDI)         | |    SERVICES CAPITAL    |
                   |Common Stock: 2,800,000| |                        | |        TRUST II        |
                   |------------- Shares   | |                        | |                        |
                   |              Cost     | |                        | |                        |
                   |              ----     | |                        | |                        |
                   |NFS-100%    $3,000,000 | | NFS-100%               | |NFS-100%                |
                   ------------------------- ------------|------------- --------------------------
                                                         |
                               ---------------------------------------------------------|---------------------------
                               |                         |               |              |
                   ------------|------------ ------------|-------------  |  ------------|------------
                   |  NATIONWIDE FINANCIAL | |    NATIONAL DEFERRED   |  |  |      THE 401(k)        |
                   |       INSTITUTION     | |   COMPENSATION, INC.   |  |  |    COMPANIES, INC.     |
                   |       DISTRIBUTORS    | |                        |  |  |       (401(k))         |
                   | AGENCY, INC. (NFIDAI) | |                        |  |  |                        |
                   |Common Stock: 1,000    | |                        |  |  |                        |
                   |------------- Shares   | |                        |  |  |                        |
                   |NFSDI-100%             | | NFSDI-100%             |  |  |NFSDI-100%              |
                   ------------------------- -----------|-|------------  |  -------------------|------
                             | | |                      |-|--------| |   |                     |--------|
                             | | |                      |----------| |    --------------|               |
---------------------------  | | |   ----------------------------  | |      ------------|-------------  |
|   FINANCIAL HORIZONS    |  | | |   |                          |  | |      |  NATIONWIDE RETIREMENT |  |
|  DISTRIBUTORS AGENCY    |  | | |   |                          |  | |      |   PLAN SERVICES, INC.  |  |
|   OF ALABAMA, INC.      |  | | |   |                          |  | |      |                        |  |
|Common Stock:  10,000    |--| | |   |         FLORIDA          |  | |      | Common Stock: Control  |  |
|-------------  Shares    |  | | |   |         RECORDS          |--|--      | ------------- -------  |  |
|               Cost      |  | | |   |    ADMINISTRATOR, INC.   |           | Class A      NFS-100%  |  |
|               ----      |  | | |   |                          |           | Class B    NFSDI-100%  |  |
|NFIDAI-100%    $100      |  | | |   |                          |           |                        |  |
---------------------------  | | |   ----------------------------           -------------------------   |
                             | | |                                                                      |
                             | | |                                                                      |
---------------------------  | | |   ----------------------------           --------------------------  |
|  LANDMARK FINANCIAL     |  | | |   |                          |           |    401(k) INVESTMENT   |  |
|      SERVICES OF        |  | | |   |                          |           |     SERVICES, INC.     |  |
|     NEW YORK, INC.      |  | | |---|                          |           |                        |  |
|Common Stock:  10,000    |--| | |   |   FINANCIAL HORIZONS     |           | Common Stock: 1,000,000|--|
|-------------  Shares    |  | | |---|      DISTRIBUTORS        |           | ------------- Shares   |  |
|               Cost      |  | | |   |  AGENCY OF OHIO, INC.    |           |               Cost     |  |
|               ----      |  | | |   |                          |           |               ----     |  |
|NFIDAI-100%    $10,100   |  | | |   |                          |           |401(k)-100%    $7,800   |  |
---------------------------  | | |   ----------------------------           --------------------------  |
                             | | |                                                                      |
                             | | |                                                                      |
---------------------------  | | |   ----------------------------           --------------------------  |
|   FINANCIAL HORIZONS    |  | | |   |                          |           |    401(k) INVESTMENT   |  |
|   SECURITIES CORP.      |  | | |   |                          |           |      ADVISORS, INC.    |  |
|                         |  | | |---|   FINANCIAL HORIZONS     |           |                        |  |
|Common Stock:  10,000    |--| | |   |      DISTRIBUTORS        |           | Common Stock: 1,000    |--|
|-------------  Shares    |  | | |---|       AGENCY OF          |           | ------------- Shares   |  |
|               Cost      |  | | |   |     OKLAHOMA, INC.       |           |               Cost     |  |
|               ----      |  | | |   |                          |           |               ----     |  |
|NFIDAI-100%    $153,000  |  | | |   |                          |           |401(k)-100%    $1,000   |  |
---------------------------  | | |   ----------------------------           --------------------------  |
                             | | |                                                                      |
                             | | |                                                                      |
---------------------------  | | |   ----------------------------           --------------------------  |
| AFFILIATE AGENCY, INC.  |  | | |   |                          |           |    THE 401(k) COMPANY  |  |
|                         |  | | |   |                          |           |                        |  |
|                         |  | | |---|                          |           |                        |  |
|Common Stock:  100       |--| | |   |   FINANCIAL HORIZONS     |           | Common Stock: 855,000  |--|
|-------------  Shares    |  | | |---|      DISTRIBUTORS        |           | ------------- Shares   |  |
|               Cost      |  | | |   |  AGENCY OF TEXAS, INC.   |           |               Cost     |  |
|               ----      |  | | |   |                          |           |               ----     |  |
|NFIDAI-100%    $100      |  | | |   |                          |           |401(k)-100%    $1,000   |  |
---------------------------  | | |   ----------------------------           --------------------------  |
                             | | |                                                                      |
                             | | |                                                                      |
---------------------------  | | |   ----------------------------           --------------------------  |
|  NATIONWIDE FINANCIAL   |  | | |   |    AFFILIATE AGENCY      |           |                        |  |
|INSTITUTION DISTRIBUTORS |  | | |   |      OF OHIO, INC.       |           |                        |  |
|  INSURANCE AGENCY, INC. |  | | |   |                          |           |                        |  |
|       OF MASS.          |  | | |   |Common Stock:  750 Shares |           | RIVERVIEW AGENCY, INC. |--|
|Common Stock:  100       |--| |-----|------------              |           |                        |--|
|-------------  Shares    |  |       |                          |           |                        |
|                         |  |       |                          |           |                        |
|NFIDAI-100%              |  |       |NFIDAI-100%               |           |                        |
---------------------------  |       ----------------------------           --------------------------
                             |
                             |
---------------------------  |
|  NATIONWIDE FINANCIAL   |  |
|INSTITUTION DISTRIBUTORS |  |
|      AGENCY, INC.       |  |
|     OF NEW MEXICO       |--|
|                         |
|Common Stock:  100       |
|------------   Shares    |
|NFIDAI-100%              |
---------------------------





                                                                                                                            (Right)







----------------------------------------------------------------
                                |                              |
                                |                              |
                                |                              |
                                |                              |
                                |                              |
                                |                              |
                                |                              |
                                |                              |
                 ---------------|--------------   -------------|-----------------
                 |     NATIONWIDE GLOBAL      |   |       GATES MCDONALD        |
                 |    HOLDINGS, INC. (NGH)    |   |      & COMPANY (GATES)      |
                 |                            |   |                             |
                 |Common Stock:   1 Share     |   |Common Stock:  254 Shares    |
                 |------------                |   |------------                 |
                 |               Cost         |   |               Cost          |
                 |               ----         |   |               ----          |
                 |NW Corp.-100%  $794,465,454 |   |NW Corp.-100%  $25,683,532   |
                 |         (See Page 4)       |   |        (See Page 3)         |
                 ------------------------------   -------------------------------
-------------------------------|----------------------------------|-----------------------------------|
                               |                                  |                                   |
                 --------------|---------------   ----------------|--------------      ---------------|--------------
                 |   NATIONWIDE FINANCIAL     |   |   PENSION ASSOCIATES, INC.  |      |     EAGLE ACQUISITION      |
                 |  SERVICES (BERMUDA) LTD.   |   |                             |      |        CORPORATION         |
                 |Common Stock: 250,000       |   | Common Stock: 1,000 Shares  |      |                            |
                 |------------  Shares        |   | ------------                |      |                            |
                 |              Cost          |   |               Cost          |      |                            |
                 |              ----          |   |               ----          |      |                            |
                 |NFS-100%      $13,500,000   |   | NFS-100%      $2,839,392    |      | NFS-100%                   |
                 ------------------------------   |-------------------------------     ------------------------------
-------------------------------|
                               |
                 --------------|---------------
                 |   NATIONWIDE RETIREMENT    |
                 |   SOLUTIONS, INC. (NRS)    |
                 |Common Stock: 236,494       |
                 |------------  Shares        |
                 |                            |
                 |                            |
                 |NFSDI-100%                  |
                 --------------|---------------
                               |
                               |
------------------------------ | -------------------------------
|   NATIONWIDE RETIREMENT    | | |   NATIONWIDE RETIREMENT     |
|    SOLUTIONS, INC. OF      | | |    SOLUTIONS, INC. OF       |
|         ALABAMA            | | |        NEW MEXICO           |
|Common Stock: 10,000 Shares | | |Common Stock:  1,000 Shares  |
|------------                |-|-|------------                 |
|              Cost          | | |               Cost          |
|              ----          | | |               ----          |
|NRS-100%      $1,000        | | |NRS-100%      $1,000         |
------------------------------ | ------------------------------
                               |
                               |
------------------------------ | -------------------------------
|   NATIONWIDE RETIREMENT    | | |   NATIONWIDE RETIREMENT     |
| SOLUTIONS, INC. OF ARIZONA | | |    SOLUTIONS, INC. OF       |
|                            | | |         SO. DAKOTA          |
|Common Stock: 1,000 Shares  |-|-|Common Stock:  1,000 Shares  |
|------------                | | |------------                 |
|              Cost          | | |               Cost          |
|              ----          | | |               ----          |
|NRS-100%      $1,000        | | |NRS-100%      $1,000         |
------------------------------ | ------------------------------
                               |
                               |
------------------------------ | -------------------------------
|   NATIONWIDE RETIREMENT    | | |   NATIONWIDE RETIREMENT     |
|SOLUTIONS, INC. OF ARKANSAS | | | SOLUTIONS, INC. OF WYOMING  |
|                            | | |                             |
|Common Stock: 50,000 Shares |-|-|Common Stock:  500 Shares    |
|------------                | | |------------                 |
|              Cost          | | |               Cost          |
|              ----          | | |               ----          |
|NRS-100%      $500          | | |NRS-100%      $500           |
------------------------------ | ------------------------------
                               |
                               |
------------------------------ | -------------------------------
|   NATIONWIDE RETIREMENT    | | |                             |
|SOLUTIONS, INS. AGENCY, INC.| | |                             |
|                            | |-|   NATIONWIDE RETIREMENT     |
|Common Stock: 1,000 Shares  |-|-|  SOLUTIONS, INC. OF OHIO    |
|------------                | | |                             |
|              Cost          | | |                             |
|              ----          | | |                             |
|NRS-100%      $1,000        | | |                             |
------------------------------ | ------------------------------
                               |
                               |
------------------------------ | -------------------------------
|   NATIONWIDE RETIREMENT    | | |                             |
| SOLUTIONS, INC. OF MONTANA | | |                             |
|                            | | |    NATIONWIDE RETIREMENT    |
|Common Stock: 500 Shares    | |-|     SOLUTIONS, INC. OF      |
|------------                |-|-|          OKLAHOMA           |
|              Cost          | | |                             |
|              ----          | | |                             |
|NRS-100%      $500          | | |                             |
------------------------------ | ------------------------------
                               |
                               |
------------------------------ | -------------------------------
|   NATIONWIDE RETIREMENT    | | |                             |
| SOLUTIONS, INC. OF NEVADA  | | |                             |
|                            | | |                             |      Subsidiary Companies      -- Solid Line
|Common Stock: 1,000 Shares  | |-|   NATIONWIDE RETIREMENT     |      Contractual Association   -- Double Line
|------------                |-|-|  SOLUTIONS, INC. OF TEXAS   |      Limited Liability Company -- Dotted Line
|              Cost          |   |                             |
|              ----          |   |                             |
|NRS-100%      $1,000        |   |                             |
------------------------------   ------------------------------       June 30, 2002



                                                                                                          Page 2


                                                                                    (Left Side)













                                      |---------------------------------------------
                                      |
                      ----------------|------------------
                      |       GARTMORE GLOBAL           |
                      |   INVESTMENTS, INC. (GGI)       |
                      | Common Stock:  958,750 Shares   |
                      | ------------                    |
                      | Corp - 94%                      |
                      | Preferred Stock: 500,000 Shares |
                      | ---------------                 |
                      | Corp. - 100%                    |
                      -----------------------------------
                                      |
                  --------------------------------------
                  |                                    |
   --------------------------------     --------------------------------
   |     GARTMORE MUTUAL FUND     |     |                              |
   |        CAPITAL TRUST         |     |    GARTMORE S.A. CAPITAL     |------------------------------------
   |                              |     |         TRUST (GSA)          |
   |                              |     |                              |
   |                              |     |                              |
   |                              |     |                              |
   |   DELAWARE BUSINESS TRUST    |     | DELAWARE BUSINESS TRUST      |
   |                              |     |                              |
   --------------------------------     --------------------------------
                                                        |
                                                        |
                                                        |
                                                        |
                                        --------------------------------
                                        |           EMERGING           |
                                        |         MANAGERS, LLC        |
                                        |            (EM)              |
                                        |                              |
                                        |                              |
                                        | GSA - 100%                   |
                                        |                              |
                                        --------------------------------
                                                        |
                                                        |
                                                        |
                                                        |
                                        --------------------------------
                                        |          NORTHPOINTE         |
                                        |          CAPITAL LLC         |
                                        |                              |
                                        |                              |
                                        |                              |
                                        | EM - 65%                     |
                                        |                              |
                                        --------------------------------




                                                                                                                            (Center)
                                                                    NATIONWIDE(R)

                         -------------------------------                                        ----------------------------------
                         |      NATIONWIDE MUTUAL      |                                        |        NATIONWIDE MUTUAL       |
                         |      INSURANCE COMPANY      |=================|===================== |      FIRE INSURANCE COMPANY    |
                         |          (CASUALTY)         |                 |                      |               (FIRE)           |
                         -------------------------------                 |                      ----------------------------------
                                                                         |
                                                                         |
                                                      -------------------|---------------------
                                                      |   NATIONWIDE CORPORATION (NW CORP)    |
                                                      |        COMMON STOCK:   CONTROL:       |
                                                      |        -------------   --------       |
                                                      |           13,642,432   100%           |
                                                      |             SHARES     COST           |
                                                      |             ------     ----           |
                                                      | CASUALTY  12,992,922   $1,344,787,854 |
                                                      | FIRE         649,510      118,038,022 |
                                                      -----------------------------|-----------
                                                                                   |
                                                                                   |
                                                                                   |
          -------------------|------------------------------------|-----------------------------------|----------------------------
                             |                                    |                                   |
              ---------------|----------------    ----------------|---------------    ----------------|---------------
              |          NATIONWIDE          |    |       NATIONWIDE GLOBAL      |    |     NATIONWIDE FINANCIAL     |
              |       SECURITIES, INC.       |    |     HOLDINGS, INC. (NGH)     |    |     SERVICES, INC. (NFS)     |
              | Common Stock:   7,676 Shares |    | Common Stock:   1 Shares     |    | Common Stock:  Control       |
              | ------------                 |    | -------------   Cost         |    | -------------  -------       |
              |                 Cost         |    |                 ----         |    | Class A        Public-100%   |
              |                 ----         |    | NW Corp.-100%   $794,465,454 |    | Class B        NW Corp - 100%|
              | Corp. - 100%    $5,996,261   |    |       (See Page 4)           |    |        (See Page 2)          |
              --------------------------------    --------------------------------    --------------------------------



             --------------------------------     --------------------------------
             |     GARTMORE GLOBAL ASSET    |     |            ADVISOR           |
             |        MANAGEMENT, INC.      |     |         SOFTWARE, INC.       |
     --------|            (GGAMI)           |     |                              |
             |                              |-----|                              |
             |                              |  |  |                              |
             | GSA - 100%                   |  |  | GGAMI - 23%                  |
             |                              |  |  |                              |
             --------------------------------  |  --------------------------------
                                               |
                                               |
                                               |
                                               |
             --------------------------------  |  --------------------------------
             |           GARTMORE           |  |  |           INVESTIA           |
             |    INVESTORS SERVICES, INC.  |  |  |          HOLDINGS, LTD.      |
             | Common Stock:     5 Shares   |  |  |                              |
             | -------------     Cost       |-----|                              |
             |                   -----      |  |  |                              |
             | GGAMI - 100%      $5,000     |  |  | GGAMI - 25%                  |
             |                              |  |  |                              |
             --------------------------------  |  --------------------------------
                                               |
                                               |
                                               |
                                               |
             --------------------------------  |  --------------------------------
             |                              |  |  |       GARTMORE MORLEY        |
             |    NATIONWIDE GLOBAL FUNDS   |  |  |   FINANCIAL SERVICES, INC.   |
             |                              |  |  |           (MORLEY)           |
             |                              |-----|                              |---|
             |       LUXEMBOURG SICAV       |  |  | Common Stock:   82,343 shares|   |
             |                              |  |  | ------------                 |   |
             |                              |  |  | GGAMI -  100%                |   |
             --------------------------------  |  --------------------------------   |
                                               |                                     |
                                               |                                     |
                                               |                                     |
                                               |                                     |
             --------------------------------  |  --------------------------------   |
             |   GARTMORE DISTRIBUTION      |  |  |   GARTMORE MORLEY CAPITAL    |   |
             |        SERVICES, INC.        |  |  |        MANAGEMENT, INC.      |   |
             | Common Stock:   10,000 Shares|  |  | Common Stock:   500 Shares   |   |
             | ------------    Cost         |-----| ------------    Cost         |---|
             |                 -----        |  |  |                 -----        |   |
             | GGAMI - 100%    $146,653     |  |  | Morley - 100%   $5,000       |   |
             |                              |  |  |                              |   |
             --------------------------------  |  --------------------------------   |
                                               |                                     |
                                               |                                     |
                                               |                                     |
                                               |                                     |
             --------------------------------  |  --------------------------------   |
             |      CORVIANT CORPORATION    |  |  |           GARTMORE           |   |
             |             (CC)             |  |  |        TRUST COMPANY         |   |
             | Common Stock: 450,000 Shares |  |  |                              |   |
             | ------------                 |---  |                              |---|
             | Series A                     |     | Common Stock:   2,000 Shares |   |
             | -----------                  |     | ------------    Cost         |   |
             |  Preferred:   250,000 Shares |     |                 -----        |   |
             |  ---------    Cost           |     | Morley - 100%   $50,000      |   |
             |               ----           |     --------------------------------   |
             | GGAMI - 100%  $10,000,000    |                                        |
             --------------------------------                                        |
                            |                                                        |
                            |                                                        |
             --------------------------------     --------------------------------   |
             |                              |     |       GARTMORE MORLEY &      |   |
             |   VILLANOVA SECURITIES, LLC  |     |        ASSOCIATES, INC.      |   |
             |                              |     | Common Stock:   3,500 Shares |   |
             |                              |     | ------------    Cost         |---|
             | CC - 100%                    |     |                 -----        |
             |                              |     | Morley - 100%   $1,000       |
             |                              |     |                              |
             --------------------------------     --------------------------------






                                                                                                                            (Right)























------------------------------------|------------------------------------------------------------|
                                    |                                                            |
                    ----------------|----------------                           -----------------|---------------
                    |        GATES, MCDONALD        |                           |          NATIONWIDE           |
                    |       & COMPANY (GATES)       |                           |   HEALTH PLANS, INC. (NHP)    |
                    |                               |                           |                               |
                    | Common Stock:    254 Shares   |                        ---| Common Stock:    100 Shares   |
                    | ------------     Cost         |                        |  | ------------     Cost         |
                    |                  ----         |                        |  |                  ----         |
                    | NW Corp - 100%   $25,683,532  |                        |  | NW Corp.-100%    $19,103,732  |
                    ----------------|----------------                        |  ---------------------------------
                                    |                                        |
                                    |                                        |
                                    |                                        |
 ---------------------------------  |  ---------------------------------     |  ---------------------------------
 |     MEDPROSOLUTIONS, INC.     |  |  |      NEVADA INDEPENDENT       |     |  |     NATIONWIDE MANAGEMENT     |
 |                               |  |  |    COMPANIES-MANUFACTURING    |     |  |         SYSTEMS, INC.         |
 |                               |  |  |      TRANSPORTATION AND       |     |  |                               |
 |                               |--|--|         DISTRIBUTION          |     |--|Common Stock:    100 Shares    |
 |                               |  |  |                               |     |  |------------                   |
 |                 Cost          |  |  |                               |     |  |                 Cost          |
 |                 ----          |  |  |                               |     |  |                 -----         |
 | Gates-100%      $6,700,000    |  |  |Common Stock:    1,000 Shares  |     |  |NHP-100%         $25,149       |
 |                               |  |  |------------                   |     |  |                               |
 |--------------------------------  |  |Gates - 100%                   |     |  ---------------------------------
 |                                  |  ---------------------------------     |
 |                                  |                                        |
 |--------------------------------  |  ---------------------------------     |  ---------------------------------
 |       GATES, MCDONALD &       |  |  |       NEVADA INDEPENDENT      |     |  |           NATIONWIDE          |
 |   COMPANY OF NEW YORK, INC.   |  |  |      COMPANIES-HEALTH AND     |     |  |          AGENCY, INC.         |
 |                               |  |  |           NONPROFIT           |     |  |                               |
 |                               |--|--|                               |     ---|                               |
 | Common Stock:   3 Shares      |  |  |                               |        |Common Stock:    100 Shares    |
 | ------------                  |  |  |                               |        |------------                   |
 |                 Cost          |  |  |Common Stock:    1,000 Shares  |        |                 Cost          |
 |                 -----         |  |  |------------                   |        |                 -----         |
 | Gates-100%      $106,947      |  |  |Gates-100%                     |        |NHP-99%          $116,077      |
 ---------------------------------  |  ---------------------------------        ---------------------------------
                                    |
                                    |
 ---------------------------------  |  ---------------------------------
 |       GATES, MCDONALD &       |  |  |      NEVADA INDEPENDENT       |
 |       COMPANY OF NEVADA       |  |  |    COMPANIES-CONSTRUCTION     |
 |                               |  |  |                               |
 |                               |--|--|                               |
 | Common Stock:   40 Shares     |  |  | Common Stock:   1,000 Shares  |
 | ------------                  |  |  | ------------                  |
 |                 Cost          |  |  |                               |
 |                 ----          |  |  |                               |
 | Gates-100%      $93,750       |  |  | Gates-100%                    |
 ---------------------------------  |  ---------------------------------
                                    |
                                    |
 ---------------------------------  |  ---------------------------------
 |        GATESMCDONALD          |  |  |      NEVADA INDEPENDENT       |
 |      HEALTH PLUS, INC.        |  |  |     COMPANIES-HOSPITALITY     |
 |                               |  |  |       AND ENTERTAINMENT       |
 |                               |--|--|                               |
 | Common Stock:   200 Shares    |  |  |                               |
 | ------------                  |  |  |                               |
 |                 Cost          |  |  |Common Stock:    1,000 Shares  |
 |                 ----          |  |  |------------                   |
 | Gates-100%      $2,000,000    |  |  |Gates-100%                     |
 ---------------------------------  |  ---------------------------------















                                                                                        Subsidiary Companies      -- Solid Line
                                                                                        Contractual Association   -- Double Line
                                                                                        Limited Liability Company -- Dotted Line

                                                                                        June 30, 2002



                                                                          Page 3

























                                                                                                                       (Left Side)


                                                                  |----------------------------------------|------------------------
                                                                  |                                        |
              --------------|--------------         --------------|--------------            --------------|--------------
              |     AUDENSTAR LIMITED     |         |   GARTMORE GLOBAL ASSET   |            | NATIONWIDE GLOBAL LIMITED |
              |           (AL)            |         |     MANAGEMENT TRUST      |            |                           |
              |                           |         |         (GGAMT)           |            | Common Stock: 20,343,752  |
              |                           |---------|                           |            | ------------  Shares      |
              |                           |    |    |                           |            |               ------      |
              |                           |    |    |                           |            | NGH           20,343,751  |
              | GGAMT-100%                |    |    | NGH-100%                  |            | LUX SA        1           |
              --------------|--------------    |    --------------|--------------            -----------------------------
                            |                  |                  |
                            |                  |                  |                   ---------------------|-----------------------
              --------------|--------------    |    --------------|--------------     |      --------------|--------------
              |  RIVERVIEW INTERNATIONAL  |    |    |     NATIONWIDE ASSET      |     |      |    GARTMORE INVESTMENT    |
              |        GROUP, INC.        |    |    | MANAGEMENT HOLDINGS, LTD. |     |      |        SERVICES LTD.      |
              |           (RIG)           |    |    |         (NAMHL)           |     |      |          (GISL)           |
              |                           |    |    |                           |     |  |---|                           |
              |                           |    |    |                           |     |  |   |                           |
              |                           |    |    |                           |     |  |   | GIM-80%                   |
              | AL-21%                    |    |    | GGAMT-100%                |     |  |   | GNL-20%                   |
              --------------|--------------    |    --------------|--------------     |  |   -----------------------------
                            |                  |                  |                   |  |
              -----------------------------    |    -----------------------------     |  |   -----------------------------
              |  GARTMORE RIVERVIEW, LLC  |    |    |    NATIONWIDE UK ASSET    |     |  |   |    GARTMORE INVESTMENT    |
              |                           |    |    | MANAGEMENT HOLDINGS, LTD. |     |  |   |       SERVICES GMBH       |
              |                           |    |    |         (NUKAMHL)         |     |  |   |                           |
              |                           |    |    |                           |     |  |---|                           |
              |                           |    |    |                           |     |  |   |                           |
              |                           |    |    |                           |     |  |   |                           |
              | RIG-70%                   |    |    | NAMHL-100%                |     |  |   | GISL-100%                 |
              --------------|--------------    |    --------------|--------------     |  |   -----------------------------
                                               |                  |                   |  |
              -----------------------------    |    --------------|--------------     |  |   -----------------------------
              |      GARTMORE ASSET       |    |    |   NATIONWIDE UK HOLDING   |     |  |   |  GARTMORE FUND MANAGERS   |
              |     MANAGEMENT, INC.      |    |    |       COMPANY, LTD.       |     |  |   |   INTERNATIONAL LIMITED   |
              |                           |    |    |         (NUKHCL)          |     |  |   |          (GFMI)           |
              |                           |----|    |                           |     |  |---|                           |
              |                           |         |                           |     |      |                           |
              |                           |         |                           |     |      | GISL-99.99%               |
              | GGAMT-100%                |         | NUKAMHL-96.1%             |     |      | GSL-.01%                  |
              -----------------------------         --------------|--------------     |      --------------|--------------
                                                                  |                   |                    |
                                                    --------------|--------------     |      --------------|--------------
                                                    |     ASSET MANAGEMENT      |     |      |    GARTMORE SECRETARIES   |
                                                    |       HOLDINGS PLC        |     |      |       (JERSEY) LTD.       |
                                                    |           (AMH)           |     |      |                           |
                                                    |                           |     |      |                           |
                                                    |                           |     |      | GFMI-94%                  |
                                                    |                           |     |      | GSL-3%                    |
                                                    | NUKHCL-100%               |     |      | GIM-3%                    |
                                                    --------------|--------------     |      -----------------------------
                                                                  |                   |
                                                    --------------|--------------     |
                                                    |     GARTMORE INVESTMENT   |     |
                                                    |       MANAGEMENT PLC      |     |
                                                    |           (GIM)           |     |
                                                    |                           |-----|
                                                    |                           |
                                                    | AMH-99.99%                |
                                                    | GNL-.01%                  |
                                                    -----------------------------




                                                                                                                           (Center)
                                                           NATIONWIDE(R)

--------------------------------------------------                                --------------------------------------------------
|               NATIONWIDE MUTUAL                |                                |                NATIONWIDE MUTUAL               |
|               INSURANCE COMPANY                |================================|            FIRE INSURANCE COMPANY              |
|                  (CASUALTY)                    |                   |            |                    (FIRE)                      |
--------------------------------------------------                   |            --------------------------------------------------
                                                                     |
                                                  -----------------------------------------
                                                  |    NATIONWIDE CORPORATION (NW CORP)   |
                                                  |   COMMON STOCK:           CONTROL:    |
                                                  |   ------------            -------     |
                                                  |    13,642,432               100%      |
                                                  |             SHARES     COST           |
                                                  |             ------     ----           |
                                                  |CASUALTY     12,992,922 $1,344,787,854 |
                                                  |FIRE            649,510    118,038,022 |
                                                  -------------------|---------------------
                                                                     |
                                                      ---------------|-------------
                                                      |     NATIONWIDE GLOBAL     |
                                                      |    HOLDINGS, INC. (NGH)   |
                                                      |                           |
                                                      |Common Stock:  1 Share     |
                                                      |------------   -------     |
                                                      |                           |
                                                      |               Cost        |
                                                      |               ----        |
                                                      |NW Corp.-100%  $749,465,454|
                                                      ---------------|-------------
                                                                     |
--------------------------------------|------------------------------|--------------------------------|--------------------
                                      |                              |                                |
                        ----------------------------     --------------------------     ----------------------------
                        |           NGH            |     |       NATIONWIDE       |     |     NATIONWIDE GLOBAL    |
                        |     NETHERLANDS B.V.     |     |   SERVICES SP. Z.O.O.  |     |       JAPAN, INC.        |
                        |                          |     |                        |     |                          |
                        |Common Stock: 40 Shares   |     | Common Stock: 80 Shares|     |Common Stock: 100 Shares  |
                        |-------------             |     | -------------          |     |-------------             |
                        |              Cost        |     |               Cost     |     |              Cost        |
                        |              ----        |     |               ----     |     |              ----        |
                        |NGH-100%      NLG 52,500  |     |NGH-100%       4,000 PLN|     |NGH-100%      $100        |
                        ----------------------------     --------------------------     ----------------------------
--------------------|---------------------------------|------------------------------|---------------------------------
                    |   ----------------------------  |  --------------------------  |  ----------------------------
                    |   |      GARTMORE FUND       |  |  |GARTMORE INVESTMENT LTD.|  |  |  DAMIAN SECURITIES LTD.  |
                    |   |      MANAGERS LTD.       |  |  |         (GIL)          |  |  |                          |
                    |   |          (GFM)           |  |  |                        |  |  |                          |
                    |   |                          |  |  |                        |  |  |                          |
                    ----|                          |  ---|                        |  ---|                          |
                    |   |                          |  |  |                        |  |  |                          |
                    |   |GIM-99.99%                |  |  |GIM-99.9%               |  |  |GIM 50%                   |
                    |   |GSL-.01%                  |  |  |GNL-.1%                 |  |  |GSL-50%                   |
                    |   ----------------------------  |  --------------------------  |  ----------------------------
                    |                                 |                              |
                    |   ----------------------------  |  --------------------------  |  ----------------------------
                    |   |     FENPLACE LIMITED     |  |  |     GARTMORE JAPAN     |  |  |  GARTMORE NOMINEES LTD.  |
                    |   |                          |  |  |        LIMITED         |  |  |          (GNL)           |
                    |   |                          |  |  |                        |  |  |                          |
                    |---|                          |  ---|                        |  |--|                          |
                    |   |                          |  |  |                        |  |  |                          |
                    |   |                          |  |  |                        |  |  |                          |
                    |   |GFM-100%                  |  |  |GIL-100%                |  |  |GIM-99.99%                |
                    |   |                          |  |  |                        |  |  |GSL-.01%                  |
                    |   ----------------------------  |  --------------------------  |  ----------------------------
                    |                                 |                              |
                    |   ----------------------------  |  --------------------------  |  ----------------------------
                    |   | GARTMORE SECURITIES LTD. |  |  |   GARTMORE 1990 LTD.   |  |  |     GARTMORE PENSION     |
                    |   |          (GSL)           |  |  |    (General Partner)   |  |  |      TRUSTEES, LTD.      |
                    |   |                          |  |  |                        |  |  |                          |
                    |   |                          |  |  |                        |  |  |                          |
                    ----|                          |  ---|                        |  ---|                          |
                        |                          |  |  |                        |  |  |                          |
                        |                          |  |  |                        |  |  |                          |
                        |GIM-99.99%                |  |  |GIM-50%                 |  |  |GIM-99%                   |
                        |GNL-.01%                  |  |  |GSL-50%                 |  |  |GSL-1%                    |
                        ----------------------------  |  --------------------------  |  ----------------------------
                                                      |                              |
                                                      |  --------------------------  |  ----------------------------
                                                      |  |  GARTMORE INDOSUEZ UK  |  |  |    GIL NOMINEES LTD.     |
                                                      |  |     RECOVERY FUND      |  |                             |
                                                      |  |      (G.P.) LTD.       |  |  |                          |
                                                      |  |                        |  |  |                          |
                                                      ---|                        |  ---|                          |
                                                      |  |                        |     |                          |
                                                      |  |GIM-50%                 |     |GIM-50%                   |
                                                      |  |GNL-50%                 |     |GSL-50%                   |
                                                      |  --------------------------     ----------------------------
                                                      |
                                                      |  --------------------------
                                                      |  |  GARTMORE 1990 TRUSTEE |
                                                      |  |          LTD.          |
                                                      |  |    (General Partner)   |
                                                      ---|                        |
                                                         |                        |
                                                         |                        |
                                                         |GIM-50%                 |
                                                         |GSL-50%                 |
                                                         --------------------------






                                                                                                                            (Right)

















------------------------|---------------|--------------|--------------------------------------|
                        |               |              |                                      |
                        |               |              |                                      |
                        |               |              |                                      |
                        |               |              |                                      |
                        |               |              |                                      |
                        |               |              |                                      |
                        |               |              |                                      |
                        |               |              |                                      |
         ---------------|-------------- | -------------|-----------------        -------------|--------------
         |     NATIONWIDE GLOBAL      | | |   NATIONWIDE TOWARZYSTWO    |        |    NATIONWIDE GLOBAL     |
         |        FINANCE, LLC        | | |  UBEZPIECZEN NA ZYCIE SA    |        | HOLDINGS, INC. LUXEMBOURG|
         |                            | | |                             |        |      BRANCH (BRANCH)     |
         |    Single Member Limited   | | |Common Stock:  1,952,000     |        |                          |
         |      Liability Company     | | |------------   Shares        |        |                          |
         |                            | | |                             |        |                          |
         |                            | | |                             |        |                          |
         |NGH-100%                    | | |NGH-100%                     |        |Endowment Capital-        |
         |                            | | |--------------|---------------        |               $1,000,000 |
         |                            | | |              |                       -------------|--------------
         ------------------------------ | |--------------|---------------        -------------|--------------
         ------------------------------ | |         NATIONWIDE          |        |    NGH LUXEMBOURG S.A.   |
         |     GARTMORE CAPITAL       | | |    FINANCIAL SP. Z O.O.     |        |         (LUX SA)         |
---------|      MANAGEMENT LTD.       | | |                             |        |                          |
         |          (GCM)             | | |Common Stock: 40,950 Shares  |   |----|Common Stock: 5,894       |
         |                            | | |                             |   |    |              Shares      |
         |  GIM - 99.99%              | | | NGH-100%                    |   |    |               Cost       |
         |  GSL - .01%                | | |                             |   |    |               ----       |
         -----------------------------| | -------------------------------   |    |BRANCH-99.98% 115,470,723 |
----|    -----------------------------| |                                   |    |              EURO        |
    |----|     GARTMORE U.S. LTD.     | | |------------------------------   |    ----------------------------
    |    |           (GUS)            | | |     SIAM AR-NA-KHET         |   |    ----------------------------
    |    |                            | | |    COMPANY LTD. (SIAM)      |   |    |        NGH UK, LTD.      |
    |    |                            | |-|                             |   |    |                          |
    |    | GCM - 100%                 | | | NGH - 48.99%                |   |----| LUX SA - 100%            |
    |    |                            | | |                             |   |    |                          |
    |    ------------------------------ | |                             |   |    |                          |
    |                                   | |                             |   |    |                          |
    |    ------------------------------ | |                             |   |    |                          |
    |    | GARTMORE GLOBAL PARTNERS   | | ---------------|---------------   |    ----------------------------
    |    |      (General Partner)     | |                |                  |
    |    |                            | | ---------------|---------------   |    ----------------------------
    |----|                            | | |  NATIONWIDE LIFE ASSURANCE  |   |    |NATIONWIDE GLABAL HOLDINGS|
         |                            | | |        COMPANY, LTD.        |   |    |-NGH BRASIL PARTICIPACOES,|
         |                            | | |                             |   |    |     LTDA (NGH BRASIL)    |
         | GUS - 50%                  | | |NGH - 24.3%                  |   |----|                          |
         | GSL - 50%                  | | |SIAM - 37.7%                 |   |    |        Shares     Cost   |
         ------------------------------ | |                             |   |    |LUX     ------     ----   |
                                        | |                             |   |    |SA  6,164,899   R6,164,889|
                                        | |                             |   |    |NGH 1           R1        |
                                        | -------------------------------   |    -------------|--------------
                                        |                                   |                 |
                                        | -------------------------------   |    -------------|--------------
                                        | |     SBSC LTD (THAILAND)     |   |    |  NATIONWIDE HOLDING SA   |
                                        | |                             |   |    |         (NHSA)           |
                                        |-|                             |   |    |                          |
                                          |Common Stock:  24,500        |   |    |        Shares    Cost    |
                                          |------------   Shares        |   |    | NGH    ------    ----    |
                                          |                             |   |    | BRASIL        R42,900,999|
                                          | NGH - .01%                  |   |    |     42,900,999           |
                                          | SIAM - 48.98%               |   |    | LUX SA   1    R1         |
                                          -------------------------------   |    -------------|--------------
                                                                            |                 |
                                          -------------------------------   |    -------------|--------------
                                          |      PANEUROLIFE (PEL)      |   |    | DINAMICA PARTICIPACOES SA|
                                          |Common Stock: 1,300,000      |   |    |         (DPSA)           |
                                          |              Shares         |   |    |      Shares      Cost    |
                                          |              Cost           |---|    |      ------      ----    |
                                          |              ----           |        |NHSA                      |
                                          | LUX SA - 100% 3,817,832,685 |        |  132,522,386  R14,723,256|
                                          | LUF                         |        |NGH BRASIL  1  R1,472     |
                                          --------------|----------------        --------------|-------------
                                                        |                                      |
                                          --------------|----------------        --------------|-------------
                                          |        VERTBOIS, SA         |        |NATIONWIDE MARITIMA VIDA e|
                                          |                             |        |     PREVIDENCIA SA       |
                                          |                             |        |                          |
                                          |                             |        |Common Stock: 134,822,225 |
                                          |                             |        |------------   Shares     |
                                          |PEL - 99.99%                 |        |            Cost          |
                                          |LUX SA - .01%                |        |            ----          |
                                          -------------------------------        | DPSA - 86.4% R14,128,512 |
                                                                                 ----------------------------

                                                                                Subsidiary Companies      -- Solid Line
                                                                                Contractual Association   -- Double Line
                                                                                Limited Liability Company -- Dotted Line




                                                                                June 30, 2002



                                                                                                                    Page 4



Item 27.  NUMBER OF CONTRACT OWNERS

          Not Applicable.

Item 28.  INDEMNIFICATION

          Provision is made in the Company's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by the Company of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of the Company, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.  PRINCIPAL UNDERWRITER

     (a) Nationwide Investment Services Corporation ("NISC") acts as principal underwriter and general distributor for the Nationwide Multi-Flex Variable Account, Nationwide Variable Account, Nationwide Variable Account-II, Nationwide Variable Account-4, Nationwide Variable Account-5, Nationwide Variable Account-6, Nationwide Variable Account-7, Nationwide Variable Account-8, Nationwide Variable Account-9, Nationwide Variable Account-10, Nationwide Variable Account-13, Nationwide VA Separate Account-A, Nationwide VA Separate Account-B, Nationwide VA Separate Account-C, Nationwide VL Separate Account-C, Nationwide VL Separate Account-D, Nationwide VLI Separate Account-2, Nationwide VLI Separate Account-3, Nationwide VLI Separate Account-4, and Nationwide VLI Separate Account-5 all of which are separate investment accounts of Nationwide or its affiliates.

(b)  NATIONWIDE INVESTMENT SERVICES CORPORATION DIRECTORS AND OFFICERS

         Joseph J. Gasper, Director and Chairman of the Board
         Richard A. Karas, Director and Vice Chairman
         Mark A. Thresher, Director and Senior Vice President and Treasurer Duane C. Meek, President
         Robert A. Oakley, Executive Vice President-Chief Financial Officer Robert J. Woodward, Jr., Executive Vice President-Chief Investment
            Officer
         Barbara J. Shane, Vice President-Compliance Officer
         Alan A. Todryk, Vice President-Taxation
         Carol L. Dove, Associate Vice President-Treasury Services and Assistant
            Treasurer
         Glenn W. Soden, Associate Vice President and Secretary
         John F. Delaloye, Assistant Secretary
         E. Gary Berndt, Assistant Treasurer
         Terry C. Smetzer, Assistant Treasurer

         The business address of the Directors and Officers of Nationwide Investment Services Corporation is:
         One Nationwide Plaza
         Columbus, Ohio 43215


(c)
------------------------------ ------------------------ ----------------------- ------------------ -------------------
NAME OF PRINCIPAL UNDERWRITER  NET UNDERWRITING         COMPENSATION ON         BROKERAGE          COMPENSATION
                               DISCOUNTS AND            REDEMPTION OR           COMMISSIONS
                               COMMISSIONS              ANNUITIZATION
------------------------------ ------------------------ ----------------------- ------------------ -------------------
------------------------------ ------------------------ ----------------------- ------------------ -------------------
Nationwide Investment          N/A                      N/A                     N/A                N/A
Services Corporation
------------------------------ ------------------------ ----------------------- ------------------ -------------------

Item 30.      LOCATION OF ACCOUNTS AND RECORDS

              John Davis
              Nationwide Life Insurance Company
              One Nationwide Plaza
              Columbus, OH  43215

Item 31.      MANAGEMENT SERVICES
              Not Applicable

Item 32.      UNDERTAKINGS

              The Registrant hereby undertakes to:

               (a) file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

               (b) include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

               (c) deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

               The Registrant represents that any of the Contracts which are issued pursuant to Section 403(b) of the Code is issued by the Company through the Registrant in reliance upon, and in compliance with, a no-action letter issued by the Staff of the Securities and Exchange Commission to the American Council of Life Insurance (publicly available November 28, 1988) permitting withdrawal restrictions to the extent necessary to comply with
               Section 403(b)(11) of the Code.

               Nationwide represents that the fees and charges deducted under the Contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.

                          INDEPENDENT AUDITORS' CONSENT






The Board of Directors of Nationwide Life Insurance Company:

We consent to the use of our report for Nationwide Life Insurance Company and subsidiaries dated January 29, 2002, included herein, and to the reference to our firm under the heading "Services" in the Statement of Additional Information (File No. 333-91890). Our report for Nationwide Life Insurance Company and subsidiaries refers to a change to the method of accounting for derivative instruments and hedging activities, and for purchased or retained interests in securitized financial assets.




KPMG LLP
Columbus, Ohio
November 4, 2002

                                   SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT-13, has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 4th day of November, 2002.

                                NATIONWIDE VARIABLE ACCOUNT-13
                 ---------------------------------------------------------------
                                                 (Registrant)

                               NATIONWIDE LIFE INSURANCE COMPANY
                 ---------------------------------------------------------------
                                                 (Depositor)


                                   By/s/STEVEN SAVINI, ESQ.
                 ---------------------------------------------------------------
                                      Steven Savini, Esq.

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of November, 2002.




               SIGNATURE                                   TITLE


W. G. JURGENSEN                             Director and Chief Executive Officer
----------------------------------------
W. G. Jurgensen

JOSEPH J. GASPER                                 Director and President and
----------------------------------------
Joseph J. Gasper                                  Chief Operating Officer

MICHAEL S. HELFER                                  Director and Executive
----------------------------------------
Michael S. Helfer                            Vice President-Corporate Strategy

DONNA A. JAMES                                  Director and Executive Vice
----------------------------------------
Donna A. James                             President-Chief Administrative Officer

ROBERT A. OAKLEY                                Director and Executive Vice
----------------------------------------
Robert A. Oakley                             President-Chief Financial Officer

ROBERT A. WOODWARD, JR                          Director and Executive Vice
----------------------------------------
Robert A. Woodward, Jr.                      President-Chief Investment Officer

Galen R. Barnes                                           Director
----------------------------------------
Galen R. Barnes

                                                                                                  By /s/ STEVEN SAVINI
                                                                                     -----------------------------------------------
                                                                                                      Steven Savini
                                                                                                    Attorney-in-Fact
